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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-221129

The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell these securities, nor are they soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION,
DATED SEPTEMBER 9, 2020

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 26, 2017)

Huazhu Group Limited

20,422,150 Ordinary Shares

            We are offering 20,422,150 ordinary shares, par value US$0.0001 per share, as part of a global offering, or the Global Offering, consisting of an international offering of 18,379,850 ordinary shares offered hereby, and a Hong Kong public offering of 2,042,300 ordinary shares.

            Our ADSs are listed on the Nasdaq Global Select Market, or Nasdaq, under the symbol "HTHT." On September 8, 2020, the last reported trading price of our ADSs on Nasdaq was US$43.41 per ADS, or HK$336.44 per ordinary share, based upon an exchange rate of HK$7.7502 to US$1.00. Each ADS represents one ordinary share.

            We will determine the offer price for both the international offering and the Hong Kong public offering by reference to, among other factors, the closing price of our ADSs on the last trading day before the pricing of the Global Offering, which is expected to be on or about September 16, 2020. The maximum offer price for the Hong Kong public offering is HK$368.00, or US$47.48, per ordinary share (equivalent to US$47.48 per ADS).

            The allocation of ordinary shares between the international offering and the Hong Kong public offering is subject to reallocation. For more information, see "Underwriting (Conflicts of Interest)" beginning on page S-61 of this prospectus supplement. The public offering price in the international offering may differ from the public offering price in the Hong Kong public offering. See "Underwriting—Pricing and Allocation." The international offering contemplated herein consists of a U.S. offering and a non-U.S. offering made outside the United States in compliance with applicable law. We are paying a registration fee for ordinary shares sold in the United States, as well as for ordinary shares initially offered and sold outside the United States in the Global Offering that may be resold from time to time into the United States.

            We have applied to list our ordinary shares on The Stock Exchange of Hong Kong Limited, or the Hong Kong Stock Exchange, under the stock code "1179."

            See "Risk Factors" beginning on page S-31 for a discussion of certain risks that should be considered in connection with an investment in our ordinary shares.

            Neither the United States Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

PRICE HK$              PER ORDINARY SHARE

	Per Ordinary Share		Total

Public offering price	HK$	(1)	HK$
Underwriting discounts and commissions(2)	HK$		HK$
Proceeds to us (before expenses)(3)	HK$		HK$

(1)
Equivalent to US$             per ADS, based upon each ADS representing one ordinary share and an exchange rate of HK$7.7502 to US$1.00 as of August 28, 2020, as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System.

(2)
See "Underwriting (Conflicts of Interest)" beginning on page S-61 of this prospectus supplement for additional information regarding total underwriting compensation.

(3)
Includes estimated net proceeds of HK$             from the sale of 2,042,300 ordinary shares in the Hong Kong public offering.

            We have granted the international underwriters an option, exercisable by Goldman Sachs (Asia) L.L.C., CMB International Capital Limited, CLSA Limited, J.P. Morgan Securities (Asia Pacific) Limited and Morgan Stanley Asia Limited, or the Joint Global Coordinators, on behalf of the international underwriters, to purchase up to an additional 3,063,300 ordinary shares at the international offer price until 30 days after the last day for the lodging of applications under the Hong Kong public offering. Goldman Sachs (Asia) L.L.C. or its affiliate expects to enter into a borrowing arrangement with Winner Crown Holdings Limited ("Winner Crown") to facilitate the settlement of over-allocations. Goldman Sachs (Asia) L.L.C. or its affiliate is obligated to return ordinary shares to Winner Crown by exercising the option to purchase additional ordinary shares from us or by making purchases in the open market. No fees or other remuneration will be paid by the underwriters to us or Winner Crown for the loan of these ordinary shares.

            The underwriters expect to deliver the ordinary shares against payment therefor through the facilities of the Central Clearing and Settlement System on or around                      , 2020.

Joint Sponsors, Joint Global Coordinators, Joint Bookrunners and Joint Lead Managers

Goldman Sachs	CMBI

Joint Global Coordinators, Joint Bookrunners and Joint Lead Managers
(in alphabetical order)

CLSA	J.P. Morgan	Morgan Stanley

The date of this prospectus supplement is                      , 2020.

Prospectus Supplement

Prospectus

          You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, Winner Crown has not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. None of the underwriters, Winner Crown or us is making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of each of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer for, or an invitation on our behalf or the underwriter to subscribe for and purchase, any of the ordinary shares and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

          This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the Global Offering (as defined in the prospectus supplement under the caption "Underwriting (Conflicts of Interest)") and also supplements and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the base prospectus, presents more general information and was included in the registration statement on Form F-3 (File No. 333-221129) that we filed with the SEC on October 26, 2017. Generally, when we refer only to the "prospectus", we are referring to both parts combined, and when we refer to the "accompanying prospectus", we are referring to the base prospectus as updated through incorporation by reference.

          If information in this prospectus supplement differs from information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

          Other than the Hong Kong public offering, no action is being taken in any jurisdiction outside the United States to permit a public offering of the ordinary shares, and no action is being taken in any jurisdiction outside the United States to permit the possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to the Global Offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

          This prospectus supplement and the accompanying prospectus contain or incorporate by reference market and industry data that was obtained from third parties and industry publications. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus supplement is generally reliable, such information is inherently imprecise.

          You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisors for legal, tax, business, financial and related advice regarding the purchase of any of the securities offered by this prospectus supplement.

          In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires:

  •
  "ADRs" refers to the American depositary receipts that may evidence our ADSs;

  •
  "ADSs" refers to our American depositary shares, each of which represents one ordinary share;

  •
  "China" or the "PRC" refers to the People's Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan;

  •
  "Deutsche Hospitality" refers to Steigenberger Hotels Aktiengesellschaft, a company established under the laws of Germany on September 12, 1985, a subsidiary of our company, and its subsidiaries;

  •
  "EUR" and "Euro" refers to the legal currency of the European Union;

  •
  "leased hotels" refers to leased-and-operated hotels;

  •
  "legacy DH" refers to Deutsche Hospitality;

  •
  "legacy Huazhu" refers to our company excluding Deutsche Hospitality;

S-ii

  •
  "manachised hotels" refers to franchised-and-managed hotels;

  •
  "HK$" and "Hong Kong dollars" refer to the legal currency of the Hong Kong Special Administrative Region of the People's Republic of China;

  •
  "RMB" refers to the legal currency of China;

  •
  "shares" or "ordinary shares" refers to our ordinary shares, par value US$0.0001 per share;

  •
  "U.S. dollars" or "US$" refer to the legal currency of the United States;

  •
  "U.S. GAAP" refers to the accounting principles generally accepted in the United States; and

  •
  "our company" refers to Huazhu Group Limited, formerly known as China Lodging Group, Limited, a Cayman Islands company, and "we," "us," or "our" refers to our company and its predecessor entities and subsidiaries and, in the context of describing our operations and consolidated financial information, also includes our variable interest entities and their subsidiaries.

          Our reporting currency is RMB. Unless otherwise noted, all translations from RMB to U.S. dollars in this prospectus supplement are made at a rate of RMB7.0808 to US$1.00 and all translations from HK dollars to U.S. dollars in this prospectus supplement are made at a rate of HK$7.7513 to US$1.00, the exchange rates in effect as of March 31, 2020 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. We make no representation that any RMB amounts could have been, or could be, converted into U.S. dollars at any particular rate, or at all. On August 28, 2020, the exchange rate was HK$7.7502 to US$1.00.

          All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

S-iii

 WHERE YOU CAN FIND MORE INFORMATION

          We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet at the SEC's website at www.sec.gov.

          This prospectus supplement is part of a registration statement that we filed with the SEC, using a "shelf" registration process under the Securities Act of 1933, as amended, or the Securities Act, relating to the securities to be offered. This prospectus supplement does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to Huazhu Group Limited and the securities, reference is hereby made to the registration statement and the prospectus contained therein. The registration statement, including the exhibits thereto, may be inspected on the SEC's website.

S-iv

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The SEC allows us to "incorporate by reference" the information we file with or submit to the SEC, which means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. Information that we file with or submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. As you read the documents incorporated by reference, you may find inconsistencies in information from one document to another. If you find inconsistencies, you should rely on the statements made in the most recent document.

          We incorporate by reference the documents listed below:

  •
  Our annual report on Form 20-F for the fiscal year ended December 31, 2019 filed with the SEC on April 21, 2020, or our 2019 Form 20-F;

  •
  Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on May 1, 2020, titled "Audited Consolidated Financial Statements—Steigenberger Hotels Aktiengesellschaft"; and

  •
  Our current report on Form 6-K furnished to the SEC on September 9, 2020, including all the exhibits thereto (the "September Form 6-K").

          Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We will provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we refer to above which we have incorporated in this prospectus supplement by reference, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in the documents. You should direct your requests to our principal executive office located at No. 699 Wuzhong Road, Minhang District, Shanghai 201103, People's Republic of China. Our telephone number at this address is +86 (21) 6195-2011.

S-v

 FORWARD-LOOKING STATEMENTS

          This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain forward-looking statements that are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this prospectus, including those regarding our future financial position, strategies, plans, objectives, goals and targets, future developments in the markets where we participate or are seeking to participate and any statements preceded by, followed by or that include the words "aim," "anticipate," "believe," "could," "estimate," "expecte," "going forward," "intend," "may," "ought to," "plan," "potential," "predict," "project," "seek," "should," "will," "would," "vision," "aspire," "target," "schedules," "goal," "outlook" and the negative of these words and other similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. Such statements reflect the current views of our management with respect to future events, operations, liquidity and capital resources, some of which may not materialize or may change. These statements are subject to certain known and unknown risks, uncertainties and assumptions, including the risk factors as described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein. You are strongly cautioned that reliance on any forward-looking statements involves known and unknown risks and uncertainties. The risks and uncertainties facing us which could affect the accuracy of forward-looking statements include, but are not limited to, the following:

  •
  our anticipated growth strategies, including developing new hotels at desirable locations in a timely and cost-effective manner and launching a new hotel brand;

  •
  our future business development, results of operations and financial condition;

  •
  expected changes in our revenues and certain cost or expense items;

  •
  our ability to attract customers and leverage our brand;

  •
  trends and competition in the lodging industry; and

  •
  health epidemics, pandemics and similar outbreaks, including COVID-19.

          By their nature, certain disclosures relating to these and other risks are only estimates and should one or more of these uncertainties or risks, among others, materialize, actual results may vary materially from those estimated, anticipated or projected, as well as from historical results. Specifically but without limitation, sales could decrease, costs could increase, capital costs could increase, capital investment could be delayed and anticipated improvements in performance might not be fully realized.

          Subject to the requirements of applicable laws, rules and regulations, we do not have any and undertake no obligation to update or otherwise revise the forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein, whether as a result of new information, future events or otherwise. As a result of these and other risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus might not occur in the way we expect or at all. Accordingly, you should not place undue reliance on any forward-looking information. All forward-looking statements in this prospectus are qualified by reference to the cautionary statements in this section.

          In this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein, statements of or references to our intentions or those of our directors are made as of the date of this prospectus supplement. Any such information may change in light of future developments.

          All forward-looking statements contained in this prospectus are expressly qualified by reference to the cautionary statements set out in this section.

S-vi

PROSPECTUS SUPPLEMENT SUMMARY

          This summary highlights information presented in greater detail elsewhere. This summary is not complete and does not contain all the information you should consider before investing in our ordinary shares. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the section titled "Risk Factors" and our financial statements and the notes to those financial statements, which are incorporated by reference, and the other financial information appearing elsewhere in or incorporated by reference into this prospectus supplement.

OVERVIEW

          We are a leading, fast-growing multi-brand hotel group in China with international operations. As of the end of 2019, we were China's second largest hotel group and the world's ninth largest, both in terms of number of hotel rooms operated, according to Frost & Sullivan. Our hotels are operated under three different models: leased and owned, franchised and franchised hotels that we operate under management contracts, which we refer to as "manachised." We expanded our hotel network from 3,746 hotels as of December 31, 2017 to 5,618 hotels as of December 31, 2019, representing a CAGR of 22.5%. The net increase of 1,872 hotels over this period was the largest among all publicly listed hotel groups globally, according to Frost & Sullivan. As of June 30, 2020, we had 6,187 hotels in operation, including 758 leased and owned hotels and 5,429 manachised and franchised hotels, with an aggregate of 599,235 hotel rooms. As of the same date, we were developing an additional 2,375 hotels, including 54 leased and owned hotels and 2,321 manachised and franchised hotels.

          Brands are the bedrock of our success. In over a decade, we grew from an economy hotel chain to a multi-brand hotel group covering the full spectrum of market segments. Leveraging our consumer insights and our capability to deliver innovative and trend-setting products, we now operate a portfolio of over 20 distinct hotel brands. As an example of our success in brand-building, our mainstay HanTing Hotel brand has become a household name in China, synonymous with a comfortable stay and an affordable price. HanTing Hotel had the largest number of hotels among all economy hotel brands of publicly listed hotel groups globally as of December 31, 2019, according to Frost & Sullivan. Our JI Hotel, another established brand, ranked first among all midscale hotel brands in China in terms of top-of-mind brand awareness, according to a survey of approximately 1,800 people conducted by Frost & Sullivan in July 2020. Since launching Joya Hotel, our first upscale brand, in 2013, we have further expanded into the upscale market. We have also enlarged our portfolio with international midscale to upscale brands through our strategic alliance with Accor S.A. ("Accor") in 2016 and acquisition of Deutsche Hospitality in January 2020. By expanding our brand portfolio, we now offer not only products targeting business travelers, but also brands catering to emerging market trends and customer needs — from weekend getaways to life-enriching experiences. Our lifestyle and resort brand, Blossom House, is particularly popular among leisure travelers.

          The table below presents our major hotel brands by category as of the date of this prospectus supplement.

Notes:

(1)
Number of hotels in operation as of June 30, 2020: HanTing Hotel (2,638), Ni Hao Hotel (0), Hi Inn (464), Elan Hotel (838), Ibis Hotel (187), JI Hotel (926), Orange Hotel (265), Starway Hotel (392), Crystal Orange Hotel (99), IntercityHotel (42), Manxin Hotel (53), Mercure Hotel (80), Madison Hotel (18), Joya Hotel (9), Blossom House (25), Steigenberger Hotels & Resorts (50), and MAXX by Steigenberger (5).

(2)
Number of hotels in the pipeline as of June 30, 2020: HanTing Hotel (523), Ni Hao Hotel (17), Hi Inn (102), Elan Hotel (417), Ibis Hotel (64), JI Hotel (478), Orange Hotel (180), Starway Hotel (288), Crystal Orange Hotel (57), IntercityHotel (19), Manxin Hotel (34), Mercure Hotel (76), Madison Hotel (23), Joya Hotel (3), Blossom House (24), Steigenberger Hotels & Resorts (8), and MAXX by Steigenberger (1).

(3)
We enjoy exclusive franchise rights in respect of Accor's Mercure Hotel, Ibis Hotel and Ibis Styles Hotel brands and non-exclusive franchise rights in respect of its Grand Mercure and Novotel Hotel brands in certain regions. In addition, we have exclusive rights to operate, manage, franchise and license hotels under the Jaz in the City brand in certain regions.

          We have developed a vast base of loyal and engaged customers under our H Rewards loyalty program. H Rewards covers all of our brands and had approximately 153 million members as of December 31, 2019, making it the largest hotel loyalty program in China, according to Frost & Sullivan. We engage with program members through multiple online and offline touch points to personalize their lodging experiences and foster strong and long-lasting relationships that inspire loyalty to our brands. H Rewards is a powerful distribution platform, enabling us to conduct lower-cost, targeted marketing campaigns and maintain a high percentage of direct sales to customers. In 2019, approximately 76% of our room-nights were sold to customers who were individual or corporate H Rewards members, which was the highest percentage of room-nights sold to loyalty program members among the top ten largest hotel groups globally in terms of room number as of December 31, 2019, according to Frost & Sullivan.

          We have developed industry-leading, proprietary technology infrastructure that enhances customer experience, increases our operational efficiency and supports our fast growth. The core of this infrastructure is a comprehensive suite of modularized applications, including a cloud-based property management system and centralized reservation, procurement and revenue management systems. Leveraging our operational experience and technological capabilities, we have built a centralized shared service center and realized the economies of scale made possible through our enormous hotel operations. For example, our in-house developed revenue management system ("RMS") is the first and only RMS in China's hotel industry that can automatically adjust room rates, according to Frost & Sullivan. In the fourth quarter of 2019, approximately 58% of the price adjustments for our hotels in operation for more than 18 months were made automatically by our RMS. We have also undertaken a series of industry-first digitalization initiatives to optimize our hotels' operational efficiency and cost structure and operate "smart" hotels. Our digital transformation initiative, the "Easy" series, has increased the speed and efficiency of our hotels' entire business processes, from the moment a reservation is made until a guest checks out. Largely attributable to our advanced technology infrastructure, we have achieved a low staff-to-room ratio (defined as a hotel's full-time employees divided by the total number of its available rooms) of 0.17 as of December 31, 2019.

          Leveraging our strong brand recognition, massive member traffic and robust technology infrastructure, we have pioneered a business operating system designed to enhance hotel operations across all fronts. Our business operating system is the result of our years of industry know-how, and it includes innovative ideas that are first tested and refined by our leased and owned business. Subsequently, these ideas can be "plugged-and-played" by our franchisees with confidence, thus allowing us to effectively expand our hotel network in an asset-light manner. We added a net 1,872 hotels from December 31, 2017 to December 31, 2019, 99.1% of which were manachised and franchised hotels. Apart from receiving franchise fees for these hotels, we also share our technology infrastructure and our vast customer base with our franchisees. As a result, our manachised and franchised hotels enjoyed a high take rate (meaning the ratio of net revenue recognized in hotel turnover) of 12.2% in 2019. In addition to extending our expertise to our manachised and franchised hotels, we can also monetize our core competencies by offering standardized and tailored SaaS and IT solutions to other hotel operators, real estate companies and service apartment providers. We believe that our distinct approach to hospitality has helped us establish a highly differentiated business model that balances scale, quality and returns.

          We have recorded outstanding financial performance in recent years. Our net revenue grew from RMB8,229 million in 2017 to RMB10,063 million in 2018, and further to RMB11,212 million in 2019. We had net income attributable to our company of RMB1,228 million, RMB716 million and RMB1,769 million in 2017, 2018 and 2019, respectively. Our adjusted EBITDA (non-GAAP) amounted to RMB2,379 million, RMB3,269 million and RMB3,349 million, and our net cash provided by operating activities amounted to RMB2,453 million, RMB3,049 million and RMB3,293 million in these respective periods.

          Beginning from the first quarter of 2020, we have been negatively impacted by COVID-19. However, we have experienced recovery outperforming the industry since March 2020. As of June 30, 2020, approximately 96% of legacy Huazhu's hotels (excluding hotels under governmental requisition) had resumed operations with an occupancy rate of approximately 83% in early June 2020, while approximately 79% of legacy DH's hotels had resumed operations with an occupancy rate of approximately 29% as of June 30, 2020. We believe that our core competencies and proven business model well-position us to increase our share in the expanding global lodging industry and continue to deliver encouraging financial performance.

OUR COMPETITIVE STRENGTHS AND STRATEGIES

Competitive Strengths

          We believe that the following competitive strengths have contributed significantly to our success and differentiate us from our competitors:

  •
  A World Leading and Fast-Expanding Hotel Group, Well-Positioned for Continuing Rapid Growth

  •
  A Highly Differentiated Development Approach Balancing Scale, Quality and Returns

  •
  Brand of Choice, Boosting a Massive, Loyal Customer Base

  •
  Robust Technology Infrastructure Built on Data Insights and Industry Know-how

  •
  Proven Track Record of Successful Acquisition and Integration

  •
  Powerful and Self-Reinforcing Market Position

  •
  Visionary and Seasoned Management Team Committed to Innovation

Strategies

          We aim to become a world leading company in the lodging industry. To achieve this goal, we intend to pursue the following growth strategies:

  •
  Rapid Expansion of Quality Hotel Network

  •
  Strengthening Multi-brand Portfolio

  •
  Bolstering Multi-channel Direct Sales

  •
  Rollout of Global Technology Platform

  •
  Global Expansion

OUR MAJOR SHAREHOLDERS AND RELATIONSHIP WITH CONTROLLING SHAREHOLDERS

          As of September 2, 2020, Mr. Qi Ji, our founder, executive chairman of the board and chief executive officer, beneficially owned and controlled (i) 1,023,171 shares; (ii) 72,344,905 shares through Winner Crown, a company wholly owned by Sherman Holdings Limited ("Sherman Holdings"), which is in turn wholly owned by Credit Suisse Trust Limited; and (iii) 16,000,000 ADSs representing 16,000,000 shares and 10,224,652 shares held by East Leader International Limited ("East Leader"), over which Mr. Ji has voting power pursuant to a power of attorney dated November 27, 2014. Assuming that the Joint Global Coordinators do not exercise, on behalf of the international underwriters, their option to purchase additional ordinary shares and without taking into account the shares which may be issued pursuant to our share incentive plans, Mr. Ji will be entitled to (directly and indirectly through Winner Crown, Sherman Holdings and East Leader) control the voting rights of approximately 31.37% of our total outstanding shares immediately after the Global Offering. Therefore, Mr. Ji, Winner Crown, Sherman Holdings and East Leader will be our controlling shareholders after the listing.

          As of September 2, 2020, Winner Crown, Invesco Ltd., East Leader, Trip.com Group Limited ("Trip.com," previously known as Ctrip), and Accor beneficially owned approximately 24.36%, 12.11%, 8.83%, 7.42% and 5.23% of our total outstanding shares respectively. Accor beneficially owns 15,543,167 shares, representing approximately 5.23% of our total outstanding shares as of September 2, 2020 and approximately 4.90% of our total outstanding shares immediately after the Global Offering (assuming that the Joint Global Coordinators do not exercise, on behalf of the international underwriters, their option to purchase additional ordinary shares and without taking into account the shares which may be issued pursuant to our share incentive plans). Accordingly, Accor will no longer remain as our major shareholder immediately after the Global Offering.

DIVIDEND POLICY

          We may declare and pay dividends from time to time. In 2018, we revised our dividend policy to maintain a moderate dividend distribution every year within the range of 0.5% to 2.0% of our market capitalization from the current year's net income starting from 2018. Subject to our articles of association and applicable laws, our board of directors has complete discretion in deciding whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. We are restricted from distributing cash dividends until June 30, 2021 pursuant to the waiver from certain financial covenants that we obtained on April 17, 2020 for our syndicated bank loans and therefore do not expect to accrue PRC dividend withholding tax in 2020.

RISK FACTORS

          There are certain risks involved in our business and industries, our business operations, investing in our shares and ADSs and the Global Offering, many of which are beyond our control. For example, these risks include, among others, the following risks relating to our business:

  •
  The COVID-19 outbreak has adversely affected, and may continue to adversely affect, our financial and operating performance;

  •
  Our operating results are subject to conditions affecting the lodging industry in general;

  •
  Our business is sensitive to Chinese, European and global economic conditions. A severe or prolonged downturn in the Chinese, European or global economy could materially and adversely affect our revenues and results of operations;

  •
  The lodging industries in China and Europe are competitive, and if we are unable to compete successfully, our financial condition and results of operations may be harmed;

  •
  Seasonality of our business and national or regional special events may cause fluctuations in our revenues, cause our shares and/or ADS price to decline, and adversely affect our profitability;

  •
  If the value of our brand or image diminishes, it could have a material and adverse effect on our business and results of operations;

  •
  We could suffer impairment losses for our intangible assets; and

  •
  We may suffer impairment losses for our goodwill.

          See "Risk Factors" beginning on page S-31 of this prospectus supplement for a discussion of risks related to our ADSs, shares and the Global Offering. In addition, you should carefully consider the matters discussed under "Risk Factors" in our 2019 Form 20-F and in Exhibit 99.3 to our current report on Form 6-K furnished to the SEC on September 9, 2020, titled "Supplemental and Updated Disclosures of Huazhu Group Limited," as well as other documents incorporated by reference into the accompanying prospectus.

PUBLIC OFFERING AND LISTING IN HONG KONG

          We are offering 20,422,150 ordinary shares, par value US$0.0001 per share, as part of the Global Offering, consisting of an international offering of 18,379,850 ordinary shares offered hereby and a Hong Kong public offering of 2,042,300 ordinary shares. The international offering contemplated herein consists of a U.S. offering and a non-U.S. offering made outside the U.S. in accordance with applicable law. We are paying a registration fee for ordinary shares sold in the United States, as well as for ordinary shares initially offered and sold outside the United States in the Global Offering that may be resold from time to time in the United States.

          We have applied to list our ordinary shares on the Hong Kong Stock Exchange under the stock code "1179."

CONVERSION BETWEEN SHARES TRADING IN HONG KONG AND ADSs

          In connection with the Hong Kong public offering, we have established a branch register of members in Hong Kong, or the Hong Kong share register, which will be maintained by our Hong Kong share registrar, Computershare Hong Kong Investor Services Limited. Our principal register of members, or the Cayman share register, will continue to be maintained by our principal share registrar, Conyers Trust Company (Cayman) Limited.

          All shares offered in the Hong Kong public offering will be registered on the Hong Kong share register in order to be listed and traded on the Hong Kong Stock Exchange. As described in further detail below, holders of shares registered on the Hong Kong share register will be able to convert these shares into ADSs, and vice versa.

          In connection with the Hong Kong public offering, and to facilitate fungibility and conversion between our ADSs and ordinary shares and trading between Nasdaq and the Hong Kong Stock Exchange, we intend to move a portion of our issued ordinary shares from our principal register of members maintained in the Cayman Islands to our Hong Kong share register.

DETERMINATION OF OFFER PRICE

          We will determine the price for the offer shares for the Global Offering on or about Wednesday, September 16, 2020 and, in any event, no later than Monday, September 21, 2020, by agreement with the Joint Global Coordinators (for themselves and on behalf of the Underwriters). The public offer price will be determined by reference to, among other factors, the closing price of the ADSs on Nasdaq on the last trading day on or before Wednesday, September 16, 2020 (which is accessible to the shareholders and potential investors at https://www.nasdaq.com/market-activity/stocks/htht), and the public offer price will not be more than HK$368.00 per Hong Kong offer share.

          We may set the international offer price at a level higher than the maximum public offer price if (a) the Hong Kong dollar equivalent of the closing trading price of the ADSs on Nasdaq on the last trading day on or before Wednesday, September 16, 2020 (on a per-share converted basis) were to exceed the maximum public offer price as stated in this document and/or (b) we believe that it is in the best interest of the company as a listed company to set the international offer price at a level higher than the maximum public offer price based on the level of interest expressed by professional and institutional investors during the book-building process.

          If the international offer price is set at or lower than the maximum public offer price, the public offer price must be set at such price which is equal to the international offer price. In no circumstances will we set the public offer price above the maximum public offer price as stated in this document or the international offer price.

CORPORATE INFORMATION

          We commenced our operation in December 2005 and we incorporated Huazhu Group Limited, an exempted company incorporated in the Cayman Islands with limited liability, on January 4, 2007. We conduct our operations in China principally through our wholly owned subsidiaries in China. On November 4, 2019, we entered into a share purchase agreement to acquire 100% of the equity interest in Steigenberger Hotels AG, a company established under the laws of Germany, which operated hotels under five separate hotel brands primarily in Europe. Our American depositary shares, each of which represents one ordinary share, par value US$0.0001 per share, of our company, currently trade on the Nasdaq Global Select Market under the symbol "HTHT."

          Our principal executive offices are located at No. 699 Wuzhong Road, Minhang District, Shanghai, the People's Republic of China 201103. Our telephone number at this address is +86 (21) 6195 2011. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, N.Y. 10168. Our corporate website is ir.huazhu.com. Information appearing on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

COVID-19 OUTBREAK: IMPACT AND RESPONSE

Impact on the Hotel Industry Globally and in China

          The hotel industry is closely related to commercial activities and travel, which have been materially and adversely affected by COVID-19 since early 2020. COVID-19 was declared by the World Health Organization as a Public Health Emergency of International Concern on January 31, 2020 and a pandemic on March 11, 2020. As a result of the global outbreak of COVID-19, governments around the world have taken various measures to contain its potential spread and infection, such as travel restrictions and regional lockdowns, as well as temporary shutdown of public facilities, tourist attractions and recreation venues. The occupancy rates and RevPAR of hotels slumped globally in the first half of 2020 as a result of the plunge in demand for travel.

          Along with governments' efforts to combat the spread of COVID-19, the economies and hotel industries have been gradually recovering in some regional markets that have made substantial progress in the control of the pandemic. For example, China had generally controlled the spread of COVID-19 by the end of June 2020 and its economy and hotel industry are gradually recovering. By the end of June 2020, the impact of COVID-19 on the European countries had been gradually alleviated and the lockdown measures and temporary restrictions on non-essential travel in Europe had gradually been lifted. As a result, the hotel industry in Europe is also gradually recovering. However, in some other regional markets, where COVID-19 is still spreading and raging, the hotel industries are expected to be under continued pressure. In general, Frost & Sullivan forecasts the global hotel supply to stay stagnant from 2020 to 2024 due to the impact of COVID-19.

Travel Restrictions in China and Europe

          Beginning from March 28, 2020, the Chinese government suspended entry for almost all foreigners, including those holding valid visas or residence permits. The travel restriction in China has been gradually lifted in the regions that have made positive progress in pandemic control. On August 10, 2020, China announced that eligible foreigners from 36 European countries holding valid residence permits, including work permits or permits for family reunion and personal matters, can apply for a visa to enter China.

          On June 30, 2020, the EU Council adopted a Recommendation on the gradual lifting of the temporary restrictions on non-essential travel into the EU (the "Recommendation"), which suggested to lift travel restrictions of countries listed in the Recommendation. Upon revision by EU

Member States and the EU Council, the list is reviewed every two weeks. According to the updated list published by the EU Council on August 7, 2020, EU Member States should start lifting the travel restrictions for residents of the following countries, including Australia, Canada, Georgia, Japan, New Zealand, Rwanda, South Korea, Thailand, Tunisia, Uruguay and China (subject to confirmation of reciprocity), subject to the criteria and conditions set out in the Recommendation.

Impact on Our Business Operations

          As a result of the impact of COVID-19, we had over 2,000 hotels temporarily closed at the peak in February 2020 and 369 hotels temporarily closed as of March 31, 2020 (out of a total of 5,838 hotels as of the same date), all of which were in China. As of June 30, 2020, approximately 96%, or 5,700, of legacy Huazhu's hotels (excluding those under governmental requisition) had resumed operations with an occupancy rate of approximately 83% in early June 2020. In the three months ended March 31, 2020, the Chinese governmental authorities requisitioned accumulatively 610 of our hotels (including approximately two million room-nights, approximately 12% of which were from our leased hotels) in various locations and during different periods for the accommodation of medical support workers and for quarantine purposes. As of June 30, 2020, we still had 139 hotels under such governmental requisition in China. We generally waived the franchise fees for our manachised and franchised hotels under requisition by the government. For our leased and owned hotels under requisition we received payment from the government or the quarantined guests as required by the government for the hotel rooms sold. We recognized revenues of approximately RMB30.4 million and RMB44.5 million in aggregate for our leased and owned hotels while they were requisitioned by the government in the three months ended March 31 and June 30, 2020, respectively.

          Due to the Chinese government's effective measures to contain the spread of COVID-19, China's domestic travel has gradually recovered, following eased travel restrictions and the national policy for resuming production and work. However, in June and July 2020, there was a resurgence of new COVID-19 cases discovered in Beijing. Beijing reinstituted strict travel restrictions to curb the spread of COVID-19 again. Our occupancy rate in Beijing and its nearby cities and provinces, such as Tianjin and Hebei, was affected. After the containment of the mini-outbreak of COVID-19 in Beijing in early July, our occupancy rate in China has gradually improved, though there have been reports of relatively small numbers of new COVID-19 cases in China.

          As COVID-19 spreads globally, the hotel operations of Deutsche Hospitality in Europe have also been adversely affected since early March 2020. Local governments in Europe imposed travel restrictions and lockdowns to contain the spread of COVID-19, and as a result, a number of our Deutsche Hospitality hotels were temporarily closed. At the end of March 2020, 85, or 74%, of the 115 hotels of Deutsche Hospitality were temporarily closed. Since May 2020, the European countries' governments have gradually reopened their economies. As of June 30, 2020, 92, or approximately 79%, of the 116 hotels of Deutsche Hospitality had resumed operations with an occupancy rate of approximately 29%.

          We have experienced recovery outperforming the industry since March 2020, as a substantial majority of our hotels had resumed operations with improved occupancy rates as of June 30, 2020 as discussed above. We believe that our well-recognized brands and vast customer base have made us more resilient to business downturns (such as the one caused by COVID-19) than many of our competitors. For example, in the second quarter of 2020, the average occupancy rate of legacy Huazhu's hotels recovered to approximately 69% following the outbreak of COVID-19, compared to the industry average of approximately 40% in China, according to Frost & Sullivan.

          We expect to close down approximately 350 to 450 hotels in China in 2020 (including those already closed down in this year), which consist of approximately 300 to 350 hotels that are expected to be closed down for operational reasons and approximately 50 to 100 hotels that are expected to be closed down due to the adverse impact of COVID-19. For the first six months of 2020, we estimate that 43 of our hotels were closed down due to this pandemic, including hotels under the Elan Hotel, Hi Inn, HanTing Hotel, Ibis Hotel and Starway Hotel brands located in various tiers of cities in China. All of these hotels closed down due to the pandemic were manachised or franchised hotels, and as such, we did not bear any expenses in relation to their closures. Revenue and net income contributions from these hotels were insignificant during the three financial years ended December 31, 2017, 2018 and 2019, and the three months ended March 31, 2020. The number of hotels that may be closed down due to the pandemic in the second half of 2020 largely depends on the development of the pandemic; based on the current pandemic conditions, we expect the number to be less than in the first half of the year. In addition, we expect to close down 12 hotels outside China in 2020 (including those already closed down in this year), which consist of 10 hotels in Europe and two hotels outside Europe (other than China); all of these closures are expected to be due to operational reasons and none is due to the pandemic.

Impact on Our Financial Performance

          The Chinese, German and other relevant governments' containment measures negatively affected our hotels' RevPAR and revenue. The RevPAR for all hotels in operation of legacy Huazhu (excluding hotels under governmental requisition or temporarily closed) was RMB88 in the three months ended March 31, 2020, significantly lower than the RevPAR of RMB178 in the same period of 2019. In addition, the RevPAR for all hotels in operation of legacy DH (excluding hotels temporarily closed) was EUR46 in the three months ended March 31, 2020, also lower than the RevPAR of EUR59 in the same period of 2019.

          The following table sets forth the net revenues and operating income/(loss) of legacy Huazhu for the periods indicated.

	For the month ended

	January 31,		February 28,	February 29,	March 31,

	2019	2020	2019	2020	2019	2020

	(In millions of RMB)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues	761	652	696	245	930	392
Income/(loss) from operations	47	(142)	(20)	(417)	237	(173)

          Primarily due to the impact of COVID-19, in the first three months of 2020, legacy Huazhu experienced decreases in net revenues compared to the corresponding months of 2019 and recorded operating losses. Despite the seasonality that typically results in low net revenues in February, legacy Huazhu's net revenues slumped to a low in February and gradually picked up in March of this year, generally in line with the timeline of the pandemic's outbreak and control in China. On the other hand, legacy DH's revenues increased slightly in January and February 2020 compared to the same months in 2019, though it recorded a loss from operations and net loss in February of both 2019 and 2020 primarily due to seasonality. Legacy DH's revenues decreased significantly in March 2020 compared to March 2019 and recorded a loss from operations and net loss in March 2020, primarily due to the outbreak of the pandemic in Europe in this month. Primarily due to the impact of COVID-19, our net revenues decreased by 15.7% from RMB2,387 million in the three months ended March 31, 2019 to RMB2,013 million (US$284 million) in the same period of 2020. Excluding Deutsche Hospitality, legacy Huazhu's net revenues for the three months ended March 31, 2020 were RMB1.3 billion (US$182 million), representing a 46.0% decrease compared to the same period of 2019.

          The table below sets forth the RevPAR, average daily room rate and occupancy rate of legacy Huazhu's hotels (excluding hotels under governmental requisition or temporarily closed for January, February and March 2020 and excluding hotels under governmental requisition for April, May and June 2020) and of legacy DH's hotels (excluding hotels temporarily closed for March through June 2020) for the periods indicated.

	For the month ended

	January 31,		February 28,	February 29,	March 31,		April 30,		May 31,		June 30,

	2019	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019	2020

RevPAR
Legacy Huazhu (in RMB)	168	123	166	40	199	81	209	112	211	131	196	137
Legacy DH (in Euro)	53	53	57	56	66	26	67	8	70	12	74	21
Average daily room rate
Legacy Huazhu (in RMB)	211	207	222	189	230	164	237	172	243	188	230	192
Legacy DH (in Euro)	97	92	90	89	97	84	100	58	99	84	101	93
Occupancy rate (as a percentage)
Legacy Huazhu	80	60	75	21	87	49	88	65	87	70	86	71
Legacy DH	54	58	64	63	68	31	68	13	71	15	74	22

          Legacy Huazhu has witnessed a strong recovery of its RevPAR, average daily room rate and occupancy rate since March 2020 as a result of the Chinese government's effective pandemic control measures. On the other hand, legacy DH's RevPAR, average daily room rate and occupancy rate declined significantly in March 2020 and reached a low in April; they slightly picked up in June 2020 and have been gradually recovering since then.

          Due to the impact of COVID-19, we recognized impairment losses related to right-of-use assets, equity securities without readily determinable fair values and equity-method investments of RMB10 million, RMB45 million and RMB47 million, respectively, in the three months ended March 31, 2020. Net income attributable to our Company of RMB106 million in the three months ended March 31, 2019 changed to a net loss attributable to our Company of RMB2,135 million (US$301 million) in the same period of 2020. Legacy Huazhu's net loss attributable to our Company was RMB2,013 million (US$284 million) in the three months ended March 31, 2020. Net cash provided by operating activities of RMB147 million in the three months ended March 31, 2019 changed to net cash used in operating activities of RMB1,346 million (US$190 million) in the same period of 2020.

          We also had net current liabilities of RMB6,878 million (US$971 million) and RMB5,985 million (US$847 million) (unaudited) as of March 31 and June 30, 2020, respectively, primarily because we experienced declines in revenues in the first few months of this year due to the outbreak of COVID-19. To improve our liquidity, we have obtained additional credit facilities at favorable interest rates. As of June 30, 2020, we had unutilized credit facilities of RMB5.3 billion, including EUR45 million of credit facilities to support Deutsche Hospitality's cash needs.

          We have taken various cost and cash flow mitigation measures to counter the negative impact of COVID-19 on our financial performance, such as (i) discussing with our leased hotel lessors for rent reduction and deferment, (ii) reducing or eliminating discretionary spending, including marketing, non-essential training and capital expenditures, and (iii) freezing new recruitments, streamlining our staff, and placing a number of our hotel staff on temporary furlough and/or reducing their workdays to adjust for the lower hotel occupancy rate. The Chinese government has announced a number of relief measures for Chinese companies, including encouraged rental waivers, reduction and delayed payment of social insurance and taxes and continued support from financial institutions. The German government has also announced certain relief measures, including salary compensation from the German government for our furloughed employees. In particular, lessors for legacy Huazhu's leased hotels in China have agreed to reduce our rental payments, approximately RMB101 million of the reduction having been recognized in the first six months of 2020. In addition, lessors for legacy DH's leased hotels have agreed for us to delay payment of the second quarter's rent until later this year or early next year, totaling approximately EUR21.8 million as of June 30, 2020. Moreover, as of July 24, 2020, Deutsche Hospitality had been granted by the German government salary compensation for its short-time contract employees of approximately EUR24.8 million in 2020. In addition, as of June 30, 2020, Deutsche Hospitality had secured commercial insurance compensation for hotel closures of approximately EUR17.8 million for the year of 2020, of which approximately EUR7.6 million had been received in the second quarter of 2020. These measures have partially offset the adverse impact of COVID-19 on our operations.

          To help our franchisees to cope with the pandemic, we have taken measures to ensure timely delivery of hotel supplies arranged by our centralized procurement team, and helped our franchisees to obtain lower-interest bank loans to meet their short-term working capital needs. For example, we helped introduce our franchisees to the banks and provided the banks with monthly operating statements of the franchisees recorded in our information systems as an evidence of the franchisees' credit profiles. We do not bear any obligations under the loans that the banks extended to our franchisees. In addition, we also offered temporary franchise fee reduction to our franchisees in China, which totaled RMB70 million and RMB49 million in the three months ended March 31 and June 30, 2020, respectively. No temporary franchise fee reduction was offered to franchisees in Europe in these same periods.

          Considering our available cash and cash equivalents, restricted cash, unutilized credit facilities and 10% of the net proceeds from the Global Offering for general corporate purposes in the worst-case scenario and based on the relevant assumptions below, we believe that we will still have adequate financial resources to fund our operations, including payment for budgeted capital expenditures for our hotels under development, repurchases of our convertible senior notes due 2022 if all noteholders exercise their put option in full, and repayment of all of our short-term loans, for approximately two years after June 30, 2020. The worst-case scenario assumes that the average RevPAR of our hotels will remain the same as that in the second quarter of 2020, and the above estimation of financially viable period of approximately two years is also based on the following additional assumptions: (i) all short-term debt as of June 30, 2020 and all interest expenses are assumed to be repaid when due; (ii) contractual obligations for new leases that have not yet commenced are expected to be performed; (iii) we would not proceed with the construction or renovation of the hotels under development that are in the pre-conversion stage in the worst-case scenario; and (iv) we would not purchase ordinary shares in the fund for the European hotel real estate of Commerz Real in the worst-case scenario. Almost all of our restricted cash as of June 30, 2020 was related to cash set aside to repay our short-term debt and our interest expenses and was therefore included in our financial resources as of the same date.

RECENT DEVELOPMENTS

Financial Results for the Second Quarter of 2020

          The financial information set forth below includes translations of financial data in RMB into U.S. dollars for the convenience of the reader. These translations were made at a rate of RMB7.0651 to US$1.00, the noon buying rate in effect as of June 30, 2020 set forth in the H.10 statistical release of the Federal Reserve Board.

Income Data

	Three Months Ended

	June 30, 2019	March 31, 2020	June 30, 2020

	(In millions of RMB)			(In millions of US$)
	(Unaudited)		(Unaudited)
Revenue
Leased and owned hotels	2,001	1,516	1,236	175
Manachised and franchised hotels	803	465	676	96
Others	55	32	41	6

Net revenues	2,859	2,013	1,953	277

Operating costs and expenses:
Hotel operating costs	1,743	2,377	2,135	302
Other operating costs	17	8	7	1
Selling and marketing expenses	102	146	107	15
General and administrative expenses	247	316	263	37
Pre-opening expenses	122	111	99	14

Total operating costs and expenses	2,231	2,958	2,611	369
Other operating income, net	29	88	164	23

Income (Loss) from operations	657	(857)	(494)	(69)
Interest income	41	29	26	4
Interest expense	(83)	(137)	(142)	(20)
Other (expense) income, net	135	(102)	21	3
Unrealized gains (losses) from fair value changes of equity securities	149	(1,003)	(34)	(5)
Foreign exchange gain (loss)	35	(58)	34	5

Income (Loss) before income taxes	934	(2,128)	(589)	(82)
Income tax (expense) benefit	(286)	30	68	10
(Loss) from equity method investments	(43)	(60)	(33)	(5)

Net income (loss)	605	(2,158)	(554)	(77)

Net (income) loss attributable to noncontrolling interest	8	23	6	1

Net income (loss) attributable our Company	613	(2,135)	(548)	(76)

	Three Months Ended

	June 30, 2019	March 31, 2020	June 30, 2020

	(In millions of RMB)			(In millions of US$)
Non-GAAP Measures:
Net income (loss) attributable to our Company	613	(2,135)	(548)	(76)
Share-based compensation expenses	31	29	38	5
Unrealized (gains) losses from fair value changes of equity securities	(149)	1,003	34	5

Adjusted net income (loss) attributable to our Company (Non-GAAP)	495	(1,103)	(476)	(66)

Net income (loss) attributable to our Company	613	(2,135)	(548)	(76)
Interest income	(41)	(29)	(26)	(4)
Interest expense	83	137	142	20
Income tax expense (benefit)	286	(30)	(68)	(10)
Depreciation and amortization	245	321	331	47

EBITDA (Non-GAAP)	1,186	(1,736)	(169)	(23)

Share-based compensation expenses	31	29	38	5
Unrealized (gains) losses from fair value changes of equity securities	(149)	1,003	34	5

Adjusted EBITDA (Non-GAAP)	1,068	(704)	(97)	(13)

Net Revenue

          Our net revenues decreased by 3.0% from RMB2,013 million in the three months ended March 31, 2020 to RMB1,953 million (US$277 million) (unaudited) in the three months ended June 30, 2020, comprising RMB1,822 million (unaudited), or 93%, from legacy Huazhu and RMB131 million (unaudited), or 7%, from legacy DH. This decrease of our net revenues was primarily due to a significant decrease in legacy DH's net revenues, as Deutsche Hospitality was severely hit by COVID-19 from March 2020 through the second quarter of 2020. The RevPAR, average daily room rate and occupancy rate of Deutsche Hospitality's hotels (excluding hotels temporary closed) slumped in March and has been recovering since May 2020. The decrease in legacy DH's net revenues was largely offset by the increase in net revenues of legacy Huazhu, because its business has been recovering since March 2020, as indicated by the increases in its RevPAR, average daily room rate and occupancy rate since then. Compared to the second quarter of 2019, our net revenues decreased by 31.7% in the same period of 2020, primarily due to the impact of COVID-19.

  •
  Leased and Owned Hotels.    Net revenues from our leased and owned hotels decreased by 18.5% from RMB1,516 million in the three months ended March 31, 2020 to RMB1,236 million (US$175 million) in the three months ended June 30, 2020. The decrease was primarily due to a significant decrease in legacy DH's net revenues from its leased hotels, as Deutsche Hospitality was severely hit by COVID-19 from March 2020 through the second quarter of 2020. This factor was partially offset by the revenue recovery of leased and owned hotels of legal Huazhu due to (i) the reopening of temporarily closed hotels in China and (ii) the increased RevPAR for legacy Huazhu's leased and owned hotels, which was RMB138 in the three months ended June 30, 2020 (excluding hotels under governmental requisition), compared to RMB92 in the three months ended March 31, 2020

    (excluding hotels under governmental requisition or temporarily closed). Compared to the second quarter of 2019, our net revenues from our leased and owned hotels decreased by 38.2% in the same period of 2020, primarily due to the impact of COVID-19.

  •
  Manachised and Franchised Hotels.    Net revenues from our manachised and franchised hotels increased by 45.4% from RMB465 million in the three months ended March 31, 2020 to RMB676 million (US$96 million) in the three months ended June 30, 2020. This increase was primarily due to (i) the reopening of temporary closed hotels in China and (ii) the increased RevPAR for legacy Huazhu's manachised and franchised hotels, which was RMB125 in the three months ended June 30, 2020 (excluding those under governmental requisition), compared to RMB87 in the three months ended March 31, 2020 (excluding hotels under governmental requisition or temporarily closed). Compared to the second quarter of 2019, our net revenues from our manachised and franchised hotels decreased by 15.8% in the same period of 2020, primarily due to the impact of COVID-19.

  •
  Other Revenues.    Net other revenues increased by 28.1% from RMB32 million in the three months ended March 31, 2020 to RMB41 million (US$6 million) in the three months ended June 30, 2020. This increase was primarily attributable to the increase in other revenues of legacy DH. Compared to the second quarter of 2019, our net revenues from our leased and owned hotels decreased by 25.5% in the same period of 2020, primarily due to the impact of COVID-19.

Operating Costs and Expenses

          Our operating costs and expenses decreased by 11.7% from RMB2,958 million in the three months ended March 31, 2020 to RMB2,611 million (US$369 million) (unaudited) in the three months ended June 30, 2020, comprising RMB2,057 million (unaudited) from legacy Huazhu and RMB554 million (unaudited) from legacy DH. Compared to the second quarter of 2019, legacy Huazhu's operating costs and expenses decreased by 7.8% to RMB2,057 million (unaudited) in the same period of 2020. Primarily due to our consolidation of Deutsche Hospitality, compared to the second quarter of 2019, our operating costs and expenses increased by 17.0% to RMB2,611 million (unaudited) in the same period of 2020.

  •
  Hotel Operating Costs.    Our hotel operating costs decreased by 10.2% from RMB2,377 million in the three months ended March 31, 2020 to RMB2,135 million (US$302 million) in the three months ended June 30, 2020. This decrease was primarily due to (i) rental reduction granted by lessors for legacy Huazhu's hotels and a decrease in variable rent based on hotel turnover or gross operating profit for legacy DH's hotels; (ii) our reduction of personnel costs by arranging hotel staff's furlough to adjust for the COVID-19 situation and salary compensation for the short-time contract employees received from the German government; and (iii) a decrease in utilities and consumables due to the lower occupancy rates and temporary closures of legacy DH's hotels as a result of COVID-19. Our hotel operating costs as a percentage of net revenues decreased from 118.1% in the three months ended March 31, 2020 to 109.3% in the three months ended June 30, 2020. Primarily due to our consolidation of Deutsche Hospitality, compared to the second quarter of 2019, our hotel operating costs increased by 22.5% in the same period of 2020.

  •
  Selling and Marketing Expenses. Our selling and marketing expenses decreased by 26.7% from RMB146 million in the three months ended March 31, 2020 to RMB107 million (US$15 million) in the three months ended June 30, 2020. This decrease was mainly due to our cut-down of sales and marketing activities to mitigate the impact of COVID-19, as well as less sales commissions paid to third party agents of legacy DH. Our selling and marketing expenses as a percentage of net revenues decreased from 7.3% in the three months ended March 31, 2020 to 5.5% in the three months ended June 30, 2020. Primarily due to our consolidation of Deutsche Hospitality, compared to the second quarter of 2019, our selling and marketing expenses increased by 4.9% in the same period of 2020.

  •
  General and Administrative Expenses.    Our general and administrative expenses decreased by 16.8% from RMB316 million in the three months ended March 31, 2020 to RMB263 million (US$37 million) in the three months ended June 30, 2020, primarily due to our cut-down of salaries of some of our head office staff in light of COVID-19 and reversal of over-accrued bonus for the prior year. Our general and administrative expenses as a percentage of net revenues decreased from 15.7% in the three months ended March 31, 2020 to 13.5% in the three months ended June 30, 2020. Primarily due to our consolidation of Deutsche Hospitality, compared to the second quarter of 2019, our general and administrative expenses increased by 6.5% in the same period of 2020.

  •
  Pre-opening Expenses.    Our pre-opening expenses decreased by 10.8% from RMB111 million in the three months ended March 31, 2020 to RMB99 million (US$14 million) in the three months ended June 30, 2020 primarily because certain of our upscale leased and owned hotels had commenced operations in the second quarter of 2020. Our pre-opening expenses as a percentage of net revenues remained relatively stable at 5.5% in the three months ended March 31, 2020 and 5.1% in the three months ended June 30, 2020. For the above reason, compared to the second quarter of 2019, our pre-opening expenses decreased by 18.9% in the same period of 2020.

          For the reporting unit of legacy Huazhu, we performed a qualitative assessment when performing the goodwill impairment analysis as of June 30, 2020, and concluded that it was not more likely than not that the fair value of the reporting unit was less than the carrying value because the business recovery of legacy Huazhu is consistent with the forecast used in the impairment testing at March 31, 2020. As such, no further quantitative analysis is needed pursuant to the guidance set forth in ASC 350-20-35-3D and no impairment was identified. For the reporting unit of legacy DH, we performed qualitative and quantitative assessment of goodwill as of June 30, 2020 and did not expect to record an impairment loss based on preliminary results from discounted cash flow testing, mainly because the business forecast as of June 30, 2020 does not further deteriorate as compared to that used in the impairment testing as of March 31, 2020.

Other Operating Income, Net

          Our other operating income, net, increased by 86.4% from RMB88 million in the three months ended March 31, 2020 to RMB164 million (US$23 million) (unaudited) in the three months ended June 30, 2020, primarily related to the insurance compensation for hotel closure received by Deutsche Hospitality due to COVID-19. Our other operating income, net, increased significantly from RMB29 million in the three months ended June 30, 2019 to RMB164 million (unaudited) in the same period of 2020, primarily due the insurance compensation discussed above and our consolidation of Deutsche Hospitality.

Income (Losses) from Operations

          As a result of the above, loss from operations of RMB857 million in the three months ended March 31, 2020 and income from operations of RMB657 million in the three months ended June 30, 2019 changed to loss from operations of RMB494 million (US$69 million) (unaudited) in the three months ended June 30, 2020. In the three months ended June 30, 2020, RMB208 million (unaudited), or 42.1% of our loss from operations were attributed to legacy Huazhu and RMB286 million (unaudited), or 57.9%, were from legacy DH.

Interest Expense, Net

          Our net interest expense increased by 7.4% from RMB108 million in the three months ended March 31, 2020 to RMB116 million (US$16 million) in the three months ended June 30, 2020. Our interest income was RMB26 million (US$4 million) and our interest expense was RMB142 million (US$20 million) in the three months ended June 30, 2020. Our interest income was RMB29 million and our interest expense was RMB137 million in the three months ended March 31, 2020. The increase in our net interest expense was primarily due to increased borrowings in the three months ended June 30, 2020 compared to the three months ended March 31, 2020. Compared to the second quarter of 2019, our net interest expenses increased significantly in the same period of 2020, primarily due to our increased borrowings.

Other Income (Expense), Net

          We had other income, net, of RMB21 million (US$3 million) in the three months ended June 30, 2020, compared to other expense, net, of RMB102 million in the three months ended March 31, 2020. Other expense, net, in the three months ended March 31, 2020 was mainly related to impairment loss on investments totaling RMB92 million. Compared to the second quarter of 2019, our other income, net, decreased by 84.4% in the same period of 2020, primarily attributable to the dividends we received from Accor's shares in the second quarter of 2019.

Unrealized Gains (Losses) From Fair Value Changes of Equity Securities

          Our unrealized losses from fair value changes of equity securities decreased significantly from RMB1,003 million in the three months ended March 31, 2020 to RMB34 million (US$5 million) in the three months ended June 30, 2020, primarily because the prices of Accor's shares decreased to a lesser extent than in the first quarter of 2020. In comparison with the three months ended June 30, 2020, we had unrealized gains from fair value changes of equity securities in the same period in 2019, primarily related to increases in the prices of Accor's shares.

Foreign Exchange Gain (Loss)

          Our foreign exchange gain was RMB34 million (US$5 million) in the three months ended June 30, 2020, compared to foreign exchange loss of RMB58 million in the three months ended March 31, 2020. This change was primarily attributable to the exchange gain in the three months ended June 30, 2020 related to our investment in Accor in Euro as the Euro appreciated against the U.S. dollar. Our foreign exchange gain remained relatively stable in the three months ended June 30, 2019 and 2020.

Income Tax (Expense) Benefit

          Our income tax benefit increased from RMB30 million in the three months ended March 31, 2020 to RMB68 million (US$10 million) in the three months ended June 30, 2020. Our income tax expense was RMB286 million in the three months ended June 30, 2019.

(Loss) from Equity Method Investments

          Our loss from equity method investments was RMB33 million (US$5 million) in the three months ended June 30, 2020, compared to RMB60 million in the three months ended March 31, 2020. This change was primarily due to the recovery from COVID-19 of our investee companies' operating results. In the second quarter of 2019, our loss from equity method investments was RMB43 million.

Net (Loss) Attributable to Noncontrolling Interest

          Net loss attributable to noncontrolling interest was RMB6 million (US$1 million) in the three months ended June 30, 2020, primarily due to losses from certain of our joint ventures. The net loss attributable to noncontrolling interest was RMB8 million and RMB23 million in the three months ended June 30, 2019 and the three months ended March 31, 2020, respectively.

Net (Loss) Income and Adjusted Net (Loss) Income Attributable to our Company (Non-GAAP)

          As a result of the foregoing, net loss attributable to our company was RMB548 million (US$76 million) in the three months ended June 30, 2020, compared to net loss attributable to our company of RMB2,135 million in the three months ended March 31, 2020 and net income attributable to our company of RMB613 million in the three months ended June 30, 2019. Excluding share-based compensation expenses and the unrealized losses from fair value changes of equity securities, the adjusted net loss attributable to our company (non-GAAP) for the three months ended June 30, 2020 was RMB476 million (US$66 million), compared to adjusted net loss attributable to our company (non-GAAP) of RMB1.1 billion in the three months ended March 31, 2020 and adjusted net income attributable to our company (non-GAAP) of RMB495 million in the three months ended June 30, 2019.

EBITDA (Non-GAAP) and Adjusted EBITDA (Non-GAAP)

          EBITDA (non-GAAP) was negative RMB169 million (US$23 million) in the three months ended June 30, 2020, compared to negative EBITDA (non-GAAP) of RMB1,736 million in the three months ended March 31, 2020 and EBITDA (non-GAAP) of RMB1,186 million in the three months ended June 30, 2019. Adjusted EBITDA (non-GAAP) was negative RMB97 million (US$13 million) in the three months ended June 30, 2020, compared to negative Adjusted EBITDA (non-GAAP) of RMB704 million in the three months ended March 31, 2020 and Adjusted EBITDA (non-GAAP) of RMB1,068 million in the three months ended June 30, 2019.

Cash Flow Data

          The following table sets forth our consolidated cash flow data for the three months ended June 30, 2020:

	Three months ended June 30, 2020,

	(In millions of RMB)	(In millions of US$)
	(Unaudited)
Net cash provided by operating activities	512	74
Net cash used in investing activities	(281)	(40)
Net cash provided by financing activities	1,349	191

          Net cash provided by operating activities amounted to RMB512 million (US$74 million) in the three months ended June 30, 2020, primarily attributable to net loss of RMB554 million (US$77 million) mainly due to the impact of COVID-19, and (i) an add-back of RMB470 million (US$66 million) in changes in operating assets and liabilities and (ii) an add-back of RMB359 million (US$51 million) in depreciation and amortization.

          Our cash used in investing activities of RMB281 million (US$40 million) in the three months ended June 30, 2020 was primarily related to RMB339 million (US$48 million) of capital expenditure, including purchase of property and equipment.

          Net cash provided by financing activities of RMB1,349 million (US$191 million) in the three months ended June 30, 2020 primarily consisted of proceeds from debt of RMB4,291 million (US$607 million), including the convertible senior notes due 2026 in aggregate principal amount of US$500 million which we issued in May 2020, partially offset by our repayment of debt of RMB2,930 million (US$414 million).

Results of Hotel Operations of Legacy Huazhu

          As of June 30, 2020, legacy Huazhu had 6,071 hotels in operation, including 690 leased and owned hotels and 5,381 manachised hotels and franchised hotels. In addition, as of the same date, legacy Huazhu had 575,911 hotel rooms in operation, including 89,599 under the lease and ownership model and 486,312 under the manachise and franchise models. Legacy Huazhu also had 2,335 hotels in the pipeline, including 27 leased and owned hotels and 2,308 manachised and franchised hotels.

          As of June 30, 2020, while legacy Huazhu still had 139 hotels under governmental requisition due to the impact of COVID-19, approximately 96% of legacy Huazhu's hotels (excluding hotels under governmental requisition) had resumed operations. The following table sets forth legacy Huazhu's RevPAR, average daily room rate and occupancy rate for its leased and owned hotels as well as manachised and franchised hotels (excluding hotels under governmental requisition) for the periods indicated.

	Three months ended June 30,

	2019	2020

RevPAR(1) (in RMB)
Leased and owned hotels	252	138
Manachised and franchised hotels	194	125
Blended	206	127
Average daily room rate(1) (in RMB)
Leased and owned hotels	281	205
Manachised and franchised hotels	225	181
Blended	236	185
Occupancy rate (as a percentage)
Leased and owned hotels	89	67
Manachised and franchised hotels	86	69
Blended	87	69

(1)
The RevPAR and average daily room rates for legacy Huazhu are based on the tax-inclusive room rates.

          Assuming that the occupancy rate for hotels under governmental requisition were zero, the overall occupancy rate for all of legacy Huazhu's hotels (including those under governmental requisition) would be approximately 64% for the three months ended June 30, 2020.

          The RevPAR, average daily room rate and occupancy rate of legacy Huazhu's hotels (excluding hotels under governmental requisition) in July 2020 were RMB162, RMB205 and 79%, respectively. The RevPAR, average daily room rate and occupancy rate of legacy Huazhu's hotels (excluding hotels under governmental requisition) in August 2020 were RMB187, RMB223 and 84%, respectively. These indicators in July and August 2020 all increased compared to June 2020, reflecting a recovery from the impact of COVID-19.

Results of Hotel Operations of Legacy DH

          As of June 30, 2020, legacy DH had 116 hotels in operation, including 68 leased hotels and 48 manachised hotels and franchised hotels. In addition, as of the same date, legacy DH had 23,324 hotel rooms in operation, including 12,525 under the lease model and 10,799 under the manachise and franchise models. Legacy DH also had 40 hotels in the pipeline, including 27 leased hotels and 13 manachised and franchised hotels.

          As of June 30, 2020, legacy DH still had 24 hotels temporarily closed due to the impact of COVID-19, including 5 leased hotels and 19 manachised and franchised hotels. The following table sets forth legacy DH's RevPAR, average daily room rate and occupancy rate for its leased as well as manachised and franchised hotels (excluding hotels temporarily closed) for the periods indicated.

	Three months ended June 30,

	2019	2020

RevPAR (in EUR)
Leased hotels	81	15
Manachised and franchised hotels	59	17
Blended	71	16
Average daily room rate(1) (in EUR)
Leased hotels	108	82
Manachised and franchised hotels	89	97
Blended	100	87
Occupancy rate (as a percentage)
Leased hotels	74	19
Manachised and franchised hotels	67	17
Blended	71	18

(1)
The RevPAR and average daily room rates for legacy DH are based on the tax-exclusive room rates.

          The RevPAR, average daily room rate and occupancy rate of legacy DH's hotels (excluding hotels temporarily closed) in July 2020 were EUR33, EUR96 and 34%, respectively. The RevPAR, average daily room rate and occupancy rate of legacy DH's hotels (excluding hotels temporarily closed) in August 2020 were EUR39, EUR95 and 41%, respectively. These indicators in July and August 2020 all increased compared to June 2020, reflecting a recovery from the impact of COVID-19.

Regulatory Development

          On May 20, 2020, the U.S. Senate passed S. 945, the Holding Foreign Companies Accountable Act (the "Kennedy Bill"). Legislation similar to the Kennedy Bill has also been introduced in the U.S. House of Representatives. On July 21, 2020, the House of Representatives passed its version of the National Defense Authorization Act, which included provisions similar to the Kennedy Bill. In addition to legislative action, on June 4, 2020, President Trump issued a memorandum directing the President's Working Group on Financial Markets, or PWG, to discuss and make recommendations regarding the risks faced by U.S. investors from Chinese companies and companies with significant operations in China that are listed on U.S. stock exchanges, which are imposed by the Chinese government's refusal to permit the PCAOB to conduct inspections of auditors in China. In a letter dated July 24, 2020, which was released on August 7, 2020, the PWG responded to the president's request with a report entitled "Protecting United States Investors from Significant Risks from Chinese Companies," which includes various recommendations to address issues from countries in which the PCAOB is unable to inspect auditors, which it refers to as "Non-Cooperating Jurisdictions," or NCJs. These developments could cause investor uncertainty for affected issuers, including us, the market price of our ADSs could be adversely affected, and we could be delisted from Nasdaq if we are unable to meet the Public Company Accounting Oversight Board inspection requirement in time.

 THE GLOBAL OFFERING

Public Offering Price	HK$ , or US$ , per ordinary share
The Global Offering

We are offering 20,422,150 ordinary shares in the Global Offering, consisting of an international offering of 18,379,850 ordinary shares offered hereby, and a Hong Kong public offering of 2,042,300 ordinary shares. The allocation of ordinary shares between the Hong Kong public offering and the international offering is subject to reallocation. For more information, see "Underwriting (Conflicts of Interest)."

Option to Purchase Additional Ordinary Shares

We expect to grant the international underwriters an option, exercisable by the Joint Global Coordinators, on behalf of the international underwriters, until 30 days after the last day for the lodging of applications under the Hong Kong public offering, to purchase up to an aggregate of 3,063,300 ordinary shares, representing not more than 15% of the number of shares initially available under the Global Offering, at the public offering price, to, among other things, cover over-allocations in the international offering. Goldman Sachs (Asia) L.L.C. or its affiliate expects to enter into a borrowing arrangement with Winner Crown to facilitate the settlement of over-allocations.

Ordinary Shares Outstanding Immediately After the Global Offering

317,449,194 ordinary shares (or 320,512,494 ordinary shares if the Joint Global Coordinators exercise in full, on behalf of the international underwriters, their option to purchase additional ordinary shares), excluding 3,959,201 treasury ordinary shares and ordinary shares issued to our depositary bank for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under our share incentive plans.

Use of Proceeds

We will determine the offer price for both the international offering and the Hong Kong public offering by reference to, among other factors, the closing price of our ADSs on the last trading day before the pricing of the Global Offering, which is expected to be on or about September 16, 2020. The maximum offer price for the Hong Kong public offering is HK$368.00, or US$47.48, per ordinary share (equivalent to US$47.48 per ADS). Assuming that (i) the offering price is HK$368.00 per ordinary share, (ii) initially 18,379,850 ordinary shares are allocated to the international offering and (iii) initially 2,042,300 ordinary shares are allocated to the Hong Kong public offering, we estimate that we will receive net proceeds from the Global Offering of approximately HK$7,335.0 million, or US$946.4 million (or approximately HK$8,444.0 million, or US$1,089.5 million, if the Joint Global Coordinators exercise in full, on behalf of the international underwriters, their option to purchase additional ordinary shares), after deducting estimated underwriting fees and other estimated offering expenses payable by us.

We expect to use the net proceeds from the Global Offering for the following purposes:
• approximately 40% to fund the capital expenditures and expenses to strengthen our hotel network;
• approximately 30% to repay part of our US$500 million revolving credit facility that we drew down in December 2019;
• approximately 20% to enhance our technology platform, including our H Rewards loyalty program; and
• approximately 10% for general corporate purposes.
See "Use of Proceeds" for more information.
Lock-up

We, our directors and executive officers, Winner Grown and East Leader have agreed with the underwriters to certain lock-up restrictions in respect of our ordinary shares and ADSs, and any securities convertible into or exchangeable or exercisable for any of our ordinary shares or ADSs, for a period commencing on the price determination date and ending on, and including, the date that is 90 days after the price determination date, subject to limited exceptions as described under "Underwriting (Conflicts of Interest)." As of September 2, 2020, our directors and executive officers held a total of 107,840,341 ordinary shares, including ordinary shares that they have the right to acquire within 60 days of September 2, 2020 (representing approximately 36.30% of our ordinary shares then issued).

Risk Factors

You should carefully read "Risk Factors" beginning on page S-31 and the other information included in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

Proposed Hong Kong Stock Exchange Code for the Ordinary Shares	We have applied to list our ordinary shares on the Hong Kong Stock Exchange under the stock code "1179."
Payment and Settlement	The underwriters expect to deliver the ordinary shares against payment therefor through the facilities of the Central Clearing and Settlement System on or around , 2020.
Underwriter Conflicts of Interest

Certain of the underwriters or their affiliates are lenders with respect to amounts currently outstanding under our US$500 million revolving credit facility and may receive a ratable portion of any part of the proceeds of the offering used to repay borrowings outstanding under the revolving credit facility. Any underwriter that receives more than 5% of the net proceeds of this offering (together with its affiliates) will have a conflict of interest, as that term is defined in FINRA Rule 5121. Accordingly, this offering is being conducted in compliance with FINRA Rule 5121. None of the underwriters with a Rule 5121 conflict of interest will sell ordinary shares to an account over which it exercises discretion without the express approval of the account holder.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

          The following selected consolidated statements of comprehensive income data and selected consolidated cash flow data for the years ended December 31, 2017, 2018 and 2019 and selected consolidated balance sheet data as of December 31, 2018 and 2019 are derived from our audited consolidated financial statements included in our 2019 Form 20-F, which is incorporated herein by reference. The following selected consolidated balance sheet data as of December 31, 2017 are derived from our audited consolidated financial statements that have not been included herein and were prepared in accordance with U.S. GAAP.

          The following selected consolidated statements of comprehensive income data and selected consolidated cash flow data for the three months ended March 31, 2020 and the selected consolidated balance sheet data as of March 31, 2020 are derived from our audited consolidated financial statements included in Exhibit 99.1 to our September Form 6-K, which is incorporated herein by reference. The selected consolidated income statements data and consolidated statements of cash flow data for the three months ended March 31, 2019 have been derived from our unaudited consolidated financial statements incorporated herein by reference and have been prepared on the same basis as our audited consolidated financial statements for 2019.

          You should read the following information in conjunction with (1) our audited consolidated financial statements for the years ended December 31, 2017, 2018 and 2019 and as of December 31, 2018 and 2019 and related notes and "Item 5. Operating and Financial Review and Prospects" in our 2019 Form 20-F, (2) our audited consolidated financial statements as of and for the three months ended March 31, 2020 and related notes, as well as our unaudited consolidated financial statements for the three months ended March 31, 2019, included in Exhibit 99.1 to our September Form 6-K, (3) our unaudited consolidated financial statements as of and for the three months ended June 30, 2020 included in Exhibit 99.2, (4) "Financial Information" in Exhibit 99.4 to our September Form 6-K, and (5) our unaudited pro forma consolidated financial information included in Exhibit 99.3 to our September Form 6-K, as well as the other financial information included elsewhere in this prospectus supplement or the documents incorporated by reference herein. Our historical results for any prior period do not necessarily indicate our results to be expected for any future period.

Selected Consolidated Statements of Comprehensive Income Data

	Year Ended December 31,			Three Months Ended March 31,

	2017	2018	2019	2019	2020

	(RMB)	(RMB)	(RMB)	(RMB)	(RMB)	(US$)
	(In millions)
				(Unaudited)
Net revenues	8,229	10,063	11,212	2,387	2,013	284
Operating costs and expenses(1)	6,874	7,945	9,236	2,129	2,958	419
Income (losses) from operations	1,426	2,344	2,108	264	(857)	(122)
Unrealized gain (loss) from fair value changes of equity securities	35	(914)	316	(90)	(1,003)	(142)
Income (loss) before income taxes	1,597	1,393	2,565	163	(2,128)	(301)
Net income (loss)	1,228	727	1,761	99	(2,158)	(305)
Net income (loss) attributable to our Company	1,228	716	1,769	106	(2,135)	(301)

(1)
Includes share-based compensation expenses as follows:

	Year Ended December 31,			Three Months Ended March 31

	2017	2018	2019	2019	2020

	(RMB)	(RMB)	(RMB)	(RMB)	(RMB)	(US$)
	(In millions)
				(Unaudited)
Share-based compensation expenses	66	83	110	26	29	4

          The decrease in net income from 2017 to 2018 was primarily attributable to our unrealized loss from fair value changes of equity securities of RMB914 million in 2018, which was primarily because the price of Accor's shares decreased significantly from December 31, 2017 to December 31, 2018.

Selected Consolidated Balance Sheet Data

	As of December 31,			As of March 31,

	2017	2018	2019	2020

	(RMB)	(RMB)	(RMB)	(RMB)	(US$)
	(In millions)
Cash and cash equivalents	3,475	4,262	3,234	1,800	254
Restricted cash	481	622	10,765	1,675	237
Prepaid rent	660	955	—	—	—
Property and equipment, net	4,523	5,018	5,854	6,471	914
Intangible assets, net	1,644	1,834	1,662	5,854	827
Operating lease right-of-use assets	—	—	20,875	29,567	4,176
Long-term investments	2,362	6,152	1,929	1,920	271
Goodwill	2,265	2,630	2,657	5,339	754
Total assets	17,508	23,993	52,983	59,678	8,428
Accounts payable	766	890	1,176	1,143	161
Short-term debt	131	948	8,499	5,782	816
Operating lease liabilities, current	—	—	3,082	3,388	478
Long-term debt	4,922	8,812	8,084	7,810	1,103
Deferred rent-long-term	1,380	1,507	—	—	—
Operating lease liabilities, non-current	—	—	18,496	27,618	3,900
Deferred revenue	1,341	1,463	1,738	1,776	251
Total liabilities	11,274	17,674	45,483	54,402	7,682
Total equity	6,234	6,319	7,500	5,276	746

          The decrease in our net assets from RMB7,500 million as of December 31, 2019 to RMB5,276 million (US$746 million) as of March 31, 2020 was primarily attributable to a net loss attributable to our Company of RMB2,135 million (US$301 million) in the three months ended March 31, 2020, which was resulted primarily from a decline in our net revenues due to the outbreak of COVID-19.

          Our net current liabilities position as of March 31, 2020 was primarily because of (i) a decrease in restricted cash as we paid off the outstanding consideration for our acquisition of Deutsche Hospitality and (ii) a decrease in cash and cash equivalents, which we used to pay for our operating costs and expenses after experiencing declines in revenues since the outbreak of COVID-19 in January 2020. Our net current liabilities decreased slightly from RMB6,878 million (US$971 million) as of March 31, 2020 to RMB5,985 million (US$847 million) as of June 30, 2020, primarily due to an increase in cash and cash equivalents resulting from part of the proceeds from our issuance in May 2020 of our convertible senior notes due 2026. We have taken various cost and cash outflow mitigation measures to counter the negative impact of COVID-19 on our financial performance, such as negotiating rent reduction and deferment, reducing or eliminating discretionary spending, streamlining our staff and placing a number of our hotel staff on temporary furlough. A substantial majority of our hotels had resumed operations as of June 30, 2020, and the hotel industries in China and Europe have been recovering. To increase our revenues, we will continue expanding our sales network by opening more hotels and increasing sales of our hotel rooms by strengthening our online and offline direct sales channels. In May 2020, we issued convertible senior notes due 2026 to refinance our convertible senior notes due 2022; the convertible senior notes due 2022 have been classified as short-term debt as a result of the noteholders' right to put the notes on November 2, 2020. We believe all of these measures and factors will help to improve our net current liabilities position.

          We had net intangible assets of RMB1,644 million, RMB1,834 million, RMB1,662 million and RMB5,854 million (US$827 million) as of December 31, 2017, 2018 and 2019 and March 31, 2020, respectively. We also had goodwill of RMB2,265 million, RMB2,630 million, RMB2,657 million and RMB5,339 million (US$754 million) as of these respective dates. While we did not recognize an impairment on intangible assets or goodwill as of March 31, 2020, the magnitude and duration of COVID-19 may change the assumptions and estimates used in the valuation of intangible assets and goodwill, which could result in future impairment charges. On March 31, 2020, the estimated fair value of our intangible assets with indefinite useful lives exceeded their carrying value by approximately RMB3,634 million. A 5% increase in the discount rate or decrease in the forecast of future revenues, the operating margin or the royal saving rate could reduce the fair value of indefinite-life intangible assets below their carrying value, which could result in future impairment charges of up to RMB229 million, nil, nil and RMB155 million, respectively. On March 31, 2020, the estimated fair value of the legacy Huazhu reporting unit substantially exceeded its carrying value, and the estimated fair value of the legacy DH reporting unit exceeded its carrying value by approximately RMB79 million. A 5% decline in the underlying discounted cash flow or increase in the discount rate could have resulted in goodwill impairment charges of approximately RMB218 million and RMB337 million, respectively.

          As of June 30, 2020, we had operating lease liabilities of RMB31,005 million (US$4,388 million) (unaudited) and finance lease liabilities of RMB2,237 million (US$317 million) (unaudited), certain of which were secured by the rental deposits.

Selected Consolidated Cash Flow Data

	Year ended December 31,			Three months ended March 31,

	2017	2018	2019	2019	2020

	RMB	RMB	RMB	RMB	RMB	US$
	(In millions)
				(Unaudited)
Net cash provided by (used in) operating activities	2,453	3,049	3,293	147	(1,346)	(190)
Net cash used in investing activities	6,235	6,345	285	378	5,235	739
Net cash provided by (used in) financing activities	4,536	4,248	6,045	(194)	(3,893)	(550)

          The negative operating cash outflows for the three months ended March 31, 2020 were primarily because we experienced a decline in revenues in the first quarter of 2020 due to the outbreak of COVID-19 since January 2020. To increase our operating cash inflows, we plan to continue implementing our various cost and cash flow mitigation measures and increasing our revenues as discussed in relation to our net current liabilities position above.

Non-GAAP Financial Data

          In evaluating our business, we consider and use non-GAAP measures, such as EBITDA, Adjusted EBITDA and adjusted net income (loss) attributable to our company, as supplemental measures to review and assess our operating performance.

          We use earnings before interest income, interest expense, income tax expense (benefit) and depreciation and amortization, or EBITDA, a non-GAAP financial measure, to assess our results of operations before the impact of investing and financing transactions and income taxes. Given the significant investments that we have made in leasehold improvements, depreciation and amortization expense comprises a significant portion of our cost structure. We believe that EBITDA is widely used by other companies in the lodging industry and may be used by investors as a measure of our financial performance. We also use Adjusted EBITDA, another non-GAAP measure, which is defined as EBITDA before share-based compensation expenses and unrealized gains (losses) from fair value changes of equity securities. In addition, we use adjusted net income attributable to our company excluding share-based compensation expenses and unrealized gains (losses) from fair value changes of equity securities, a non-GAAP financial measure. We exclude share-based compensation expenses and unrealized gains (losses) from fair value changes of equity securities in calculating adjusted net income (loss) attributable to our company and Adjusted EBITDA because these line items are non-cash expenses that are not directly related to our business operations. Share-based compensation expenses represent non-cash expenses associated with share options and restricted stocks we granted under our share incentive plans. As to unrealized gains (losses) from fair value changes of equity securities, upon the adoption of ASU 2016-01 on January 1, 2018, the unrealized gains and losses on the investments in publicly traded equity securities began to be required to be recorded in the periodic net earnings as compared to the other comprehensive income prior to 2018, while these gains and losses are likely to be very significant given the size of our holding and the volatility inherent in the equity securities' prices. These gains and losses have caused and will continue to cause significant volatility in our periodic earnings and have little analytical or predictive value. We present Adjusted EBITDA and adjusted net income (loss) attributable to our company because they are used by our management to evaluate our operating performance. We also believe that Adjusted EBITDA and adjusted net income (loss) attributable to our company provide useful information to investors and others in understanding and evaluating our consolidated results of operations in the same manner as our management and in comparing financial results across accounting periods and to those of our peer companies. Our calculation of EBITDA, Adjusted EBITDA and adjusted net income (loss) attributable to our company does not deduct foreign exchange loss, which was approximately RMB18 million, RMB144 million, RMB35 million and RMB58 million (US$8 million) in 2017, 2018, 2019 and the three months ended March 31, 2020, respectively. The presentation of EBITDA, Adjusted EBITDA and adjusted net income (loss) attributable to our company should not be construed as an indication that our future results will be unaffected by other charges and gains we consider to be outside the ordinary course of our business.

          The use of EBITDA, Adjusted EBITDA and adjusted net income (loss) attributable to our company has certain limitations. Depreciation and amortization expense for various long-term assets, income tax, interest income and interest expense have been and will be incurred and are not reflected in the presentation of EBITDA. Share-based compensation expenses and unrealized gains (losses) from fair value changes of equity securities have been and will be incurred and are not reflected in the presentation of Adjusted EBITDA or adjusted net income (loss) attributable to our company. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation and amortization, interest income, interest expense, income tax expense, share-based compensation expenses, unrealized gains (losses) from fair value changes of equity securities, capital expenditures and other relevant items both in our reconciliations to the U.S. GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

          The terms EBITDA, Adjusted EBITDA and adjusted net income (loss) attributable to our company are not defined under U.S. GAAP, and none of EBITDA, Adjusted EBITDA or adjusted net income (loss) attributable to our company is a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. When assessing our operating and financial performance, you should not consider this data in isolation or as a substitute for our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our EBITDA, Adjusted EBITDA and adjusted net income (loss) attributable to our Company may not be comparable to EBITDA, Adjusted EBITDA, adjusted net income (loss) or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA, Adjusted EBITDA or adjusted net income (loss) in the same manner as we do.

	Year Ended December 31,			Three Months Ended March 31,

	2017	2018	2019	2019	2020

	(RMB)	(RMB)	(RMB)	(RMB)	(RMB)	(US$)
	(In millions)
Net income (loss) attributable to our Company	1,228	716	1,769	106	(2,135)	(301)
Share-based compensation expenses	66	83	110	26	29	4
Unrealized (gains) losses from fair value changes of equity securities	(36)	914	(316)	90	1,003	142

Adjusted net income (loss) attributable to our Company (Non-GAAP)	1,259	1,713	1,563	222	(1,103)	(155)

Net income (loss) attributable to our Company	1,228	716	1,769	106	(2,135)	(301)
Interest income	(113)	(148)	(160)	(33)	(29)	(4)
Interest expense	87	244	315	77	137	19
Income tax expense (benefit)	357	569	640	31	(30)	(4)
Depreciation and amortization	789	891	991	231	321	45

EBITDA (Non-GAAP)	2,348	2,272	3,555	412	(1,736)	(245)

Share-based compensation expenses	66	83	110	26	29	4
Unrealized (gains) losses from fair value changes of equity securities	(35)	914	(316)	90	1,003	142

Adjusted EBITDA (Non-GAAP)	2,379	3,269	3,349	528	(704)	(99)

Selected Operating Data

				As of March 31, 2020

	As of December 31,			Legacy	Legacy

	2017	2018	2019	Huazhu(1)	DH(2)

Total hotels in operation	3,746	4,230	5,618	5,838	115
Leased and owned hotels	671	699	688	689	67
Manachised hotels	2,874	3,309	4,519	4,793	27
Franchised hotels	201	222	411	356	21
Total hotel rooms in operation	379,675	422,747	536,876	552,362	23,126
Leased and owned hotels	85,018	86,787	87,465	88,355	12,327
Manachised hotels	275,065	314,932	418,700	437,219	5,709
Franchised hotels	19,592	21,028	30,711	26,788	5,090
Total hotel room-nights available for sale	128,761,738	144,497,182	171,660,048	40,311,390	1,890,071
Leased and owned hotels	30,198,307	31,448,206	32,018,639	7,410,073	1,048,451
Manachised hotels	92,582,541	105,917,757	130,860,614	30,995,965	458,600
Franchised hotels	5,980,890	7,131,219	8,780,795	1,905,352	383,020
Number of cities	378	403	437	446	78

(1)
Legacy Huazhu refers to our company excluding our newly acquired Deutsche Hospitality.

(2)
Legacy DH refers to Deutsche Hospitality.

Unaudited Pro Forma Financial Data

          The summary unaudited pro forma results have been derived from our unaudited pro forma consolidated statement of comprehensive income for the year ended December 31, 2019 included in Exhibit 99.3 to our September Form 6-K, which combines the historical consolidated statements of comprehensive income of our company and Deutsche Hospitality, giving effect to our acquisition of Deutsche Hospitality as if it had occurred on January 1, 2019. These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place at the beginning of the period presented, and may not be indicative of future operating results.

          The financial information set forth below includes translations of financial data in RMB into U.S. dollars for the convenience of the reader. These translations were made at a rate of RMB6.9618 to US$1.00, the noon buying rate in effect as of December 31, 2019 set forth in the H.10 statistical release of the Federal Reserve Board.

	Pro Forma Results Year Ended December 31, 2019

	RMB	US$
	(In millions)
Total revenues	14,995	2154
Income from operations	2,260	325
Income before income taxes	2,631	378
Net income	1,780	256
Net income attributable to Huazhu Group Limited/Steigenberger Hotels AG	1,788	257

RISK FACTORS

          Any investment in our ordinary shares involves a high degree of risk. You should carefully consider the risk factors set forth below together with the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, before deciding whether to purchase the ordinary shares. In addition, you should carefully consider the matters discussed under "Risk Factors" in our 2019 Form 20-F and Exhibit 99.4 to our Current Report on Form 6-K furnished to the SEC on September 9, 2020, as well as other documents incorporated by reference into this prospectus supplement. Any of the following risks and the risks described therein, and additional risks and uncertainties not currently known to us or those we currently view to be immaterial, may also materially and adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

RISKS RELATED TO OUR ADSs, ORDINARY SHARES AND GLOBAL OFFERING

As a company applying for listing under Chapter 19C, we adopt different practices as to certain matters as compared with many other companies listed on the Hong Kong Stock Exchange.

          As we are applying for listing under Chapter 19C of the Hong Kong Listing Rules, we will not be subject to certain provisions of the Hong Kong Listing Rules pursuant to Rule 19C.11, including, among others, rules on notifiable transactions, connected transactions, share option schemes and content of financial statements as well as certain other continuing obligations. In addition, in connection with the listing, we have applied for a number of waivers and/or exemptions from strict compliance with the Hong Kong Listing Rules, the Companies (WUMP) Ordinance, the Takeovers Codes and the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong), or the SFO. As a result, we will adopt different practices as to those matters as compared with other companies listed on the Hong Kong Stock Exchange that do not enjoy those exemptions or waivers.

          Our articles of association are specific to us and include certain provisions that may be different from the requirements under the Hong Kong Listing Rules and common practices in Hong Kong. For example, Rule 19C.07(7) of the Hong Kong Listing Rules provides that the minimum stake required to convene an extraordinary general meeting and add resolutions to a meeting agenda must not be higher than 10% of the voting rights, on a one vote per share basis, in the share capital of a qualifying issuer, but our articles of association do not provide such a provision. We will put forth a resolution at or before our next annual general meeting to be held after the listing to revise our articles of association to comply with Rule 19C.07(7) of the Hong Kong Listing Rules. The next annual general meeting after the listing is expected to be held in the fourth quarter of this year.

          Furthermore, if 55% or more of the total worldwide trading volume, by dollar value, of our ADSs and ordinary shares over our most recent fiscal year takes place on the Hong Kong Stock Exchange, the Hong Kong Stock Exchange will regard us as having a dual primary listing in Hong Kong and we will no longer enjoy certain exemptions or waivers from strict compliance with the requirements under the Hong Kong Listing Rules, the Companies (WUMP) Ordinance, the Takeovers Codes and the SFO, which could result in our incurring of incremental compliance costs.

The trading price for our ADSs has been and may continue to be volatile and the trading price of the ordinary shares may be volatile, which could result in substantial losses to holders of our ADSs and/or ordinary shares.

          The trading price for our ADSs has been volatile and has ranged from a low of US$25.01 to a high of US$41.5 on the Nasdaq Global Select Market in the six months ended June 30, 2020. The trading price for our ordinary shares may also be volatile. The trading prices for our ADSs and ordinary shares are subject to wide fluctuations in response to various factors, including the following:

  •
  actual or anticipated fluctuations in our quarterly operating results;

  •
  changes in financial estimates by securities research analysts;

  •
  conditions in the travel and lodging industries;

  •
  changes in the economic performance or market valuations of other lodging companies;

  •
  announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

  •
  addition or departure of key personnel;

  •
  fluctuations of exchange rates among the RMB, U.S. dollar, Euro, Hong Kong dollar and other foreign currencies;

  •
  potential litigation or administrative investigations;

  •
  release of lock-up or other transfer restrictions on our outstanding ADSs or ordinary shares or sales of additional ADSs or ordinary shares;

  •
  political or market instability or disruptions, and actual or perceived social unrest in the United States, Hong Kong or other jurisdictions; and

  •
  general economic or political conditions primarily in China, as well as in Europe.

          In addition, the market prices for companies with operations in China in particular have experienced volatility that might have been unrelated to the operating performance of such companies. The securities of some China-based companies that have listed their securities in the United States or Hong Kong have experienced significant volatility, including, in some cases, substantial declines in the market prices of their securities. The performance of the securities of these China-based companies after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States or Hong Kong, which consequently may impact the performance of our ADSs and ordinary shares, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other China-based companies may also negatively affect the attitudes of investors towards China-based companies in general, including us, regardless of whether we have engaged in any inappropriate activities.

          The global financial crisis and the ensuing economic recessions in many countries have contributed and may continue to contribute to extreme volatility in the global stock markets, such as the large declines in share prices in the United States, mainland China, Hong Kong and other jurisdictions at various times since 2008. These broad market and industry fluctuations may adversely affect the prices of our ADSs and ordinary shares, regardless of our operating performance.

          The volatility resulting from any of the above factors may affect the price at which you could sell the ADSs or ordinary shares.

We may need additional capital, and the sale of additional ADSs, ordinary shares or other equity securities could result in additional dilution to our shareholders and the incurrence of additional indebtedness could increase our debt service obligations.

          We believe that our current cash and cash equivalents, anticipated cash flow from operations and funds available from borrowings under our bank facilities (including the undrawn bank facilities currently available to us and bank facilities we plan to obtain in 2020) will be sufficient to meet our anticipated working capital cash needs for at least the next 12 months. We may, however, require additional cash resources due to changed business conditions, strategic acquisitions or other future developments, including expansion through leased and owned hotels and any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity and equity-linked securities could result in additional dilution to our shareholders. The sale of substantial amounts of our ADSs or ordinary shares could dilute the interests of our shareholders and ADS holders and adversely impact the trading prices of our ADSs and ordinary shares. As of June 30, 2020, we had approximately 165.8 million ordinary shares outstanding held as ADSs, options to purchase 34,068 ordinary shares (of which 34,068 were exercisable as of that date) and approximately 9.5 million nonvested shares of restricted stocks outstanding. The conversion of some or all of our convertible senior notes due 2022 and our convertible senior notes due 2026 will dilute the ownership interests of existing shareholders and holders of the ADSs. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

          In addition, due to the global outbreak of COVID-19, our business has been significantly impacted and we experienced operating losses and negative operating cash flows in the first quarter of 2020. If this trend continues, it may trigger breaches of financial covenants of the facility agreement for our syndicated loans. Furthermore, holders of our convertible senior notes due 2022 have the right to require us to repurchase their notes on November 2, 2020. If we are unable to achieve or maintain profitability and meet these financial obligations, the trading prices of our ADSs and ordinary shares may significantly decrease.

Future sales or issuances, or perceived future sales or issuances, of substantial amounts of our ordinary shares, or ADSs or convertible securities could adversely affect the prices of our ADSs and ordinary shares.

          If we or our existing shareholders sell, or are perceived as intending to sell, substantial amounts of our ordinary shares, ADSs or convertible securities, including those issued upon the exercise of our outstanding stock options and conversion of our outstanding convertible notes, the trading prices of our ADSs and ordinary shares could fall. Any sales, or perceived potential sales, by our existing shareholders might make it more difficult for us to issue new equity or equity-related securities in the future at a time and place we deem appropriate. Ordinary shares held by our existing shareholders may be sold in the public market in the future subject to the restrictions contained in Rule 144, Rule 701 and Regulation S under the Securities Act and the applicable lock-up agreements. If any existing shareholders sell a substantial amount of ADSs and/or ordinary shares after the expiration of the lock-up period, the prevailing trading prices for our ADSs and ordinary shares could be adversely affected. In addition, certain of our shareholders or their transferees and assignees will have the right to cause us to register the sale of their ordinary shares under the Securities Act upon the occurrence of certain circumstances. Registration of these ordinary shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.

Sales of these registered shares in the public market could cause the price of our ADSs and/or ordinary shares to decline.

          Furthermore, we will be required to issue ADSs to holders of our convertible senior notes due 2022 upon their conversion of the notes. These ADS issuances' dilutive effect on our existing shareholders' interests in our company may not be fully offset by the existing capped call transactions that we entered into in connection with our convertible senior notes due 2022. In addition, we have not entered into any hedging transactions to reduce the dilution to our existing shareholders upon the holders' conversion of our convertible senior notes due 2026. As a result, the prevailing trading prices of our ADSs and ordinary shares could be adversely affected by conversions of these notes.

As our founder and co-founders collectively hold a controlling interest in us, they have significant influence over our management and their interests may not be aligned with our interests or the interests of our other shareholders.

          As of September 2, 2020, our founder, Mr. Qi Ji, who is also our executive chairman and our chief executive officer, and our co-founders, Ms. Tong Tong Zhao and Mr. John Jiong Wu, in total beneficially own approximately 36.1% of our outstanding ordinary shares on an as-converted basis. The interests of these shareholders may conflict with the interests of our other shareholders. Our founder and co-founders have significant influence over us, including on matters relating to mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may discourage, delay or prevent a change in control of us, which could deprive our shareholders of an opportunity to receive a premium for their ordinary shares as part of a sale of us or of our assets and might reduce the prices of our ADSs and ordinary shares. These actions may be taken even if they are opposed by our other shareholders, including holders of our ADSs and/or ordinary shares.

Holders of our ADSs may not receive dividends or other distributions on our ordinary shares and may not receive any value for them, if it is illegal or impractical to make them available to these holders.

          The depositary of the ADSs has agreed that if it or the custodian receives any cash dividends or other distributions on our ordinary shares or other deposited securities underlying the ADSs, it will pay them to the holders of ADSs after deducting its fees and expenses pursuant to the deposit agreement. The holders of ADSs will receive these distributions in proportion to the number of ordinary shares their ADSs represent. However, the depositary or the custodian is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act, but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not practicable to distribute certain property. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that the holders of ADSs may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to these holders. These restrictions may cause a material decline in the value of the ADSs.

ADS holders may not have the same voting rights as the holders of our ordinary shares and generally have fewer rights than our shareholders, and must act through the depositary to exercise those rights.

          Holders of ADSs do not have the same rights as our shareholders and may only exercise voting and other shareholder rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Except as described in the deposit agreement, holders of our ADSs may not be able to exercise voting rights attaching to the ordinary shares evidenced by our ADSs on an individual basis. Holders of our ADSs appoint the depositary or its nominee as their representative to exercise the voting rights attaching to the ordinary shares represented by the ADSs. ADS holders may not receive voting materials in time to instruct the depositary to vote, and it is possible that they may not have the opportunity to exercise a right to vote and/or may lack recourse if the ADSs are not voted as you requested.

Except in limited circumstances, the depositary will give us a discretionary proxy to vote our shares underlying the ADSs if holders of these ADSs do not give voting instructions to the depositary, which could adversely affect the interests of holders of ordinary shares and/or the ADSs.

          Under the deposit agreement, the depositary will give us a discretionary proxy to vote the ordinary shares underlying the ADSs at shareholders' meetings if holders of these ADSs do not give voting instructions to the depositary, unless:

  •
  we have instructed the depositary that we do not wish a discretionary proxy to be given;

  •
  we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

  •
  a matter to be voted on at the meeting may adversely affect the rights of shareholders; or

  •
  voting at the meeting is made on a show of hands.

          The effect of this discretionary proxy is that, if holders of ADSs fail to give voting instructions to the depositary, they cannot prevent our ordinary shares underlying their ADSs from being voted, except under the circumstances described above. This may make it more difficult for shareholders to influence our management. Holders of our ordinary shares are not subject to this discretionary proxy.

ADS holders may not be able to participate in rights offerings and may experience dilution of his, her or its holdings as a result.

          We may from time to time distribute rights to our shareholders, including rights to acquire our securities. Under the deposit agreement for the ADSs, the depositary will not offer those rights to ADS holders unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act, or exempt from registration under the Securities Act with respect to all holders of ADSs. We are under no obligation to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. In addition, we may not be able to take advantage of any exemptions from registration under the Securities Act. Accordingly, holders of our ADSs may be unable to participate in our rights offerings and may experience dilution in their holdings as a result.

ADS holders may be subject to limitations on transfer of their ADSs.

          Our ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

The audit reports included in our annual reports on Form 20-F have been prepared by our independent registered public accounting firm whose work may not be inspected fully by the Public Company Accounting Oversight Board and, as such, you may be deprived of the benefits of such inspection.

          Our independent registered public accounting firm that issues the audit reports included in our annual reports filed with the SEC, as auditors of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board, United States, or the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards.

          Because we have substantial operations within the PRC and the PCAOB is currently unable to conduct inspections of the work of our independent registered public accounting firm as it is conducted in a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, our independent registered public accounting firm is not currently inspected fully by the PCAOB. The lack of PCAOB inspections in the PRC prevents the PCAOB from regularly evaluating our independent registered public accounting firm's audits and quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

          As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China's, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of Congress that would require the SEC to maintain a list of issuers for which the PCAOB is not able to inspect or investigate an audit report issued by a foreign public accounting firm. The Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for such issuers and, beginning in 2025, the delisting from national securities exchanges such as Nasdaq of issuers included for three consecutive years on the SEC's list. On May 20, 2020, the U.S. Senate passed S. 945, the Kennedy Bill, which includes requirements similar to those in the EQUITABLE Act for the SEC to identify issuers whose audit reports are prepared by auditors that the PCAOB is unable to inspect or investigate because of restriction imposed by non-U.S. authorities. The Kennedy Bill would also require public companies on this SEC list to certify that they are not owned or controlled by a foreign government and make certain additional disclosures in their SEC filings. In addition, for issuers on the SEC list for three consecutive years, the SEC would be required to prohibit the securities of these companies from being traded on a U.S. national securities exchange, such as NASDAQ, or in U.S. over-the-counter markets. Legislation similar to the Kennedy Bill has also been introduced in the U.S. House of Representatives. On July 21, 2020, the House of Representatives passed its version of the National Defense Authorization Act, which included provisions similar to the Kennedy Bill.

          In addition to legislative action, on June 4, 2020, President Trump issued a memorandum directing the PWG on Financial Markets, which is chaired by the Secretary of the Treasury and includes the Chairman of the Board of Governors of the Federal Reserve System, the Chairman of the SEC and the Chairman of the Commodity Futures Trading Commission, to discuss and make recommendations regarding the risks faced by U.S. investors from Chinese companies and companies with significant operations in China that are listed on U.S. stock exchanges, which are imposed by Chinese government's refusal to permit the PCAOB to conduct inspections of auditors in China. In a letter dated July 24, 2020, which was released on August 7, 2020, the PWG responded to the president's request with a report entitled "Protecting United States Investors from Significant Risks from Chinese Companies", which includes various recommendations to address issues from countries in which PCAOB is unable to inspect auditors, which it refers to as NCJs. One of the report's recommendation is to require U.S. exchanges to adopt enhanced listing standards that companies would be required to meet at the time of any new listing or by January 1, 2022 for continued listings. U.S. listed companies that fail to meet these proposed enhanced standards would be subject to delisting and trading suspensions. The recommended listing standards would require that PCAOB have access to work papers of the principal audit firm for the audit of the listed company or, for companies that are unable to satisfy this work papers access standard as a result of governmental restrictions in NCJs, they could instead provide a co-audit from a U.S. PCAOB registered audit firm where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. One of the report's recommended requirements for such co-audits is that the government of the relevant NCJ would have to permit the U.S. accounting firm working on the co-audit to perform the work and retain the relevant work papers outside of the NCJ. However, because Chinese law prohibits audit firms that operate in China and Hong Kong from releasing certain documentation of Chinese companies without explicit government permission, it is unclear if these requirements would be consistent with Chinese law. The report also includes recommendations for enhanced disclosure requirements for China-based companies and funds exposed to China-based groups, requiring more due diligence on behalf of index providers, and guidance for investment advisers.

          Future developments in respect of the issues discussed above are uncertain, including because the legislative developments are subject to the legislative process and the regulatory developments are subject to the rule-making process and other administrative procedures. However, if any of the administrative proceedings, legislative actions or regulatory changes discussed above were to proceed in ways that are detrimental to China-based issuers, it could cause us to fail to be in compliance with U.S. securities laws and regulations, we could cease to be listed on NASDAQ or another U.S. exchange, and U.S. trading of our shares and ADSs could be prohibited. Any of these actions, or uncertainties in the market about the possibility of such actions, could adversely affect our access to the U.S. capital markets and the price of our ADSs and ordinary shares and could result in adverse consequences under our outstanding borrowings.

          Inspections of other firms that the PCAOB has conducted outside the PRC have identified deficiencies in those firms' audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of the PCAOB to conduct full inspections of auditors in the PRC makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm's audit procedures or quality control procedures as compared to auditors outside the PRC that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

If the settlement reached between the SEC and the Big Four PRC-based accounting firms (including our independent registered public accounting firm) concerning the manner in which the SEC may seek access to audit working papers from audits in China of U.S.-listed companies is not or cannot be performed in a manner acceptable to authorities in China and the U.S., we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

          In late 2012, the SEC commenced administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the Chinese affiliates of the "Big Four" accounting firms (including our independent registered public accounting firm). A first instance trial of the proceedings in July 2013 in the SEC's internal administrative court resulted in an adverse judgment against the firms. The administrative law judge proposed penalties on the Chinese accounting firms, including a temporary suspension of their right to practice before the SEC, although that proposed penalty did not take effect pending review by the Commissioners of the SEC. On February 6, 2015, before a review by the Commissioners had taken place, the Chinese accounting firms reached a settlement with the SEC whereby the proceedings were stayed. Under the settlement, the SEC accepted that future requests by the SEC for the production of documents would normally be made to the China Securities Regulatory Commission, or the CSRC. The Chinese accounting firms would receive requests matching those under Section 106 of the Sarbanes-Oxley Act of 2002, and would be required to abide by a detailed set of procedures with respect to such requests, which in substance would require them to facilitate production via the CSRC. The CSRC for its part initiated a procedure whereby, under its supervision and subject to its approval, requested classes of documents held by the accounting firms could be sanitized of problematic and sensitive content so as to render them capable of being made available by the CSRC to U.S. regulators.

          Under the terms of the settlement, the underlying proceeding against the four PRC-based accounting firms was deemed dismissed with prejudice at the end of four years starting from the settlement date, which was on February 6, 2019. Despite the final ending of the proceedings, the presumption is that all parties will continue to apply the same procedures: the SEC will continue to make its requests for the production of documents to the CSRC, and the CSRC will normally process those requests applying the sanitization procedure. We cannot predict whether, in cases where the CSRC does not authorize production of requested documents to the SEC, the SEC will further challenge the four PRC-based accounting firms' compliance with U.S. law. If additional challenges are imposed on the Chinese affiliates of the "Big Four" accounting firms, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

          In a statement issued in December 2019, the SEC reiterated concerns over inability of the PCAOB to conduct inspections of the audit firm work papers with respect to United States-listed companies that have operations in China, and emphasized the importance of audit quality in emerging markets, such as China.

          On April 21, 2020, the SEC and the PCAOB issued a new joint statement, reminding the investors that in many emerging markets, including China, there is substantially greater risk that disclosures will be incomplete or misleading and, in the event of investor harm, substantially less access to recourse, in comparison to United States domestic companies, and stressing again the PCAOB's inability to inspect audit work papers in China and its potential harm to investors. However, it remains unclear what further actions the SEC and PCAOB will take to address the problem.

          In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act and ultimately lead to possible delisting. Moreover, any negative news about any such future proceedings against these accounting firms may cause investor uncertainty regarding China-based, United States-listed companies and the trading price of our ADSs may be adversely affected.

          If our independent registered public accounting firm were denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of our ADSs from the Nasdaq Global Select Market or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of our ADSs in the United States.

As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, including the requirement regarding the implementation of a nominations committee. This may afford less protection to holders of our ordinary shares and ADSs.

          The Nasdaq Marketplace Rules in general require listed companies to have, among other things, a nominations committee consisting solely of independent directors. As a foreign private issuer, we are permitted to, and we will, follow home country corporate governance practices instead of certain requirements of the Nasdaq Marketplace Rules, including, among others, the implementation of a nominations committee. The corporate governance practice in our home country, the Cayman Islands, does not require the implementation of a nominations committee. We currently intend to rely upon the relevant home country exemption in lieu of the nominations committee. As a result, the level of independent oversight over management of our company may afford less protection to holders of our ordinary shares and ADSs.

Our articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and ADSs.

          Our amended and restated articles of association contain provisions that have potential to limit the ability of others to acquire control of our company or cause us to enter into change-of-control transactions. These provisions could have the effect of depriving our shareholders of opportunities to sell their ordinary shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction.

          For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more classes or series and to fix their designations, powers, preferences and relative participating, optional or other rights and the qualifications, limitations or restrictions, including, without limitation, dividend rights, conversion rights, voting rights, terms of redemption privileges and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADSs or otherwise. In the event these preferred shares have better voting rights than our ordinary shares, in the form of ADSs or otherwise, they could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the prices of our ADSs and ordinary shares may decline and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected.

          The provisions of our articles of association may encourage potential acquirers to negotiate with us and allow our board of directors the opportunity to consider alternative proposals in the interest of maximizing shareholder value. However, these provisions may also discourage acquisition proposals or delay or prevent a change in control that could be beneficial to holders of our ordinary shares and ADSs.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts or Hong Kong courts may be limited. The ability of U.S. or Hong Kong authorities to bring actions against us or our management may also be limited.

          We are incorporated in the Cayman Islands and conduct a substantial portion of our business and operations through our subsidiaries in China, the world's largest emerging market. With the acquisition of Deutsche Hospitality in January 2020, we also operate some of our business in Germany, among other jurisdictions. Most of our officers reside outside the United States and Hong Kong and some or all of the assets of those persons are located outside of the United States and Hong Kong. It may be difficult or impossible for you to bring an action against us or against these individuals in the Cayman Islands, China, Hong Kong or Germany in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if you are successful in bringing an action of this kind outside the Cayman Islands, China, Hong Kong or Germany, the laws of the Cayman Islands, China, Hong Kong and Germany may render you unable to effect service of process upon, or to enforce a judgment against, our assets or the assets of our directors and officers. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, Hong Kong, China or Germany. A judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment: (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final; (d) is not in respect of taxes, a fine or a penalty; and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

          A judgment of a court of another jurisdiction may be reciprocally recognized or enforced if the jurisdiction has a treaty with China or if judgments of the PRC courts have been recognized before in that jurisdiction, subject to the satisfaction of other requirements. However, China does not have treaties providing for the reciprocal enforcement of judgments of courts with Japan, the United Kingdom, the United States and most other Western countries. There are also uncertainties as to the enforceability in Germany of civil liabilities based on the U.S. federal and state securities laws or Hong Kong laws, either in an original action or in an action to enforce a judgment obtained in U.S. courts or Hong Kong courts (as the case may be). Germany currently does not have a treaty with the U.S. or Hong Kong providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. German courts usually deny the recognition and enforcement of punitive damages as incompatible with the fundamental principles of German law. In addition, due to jurisdictional limitations, matters of comity and various other factors, the SEC, Department of Justice and other U.S. authorities may be limited in their ability to take enforcement actions, including in instances of fraud, against us or our directors and officers in China. In addition, shareholder claims that are common in the United States, including class action securities law and fraud claims, are generally uncommon in China.

          Our corporate affairs are governed by our memorandum and articles of association and by the Cayman Companies Law and the common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States and Hong Kong. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States and Hong Kong, and provides significantly less protection to investors. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States or the courts of Hong Kong. Furthermore, our articles of association are specific to us and include certain provisions that may be different from common practices in Hong Kong, such as the absence of requirements that the appointment, removal and remuneration of auditors must be approved by a majority of our shareholders. As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States or in Hong Kong.

It may be difficult for overseas regulators to conduct investigations or collect evidence within China.

          Shareholder claims or regulatory investigations that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the United States may not be efficient in the absence of mutual and practical cooperation mechanisms. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretations of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may increase difficulties you may face in protecting your interests.

The different characteristics of the capital markets in Hong Kong and the U.S. may negatively affect the trading prices of our ordinary shares and ADSs.

          Upon the listing, we will be subject to Hong Kong and Nasdaq listing and regulatory requirements concurrently. The Hong Kong Stock Exchange and the Nasdaq Global Select Market have different trading hours, trading characteristics (including trading volume and liquidity), trading and listing rules, and investor bases (including different levels of retail and institutional participation). As a result of these differences, the trading prices of our ordinary shares and/or ADSs may not be the same, even allowing for currency differences and the ADS ratio. Fluctuations in the price of our ADSs due to circumstances peculiar to the U.S. capital markets could materially and adversely affect the price of our ordinary shares, or vice versa. Certain events having significant negative impact specifically on the U.S. capital markets may result in a decline in the trading price of our ordinary shares notwithstanding that such event may not impact the trading prices of securities listed in Hong Kong generally or to the same extent, or vice versa. Because of the different characteristics of the U.S. and Hong Kong capital markets, the historical market prices of our ADSs may not be indicative of the trading performance of our ordinary shares after the Global Offering.

Exchange between our ordinary shares and our ADSs may adversely affect the liquidity and/or trading price of each other.

          Our ADSs are currently traded on the Nasdaq Global Select Market. Subject to compliance with U.S. securities law and the terms of the deposit agreement, holders of our ordinary shares may deposit ordinary shares with the depositary in exchange for the issuance of our ADSs. Any holder of ADSs may also withdraw the ordinary shares underlying the ADSs pursuant to the terms of the deposit agreement for trading on the Hong Kong Stock Exchange. In the event that a substantial number of ordinary shares are deposited with the depositary in exchange for ADSs, or vice versa, the liquidity and trading prices of our ordinary shares on the Hong Kong Stock Exchange and our ADSs on the Nasdaq Global Select Market may be adversely affected.

The time required for the exchange between ordinary shares and ADSs may be longer than expected and investors may not be able to settle or effect any sale of their securities during this period, and the exchange of ordinary shares into ADSs involves costs.

          There is no direct trading or settlement route between the Nasdaq Global Select Market and the Hong Kong Stock Exchange on which our ADSs and the ordinary shares are respectively traded. In addition, the time differences between Hong Kong and New York and unforeseen market circumstances or other factors may delay the deposit of ordinary shares in exchange of ADSs or the withdrawal of ordinary shares underlying the ADSs. Investors will be prevented from settling or effecting the sale of their securities during such periods of delay. In addition, there is no assurance that any exchange of ordinary shares into ADSs (and vice versa) will be completed in accordance with the timelines investors may anticipate.

          Furthermore, the depositary for the ADSs is entitled to charge holders fees for various services including for the issuance of ADSs upon deposit of ordinary shares, the release of ordinary shares upon cancelation of ADSs, distributions of cash dividends or other cash distributions, distributions of ADSs pursuant to share dividends or other free share distributions, distributions of securities other than ADSs and annual service fees. As a result, shareholders who exchange ordinary shares into ADSs, and vice versa, may not achieve the level of economic return the shareholders may anticipate.

We are exposed to risks associated with the potential spin-off of one or more of our businesses.

          We are exposed to risks associated with the potential spin-off of one or more of our businesses. We have applied for, and the Hong Kong Stock Exchange has granted, a waiver from strict compliance with the requirements in paragraph 3(b) of Practice Note 15 to the Hong Kong Listing Rules such that we are able to spin off a subsidiary entity and list it on the Hong Kong Stock Exchange within three years of the listing. While we do not have any specific plans with respect to the timing or details of any potential spin-off listing on the Hong Kong Stock Exchange as at the date of this prospectus supplement, we continue to explore the ongoing financing requirements for our various businesses and might consider a spin-off listing on the Hong Kong Stock Exchange for one or more of those businesses within the three year period subsequent to the listing. As of the date of this prospectus supplement, we have not identified any target for a potential spin-off; as a result, we do not have any information relating to the identity of any spin-off target or any other details of any spin off and accordingly, there is no material omission of any information relating to any possible spin-off in this prospectus supplement. The waiver granted by the Hong Kong Stock Exchange is conditional upon us confirming to the Hong Kong Stock Exchange in advance of any spin-off that it would not render the company, excluding the businesses to be spun off, incapable of fulfilling either the eligibility or suitability requirements under Rules 19C.02 and 19C.05 of the Hong Kong Listing Rules based on the financial information of the entity or entities to be spun-off at the time of the company's listing (calculated cumulatively if more than one entity is spun-off). We cannot assure you that any spin-off will ultimately be consummated, whether within the three-year period after the listing or otherwise, and any such spin-off will be subject to market conditions at the time and approval by the listing committee. In the event that we proceed with a spin-off, our company's interest in the entity to be spun off (and our company's corresponding contribution to our consolidated financial results) will be reduced accordingly.

An active trading market for the ordinary shares on the Hong Kong Stock Exchange might not develop or be sustained, their trading prices might fluctuate significantly and the effectiveness of the liquidity arrangements might be limited.

          Following the completion of the Global Offering, we cannot assure you that an active trading market for our ordinary shares on the Hong Kong Stock Exchange will develop or be sustained. The trading price or liquidity for our ADSs on the Nasdaq Global Select Market might not be indicative of those of our ordinary shares on the Hong Kong Stock Exchange following the completion of the Global Offering, even allowing for currency differences and the ADS ratio. If an active trading market of our ordinary shares on the Hong Kong Stock Exchange does not develop or is not sustained after the Global Offering, the market price and liquidity of our shares could be materially and adversely affected.

          In 2014, the Hong Kong, Shanghai and Shenzhen Stock Exchanges collaborated to create an inter-exchange trading mechanism called Stock Connect that allows international and mainland Chinese investors to trade eligible equity securities listed in each other's markets through the trading and clearing facilities of their home exchange. Stock Connect currently covers over 2,000 equity securities trading in the Hong Kong, Shanghai and Shenzhen markets. Stock Connect allows mainland Chinese investors to trade directly in eligible equity securities listed on the Hong Kong Stock Exchange, known as Southbound Trading. Without Stock Connect, mainland Chinese investors would not otherwise have a direct and established means of engaging in Southbound Trading. However, it is unclear whether and when the ordinary shares of our Company, with a secondary listing in Hong Kong, will be eligible to be traded through Stock Connect, if at all. The ineligibility or any delay of our ordinary shares for trading through Stock Connect will affect mainland Chinese investors' ability to trade our ordinary shares and therefore may limit the liquidity of the trading of our ordinary shares on the Hong Kong Stock Exchange.

We may be subject to securities litigation, which is expensive and could divert management attention.

          Companies that have experienced volatility in the volume and market prices of their shares have been subject to an increased incidence of securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management's attention from other business concerns, and, if adversely determined, could have a material adverse effect on our business, financial condition and results of operations.

Our management has broad discretion over the use of proceeds from this offering, and may spend the proceeds in ways with which you may disagree or that may not be profitable.

          Our management will have significant discretion in applying the net proceeds that we receive from this offering. Although we expect to use the net proceeds from this offering for the purposes described in "Use of Proceeds", our board of directors retains significant discretion with respect to the use of proceeds and may spend the proceeds in ways with which you may disagree or that may not be profitable. If an unforeseen event occurs or business conditions change, we may use these proceeds differently than as described in "Use of Proceeds". The proceeds from this offering may be used in a manner that does not generate favorable returns. In addition, if we use the proceeds for future acquisitions or investments, there can be no assurance that we would successfully integrate any such acquisition into our operations and/or that the entity acquired or the investment made would perform as expected.

If securities or industry analysts do not continue to publish research or publish inaccurate or unfavorable research about our business, the market prices and trading volume for our ADSs and/or ordinary shares could decline.

          The trading market for the ADSs and/or ordinary shares relies in part on the research and reports that equity research analysts publish about us or our business. We do not control these analysts. If research analysts do not maintain adequate research coverage or if one or more of the analysts who covers us downgrades our ADSs and/or ordinary shares or publishes inaccurate or unfavorable research about our business, the market price for the ADSs and/or ordinary shares would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the ADSs and/or ordinary shares to decline significantly.

Since there will be a gap of several days between pricing and trading of our ordinary shares on the Hong Kong Stock Exchange, the price of our ADSs traded on the Nasdaq Global Select Market may fall during this period and could result in a fall in the price of our ordinary shares to be traded on the Hong Kong Stock Exchange.

          The pricing of the ordinary shares being sold in this offering will be determined on the price determination date. However, our ordinary shares will not commence trading on the Hong Kong Stock Exchange until they are delivered, which is expected to be several Hong Kong business days after the price determination date. As a result, investors may not be able to sell or otherwise deal in our ordinary shares during that period. Accordingly, holders of our ordinary shares are subject to the risk that the trading price of our ordinary shares could fall when trading commences as a result of adverse market conditions or other adverse developments that could occur between the price determination date and the time trading begins. In particular, as our ADSs will continue to be traded on the Nasdaq Global Select Market and their price can be volatile, any fall in the price of our ADSs may result in a fall in the price of our ordinary shares to be traded on the Hong Kong Stock Exchange.

There is uncertainty as to whether Hong Kong stamp duty will apply to the trading or conversion of our ADSs following our initial public offering in Hong Kong and listing of our shares on the Hong Kong Stock Exchange.

          In connection with our initial public offering of shares in Hong Kong, or the Hong Kong IPO, we will establish a branch register of members in Hong Kong, or the Hong Kong share register. Our shares that are traded on the Hong Kong Stock Exchange, including those to be issued in the Hong Kong IPO and those that may be converted from ADSs, will be registered on the Hong Kong share register, and the trading of these shares on the Hong Kong Stock Exchange will be subject to the Hong Kong stamp duty. To facilitate ADS-share conversion and trading between the NASDAQ Global Select Market and the Hong Kong Stock Exchange, we also intend to move a portion of the issued shares from our Cayman share register to our Hong Kong share register.

          Under the Hong Kong Stamp Duty Ordinance, any person who effects any sale or purchase of Hong Kong stock, defined as stock the transfer of which is required to be registered in Hong Kong, is required to pay Hong Kong stamp duty. The stamp duty is currently set at a total rate of 0.2% of the greater of the consideration for, or the value of, shares transferred, with 0.1% payable by each of the buyer and the seller.

          To the best of our knowledge, Hong Kong stamp duty has not been levied in practice on the trading or conversion of ADSs of companies that are listed in both the United States and Hong Kong and that have maintained all or a portion of their shares, including shares underlying ADSs, in their Hong Kong share registers. However, it is unclear whether, as a matter of Hong Kong law, the trading or conversion of ADSs of these dual-listed companies constitutes a sale or purchase of the underlying Hong Kong-registered shares that is subject to Hong Kong stamp duty. We advise investors to consult their own tax advisors on this matter. If Hong Kong stamp duty is determined by the competent authority to apply to the trading or conversion of our ADSs, the trading price and the value of your investment in our ADSs or shares may be affected.

Purchasers of our ordinary shares in the Global Offering will experience immediate dilution and may experience further dilution if we issue additional ordinary shares in the future.

          The initial public offer price of our ordinary shares is higher than the net tangible assets per share of the outstanding ordinary shares issued to our existing shareholders immediately prior to the Global Offering. Therefore, purchasers of our ordinary shares in the Global Offering will experience an immediate dilution in terms of the pro forma net tangible asset value. In addition, we may consider offering and issuing additional ordinary shares or equity-related securities in the future to raise additional funds, finance acquisitions or for other purposes. Purchasers of our ordinary shares may experience further dilution in terms of the net tangible asset value per ordinary share if we issue additional ordinary shares in the future at a price that is lower than the net tangible asset value per ordinary share.

We may be classified as a passive foreign investment company, which could result in adverse United States federal income tax consequences for U.S. Holders of our ADSs or ordinary shares.

          Based on our financial statements and relevant market and shareholder data, we believe that we should not be treated as a passive foreign investment company (a "PFIC") for U.S. federal income tax purposes with respect to our 2019 taxable years. In addition, based on our financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate becoming a PFIC for our 2020 taxable year. The application of the PFIC rules is subject to ambiguity in several respects and, in addition, we must make annual separate determinations each year as to whether we are a PFIC (after the close of each taxable year). The determination of whether we are or will become a PFIC will depend in part upon the value of our goodwill and other intangible assets (which will depend upon the market price of our ADSs from time to time, which may be volatile). Among other matters, if our market capitalization declines, we may be or become a PFIC for the current or future taxable years. It is also possible that the Internal Revenue Service may challenge our classification or valuation of our goodwill and other intangible assets, which may result in our company being or becoming a PFIC for the current or one or more future taxable years. Accordingly, we cannot assure you of our PFIC status for our current taxable year or for any future taxable year. If we were treated as a PFIC for any taxable year during which a U.S. Holder held an ADS or an ordinary share, certain adverse United States federal income tax consequences could apply to the U.S. Holder (as defined herein). For a more detailed discussion of United States federal income tax consequences to U.S. Holders, see "Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Rules".

USE OF PROCEEDS

          We will determine the offer price for both the international offering and the Hong Kong public offering by reference to, among other factors, the closing price of our ADSs on the last trading day before the pricing of the Global Offering, which is expected to be on or about September 16, 2020. The maximum offer price for the Hong Kong public offering is HK$368.00, or US$47.48, per ordinary share (equivalent to US$47.48 per ADS). Assuming that (i) the offering price is HK$368.00 per ordinary share, (ii) initially 18,379,850 ordinary shares are allocated to the international offering and (iii) initially 2,042,300 ordinary shares are allocated to the Hong Kong public offering, we estimate that we will receive net proceeds from the Global Offering of approximately HK$7,335.0 million, or US$946.4 million (or approximately HK$8,444.0 million, or US$1,089.5 million, if the Joint Global Coordinators exercise in full, on behalf of the international underwriters, their option to purchase additional ordinary shares), after deducting estimated underwriting fees and other estimated offering expenses payable by us. On September 8, 2020, the last reported trading price of our ADSs on Nasdaq was US$43.41 per ADS, or HK$336.44 per ordinary share. Each ADS represents one ordinary share. On August 28, 2020, the exchange rate set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System for Hong Kong dollars was HK$7.7502 to US$1.00. The above Hong Kong dollar amounts reflect translations from U.S. dollar amounts at this exchange rate.

          The public offering price in the international offering may be higher than, or the same as, the public offering price in the Hong Kong public offering. In addition, the allocation of ordinary shares between the Hong Kong public offering and the international offering is subject to reallocation as described in "Underwriting (Conflicts of Interest)."

          We expect to use the net proceeds from the Global Offering (assuming that the Joint Global Coordinators do not exercise, on behalf of the international underwriters, their option to purchase additional ordinary shares) for the following purposes:

  (i)
  approximately 40% (approximately HK$2,934.0 million) to fund the capital expenditures and expenses to strengthen our hotel network, including:

  (a)
  approximately HK$1,411.2 million (equivalent of US$182.1 million) for the capital expenditures and pre-opening expenses for approximately 50 new leased and owned hotels, from economy to upscale segments, that we plan to open in China within two years after the Global Offering, including approximately 40 of these hotels in the first year and 10 in the second year. The capital expenditures for these new hotels will include primarily development costs, such as construction costs for leasehold improvement and the purchase of furniture and equipment for hotel operation, and are expected to be approximately RMB20 million per hotel on average. The pre-opening expenses will include primarily rents, personnel cost and other miscellaneous expenses incurred prior to the opening of the new leased and owned hotels, and are expected to be approximately RMB5 million per hotel on average. The expected capital expenditures and pre-opening expenses per hotel vary depending on the hotel's location, floor area, number of hotel rooms, and brand, among others; and

  (b)
  approximately HK$1,522.8 million (equivalent of US$196.5 million) for the capital expenditures related to the upgrade and on-going maintenance of our existing leased and owned hotels in China and a number of other countries within two years after the Global Offering. We typically upgrade the facilities of our leased and owned hotels every six to eight years. We also incur ongoing maintenance costs for these hotels. The upgrade and maintenance work will consist primarily of renovation of hotel rooms and periodic repair and replacement of furnishing and equipment.

  (ii)
  approximately 30% (approximately HK$2,200.5 million (equivalent of US$283.9 million)) to repay part of our US$500 million revolving credit facility that we drew down in December 2019.

  (iii)
  approximately 20% (approximately HK$1,467.0 million (equivalent of US$189.3 million)) to enhance our technology platform, including our H Rewards loyalty program. We plan to use (a) approximately 10%, or HK$733.5 million, of the proceeds to invest in R&D activities and recruit and incentive our R&D personnel, (b) approximately 5%, or HK$366.7 million, of the proceeds to integrate Deutsche Hospitality's hotels with our technology infrastructure and roll out and upgrade our global technology platform (including our H Rewards loyalty program), and (c) approximately 5%, or HK$366.7 million, of the proceeds to invest in improvements of our technological innovations and digital transformation initiatives at our group and hotel levels.

  (iv)
  approximately 10% (approximately HK$733.5 million (equivalent of US$94.6 million)) for general corporate purposes.

 CAPITALIZATION

          The following table sets forth our capitalization as of June 30, 2020:

  •
  on an actual basis; and

  •
  on an adjusted basis giving effect to our issuance and sale in the Global Offering of 20,422,150 ordinary shares, resulting in estimated net proceeds of HK$7,335.0 million, (US$946.4 million), based on the assumed offer price of HK$368.00, or US$47.48, per ordinary share (equivalent to US$47.48 per ADS), after deducting estimated underwriting fees and other estimated offering expenses payable by us, and assuming (i) that the Joint Global Coordinators do not exercise, on behalf of the international underwriters, their option to purchase additional ordinary shares and (ii) no adjustment to the allocation of ordinary shares between the Hong Kong public offering and the international offering.

          This table should be read in conjunction with, and is qualified in its entirety by reference to, (1) our audited consolidated financial statements for the years ended December 31, 2017, 2018 and 2019 and as of December 31, 2018 and 2019 and related notes and "Item 5. Operating and Financial Review and Prospects" in our 2019 Form 20-F, (2) our audited consolidated financial statements as of and for the three months ended March 31, 2020 and related notes, as well as our unaudited consolidated financial statements for the three months ended March 31, 2019, included in Exhibit 99.1 to our September Form 6-K, and (3) "Financial Information" in Exhibit 99.4 to our September Form 6-K, each of which is incorporated by reference herein.

	As of June 30, 2020

	Actual		As Adjusted

	RMB	US$(1)	RMB	US$(1)

	(In millions, except for share and per share data)
Long-term debt (non-current) and convertible notes	12,593	1,834	12,593	1,834
Shareholders' equity:
Ordinary shares	0	0	0	0
Treasury stock	(107)	(15)	(107)	(15)
Additional paid-in capital	3,901	568	10,398	1,514
Retained earnings	1,011	147	1,011	147
Accumulated other comprehensive loss	(69)	(10)	(69)	(10)
Total Huazhu Group Limited shareholders' equity	4,736	690	11,233	1,636
Non-controlling interests	70	10	70	10
Total equity	4,806	700	11,303	1,646
Total capitalization(2)	17,399	2,534	23,896	3,480

Note:

(1)
Translations of U.S. dollars into Hong Kong dollars and from Hong Kong dollars into RMB relating to estimated net proceeds and the assumed offering price were made at HK$7.7502 to US$1.00 and HK$1.1290 to RMB1.00, the respective exchange rates on August 28, 2020 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. Unless otherwise stated, all translations of RMB into U.S. dollars in this "Capitalization" section were made at RMB7.0808 to US$1.00, the exchange rate on March 31, 2020, as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System.

(2)
Total capitalization equals the sum of long-term debt (non-current), convertible notes and total equity.

 DILUTION

          If you invest in our ordinary shares in the Global Offering, your interest will be diluted to the extent of the difference between the public offering price per ordinary share and our as adjusted net tangible book value per ordinary share after the Global Offering. Dilution results from the fact that the public offering price per ordinary share is substantially in excess of the net tangible book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

          Our net tangible book value as of June 30, 2020 was approximately negative RMB6,524 million (negative US$950 million), or negative RMB22.77 (negative US$3.32) per ordinary share as of that date, and negative RMB22.77 (negative US$3.32) per ADS. Net tangible book value represents the amount of our total consolidated assets, less the amount of our intangible assets, goodwill, and total consolidated liabilities. Dilution is determined by subtracting as adjusted net tangible book value per ordinary share, after giving effect to the issuance and sale by us of ordinary shares in the Global Offering at an assumed offer price of HK$368.00, or US$47.48, per ordinary share, after deducting the estimated underwriting fees and other offering expenses payable by us from the public offering price per ordinary share, and assuming the underwriters do not exercise their option to purchase additional ordinary shares.

          Without taking into account any other changes in net tangible book value after June 30, 2020, other than to give effect to the issuance and sale by us of ordinary shares in the Global Offering at an assumed offer price of HK$368.00, or US$47.48, per ordinary share, assuming no adjustment to the allocation of ordinary shares between the Hong Kong public offering and the international offering and after deducting estimated underwriting fees and other offering expenses payable by us, and assuming the underwriters do not exercise their option to purchase additional ordinary shares, our as adjusted net tangible book value as of June 30, 2020 would have been negative US$4 million, or negative US$0.01 per outstanding ordinary share and negative US$0.01 per ADS. This represents an immediate increase in net tangible book value of US$3.31 per ordinary share and US$3.31 per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$47.49 per ordinary share and US$47.49 per ADS to investors purchasing ordinary shares in the Global Offering.

          The following table illustrates such dilution:

	Per Ordinary Share	Per ADS

	US$	US$
Actual net tangible book value as of June 30, 2020	(3.32)	(3.32)
As adjusted net tangible book value after giving effect to the Global Offering	(0.01)	(0.01)
Assumed public offering price	47.48	47.48
Dilution in net tangible book value to new investors in the Global Offering	47.49	47.49

          The amount of dilution in net tangible book value to new investors in the Global Offering set forth above is determined after giving effect to the Global Offering from the public offering price per ordinary share.

          A US$1.00 increase/(decrease) in the assumed offer price of HK$368.00, or US$47.48, per ordinary share would increase/(decrease) our as adjusted net tangible book value after giving effect to the Global Offering by US$20 million, the as adjusted net tangible book value per ordinary share and per ADS after giving effect to the Global Offering by US$0.06 per ordinary share and US$0.06 per ADS and the dilution in net tangible book value per ordinary share and per ADS to new investors in the Global Offering by US$0.94 per ordinary share and US$0.94 per ADS, assuming no change to the number of ordinary shares offered by us as set forth on the front cover page of this prospectus supplement, assuming no adjustment to the allocation of ordinary shares between the Hong Kong public offering and the international offering and after deducting estimated underwriting fees and other offering expenses payable by us.

          If the Joint Global Coordinators were to exercise in full, on behalf of the international underwriters, their option to purchase additional ordinary shares from us, the as adjusted net tangible book value would be US$0.45 per ordinary share and US$0.45 per ADS, and the dilution in as adjusted net tangible book value to investors in the Global Offering would be US$47.03 per ordinary share and US$47.03 per ADS.

          The discussion and tables above do not reflect any outstanding share options or granted but not yet vested restricted stocks. As of June 30, 2020, the awards that had been granted to our directors, officers, employees and consultants and remained outstanding included (i) restricted stocks to receive an aggregate of 9,460,154 ordinary shares, excluding restricted stocks that were forfeited, cancelled, or vested after the relevant grant dates, and (ii) options to purchase an aggregate of 34,068 ordinary shares, excluding options that were forfeited, cancelled or exercised after the relevant grant dates.

          Translations of U.S. dollars into Hong Kong dollars and from U.S. dollars into RMB relating to estimated net proceeds and the assumed offering price were made at HK$7.7502 to US$1.00 and RMB6.8647 to US$1.00, the respective exchange rates on August 28, 2020 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. Unless otherwise stated, all translations of RMB into U.S. dollars in this "Dilution" section were made at RMB7.0808 to US$1.00, the exchange rate on March 31, 2020, as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System.

PRINCIPAL SHAREHOLDERS

          The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of September 2, 2020 by:

  •
  each of our directors and executive officers;

  •
  our directors and executive officers as a group; and

  •
  each person known to us to own beneficially more than 5% of our total outstanding ordinary shares.

          Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the ordinary shares. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them.

Name	Ordinary shares beneficially owned(1)		Percent

Directors and Executive Officers:
Qi Ji	99,592,728	(2)	33.53%
John Jiong Wu	7,674,388	(4)	2.58%
Tong Tong Zhao	26,324,652	(3)	8.86%
Shangzhi Zhang	*		*
Jian Shang	*		*
Sébastien, Marie, Christophe Bazin	—		—
Gaurav Bhushan	—		—
Min Zhang	*		*
Theng Fong Hee	—		—
Lei Cao	—		—
Hui Jin	*		*
Xinxin Liu	*		*
Teo Nee Chuan	*		*
All Directors and Executive Officers as a Group	107,840,341		36.30%
Principal Shareholders:
Winner Crown	72,344,905	(5)	24.36%
Accor	15,543,167	(6)	5.23%
East Leader	26,224,652	(7)	8.83%
Invesco Ltd.	35,980,590	(8)	12.11%
Trip.com	22,049,446	(9)	7.42%

*
Less than 1%.

(1)
The number of ordinary shares outstanding in calculating the percentages for each listed person or group includes the ordinary shares underlying options held by such person or group exercisable within 60 days after September 2, 2020. The total outstanding ordinary shares of the company exclude treasury ADS. Percentage of beneficial ownership of each listed person or group is based on (i) 297,027,044 ordinary shares outstanding as of September 2, 2020, and (ii) the ordinary shares underlying share options exercisable by and restricted stocks vested to such person within 60 days after September 2, 2020.

(2)
Includes (i) 72,344,905 ordinary shares held by Winner Crown, a company wholly owned by Sherman Holdings, which is in turn wholly owned by Credit Suisse Trust Limited ("CS Trustee"). CS Trustee acts as trustee of the Ji Family Trust, of which Mr. Qi Ji and his family members are the beneficiaries, (ii) 1,023,171 ordinary shares held by Mr. Qi Ji, and (iii) 16,000,000 ADSs representing 16,000,000 ordinary shares, which have been pledged to a third party financial institution to secure a borrowing, and 10,224,652 ordinary shares held by East Leader, over which Mr. Ji has voting power pursuant to a power of attorney dated November 27, 2014. East Leader is wholly owned by Perfect Will Holdings Limited, a British Virgin Islands company, which is in turn wholly owned by Asia Square Holdings Ltd., as nominee for J. Safra Sarasin Trust Company (Singapore) Ltd. ("Sarasin Trust"). Sarasin Trust acts as trustee of the Tanya Trust, of which Ms. Tong Tong Zhao and her family members are the beneficiaries.

(3)
Includes (i) 100,000 ordinary shares, and (ii) 16,000,000 ADSs representing 16,000,000 ordinary shares, which have been pledged to a third party financial institution to secure a borrowing, and 10,224,652 ordinary shares held by East Leader, a company wholly owned by Perfect Will Holdings Limited, a British Virgin Islands company, which is in turn wholly owned by Asia Square Holdings Ltd, as nominee for Sarasin Trust. Sarasin Trust acts as trustee of the Tanya Trust, of which Ms. Tong Tong Zhao and her family members are the beneficiaries. Ms. Zhao is the sole director of East Leader.

(4)
Includes 7,674,388 ordinary shares held by Mr. John Jiong Wu.

(5)
Winner Crown is wholly owned by Sherman Holdings, which is in turn wholly owned by CS Trustee. CS Trustee acts as trustee of the Ji Family Trust, of which Mr. Qi Ji, our founder and executive chairman, and his family members are the beneficiaries. Mr. Ji is the sole director of Winner Crown. The address of Winner Crown is Vistra Corporate Service Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(6)
Includes (i) 10,563,167 ordinary shares issued to AAPC, as reported in a Schedule 13D filed by Accor and AAPC on December 10, 2019, and (ii) 4,980,000 ADSs representing 4,980,000 ordinary shares that Accor acquired in the open market between December 14, 2014 and May 7, 2015 and transferred to AAPC on May 7, 2015. Accor is a company incorporated under the laws of France and its registered office is 82 rue Henri Farman, 92130 Issy-les-Moulineaux. AAPC is a company incorporated in Hong Kong and its registered office is Room 803, 8/F, AXA Centre, 151, Gloucester Road, Wan Chai, Hong Kong.

(7)
East Leader is wholly owned by Perfect Will Holdings Limited, a British Virgin Islands company, which is in turn wholly owned by Asia Square Holdings Ltd., as nominee for Sarasin Trust. Sarasin Trust acts as trustee of the Tanya Trust, of which Ms. Tong Tong Zhao and her family members are the beneficiaries. Ms. Zhao is the sole director of East Leader. The address of East Leader is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(8)
Based on Amendment No. 1 to Schedule 13G filed with the SEC on February 7, 2020 by Invesco Ltd.

(9)
Includes (i) 7,202,482 ordinary shares that Trip.com purchased from us, (ii) an aggregate of 11,646,964 of our ordinary shares that Trip.com purchased from the Chengwei Funds, CDH Courtyard Limited, the IDG Funds, the Northern Light Funds and Pinpoint Capital 2006 A Limited, and (iii) 3,200,000 ADSs representing 3,200,000 ordinary shares that Trip.com subscribed for in our initial public offering. Trip.com is a Cayman Islands company and its address is 968 Jin Zhong Road, Shanghai 200335, People's Republic of China.

          As of September 2, 2020, we had 297,027,044 ordinary shares issued and outstanding. To our knowledge, we had two record shareholders in the United States. The number of beneficial owners of our ADSs in the United States is likely to be much larger than the number of record holders of our ordinary shares in the United States. We have one class of ordinary shares, and each holder of our ordinary shares is entitled to one vote per ordinary share.

          None of our existing shareholders has different voting rights from other shareholders since the closing of our initial public offering. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

          Goldman Sachs (Asia) L.L.C. or its affiliate expects to enter into a borrowing arrangement with Winner Crown in connection with the Global Offering that is intended to facilitate the settlement of over-allocations. We have registered the borrowed ordinary shares solely to permit those shares to be delivered by Goldman Sachs (Asia) L.L.C. or its affiliate in connection with settling trades during the option period. Goldman Sachs (Asia) L.L.C. or its affiliate is obligated to return ordinary shares to Winner Crown by exercising the option to purchase additional ordinary shares from the company or by making purchases in the open market.

 DIVIDEND POLICY

          We approved in November 2019 and declared on January 3, 2020 a cash dividend of US$0.34 per ordinary share, or US$0.34 per ADS. Cash dividends on our ordinary shares are paid in U.S. dollars, and the total amount of cash distributed for the dividend was approximately US$100 million, which was paid in full in February 2020.

          On December 13, 2018, we approved and then declared a cash dividend of US$0.34 per ordinary share, or US$0.34 per ADS. Cash dividends on our ordinary shares are paid in U.S. dollars, and the total amount of cash distributed for the dividend was approximately US$100 million, which was paid in full by January 15, 2019.

          On October 23, 2017, we approved and then declared a cash dividends of US$0.16 per ordinary share, or US$0.64 per ADS, each representing four ordinary shares. Cash dividends on our ordinary shares are paid in U.S. dollars, and the total amount of cash distributed for the dividend was approximately US$44 million, which was paid in full by December 15, 2017.

          We are a holding company with no material operations of our own. We conduct our operations primarily through our subsidiaries in China, as well as our subsidiaries in Europe and other jurisdictions. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid to us by our subsidiaries. If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our PRC subsidiaries are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Pursuant to laws applicable to entities incorporated in the PRC, our subsidiaries in the PRC must make appropriations from after-tax profit to non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve; (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires an annual appropriation of 10% of after-tax profit (as determined under accounting principles generally accepted in the PRC at each year-end) until the accumulative amount of such reserve fund reaches 50% of its registered capital; the other fund appropriations are at the subsidiaries' discretion. These reserve funds can only be used for specific purposes of enterprise expansion, staff bonus and welfare, and are not distributable as cash dividends. In 2019, PRC dividend withholding tax of RMB73 million was accrued. As of December 31, 2019, the accrued PRC dividend withholding tax liability was RMB18 million. We plan to maintain a moderate dividend distribution every year within the range of 0.5% to 2.0% of our market capitalization from current year net income since 2018. However, we are restricted from distributing cash dividends until June 30, 2021 pursuant to the waiver from certain financial covenants that we obtained on April 17, 2020 for our syndicated bank loans and therefore we will not accrue PRC dividend withholding tax in 2020.

          Our German subsidiaries are permitted to pay dividends from their distributable profit as long as there are no agreements, such as debt covenants, that restrict such payments, in which regulations applying to stock corporations (Aktiengesellschaft) have to be taken into account. For example, during the 60-month term of a EUR35 million loan that it entered into in July 2020, Deutsche Hospitality is prohibited from conducting dividend distribution, equity redemption or other transactions that would result in payments to its shareholder. Deutsche Hospitality will be subject to similar restrictions during the loan term once a loan agreement is entered into under another EUR10 million credit facility expiring on December 15, 2020. The distributable profit is calculated based on the respective subsidiary's annual unconsolidated financial statements prepared in accordance with the German accounting principles, namely, the general accounting principles stated in the German Commercial Code (Handelsgesetzbuch). Distributions of dividends on shares of stock corporations (Aktiengesellschaften) for a given financial year are generally determined by a process in which the management board (Vorstand) and supervisory board (Aufsichtsrat) submit a proposal to the annual general shareholders' meeting (Hauptversammlung) held in the subsequent financial year and such annual general shareholders' meeting (Hauptversammlung) adopts a resolution. German law provides that a resolution concerning dividends and distribution thereof may be adopted only on the basis of a balance sheet profit (Bilanzgewinn) shown in the company's adopted annual single entity financial statements (festgestellter Jahresabschluss). If the management board and supervisory board adopt the financial statements, they can allocate an amount of up to half of the company's net income for the year to other surplus reserves. Additions to the legal reserves and loss carryforwards must be deducted in advance when calculating the amount of net income for the year to be allocated to other surplus reserves. Dividends on shares resolved by the general shareholders' meeting (Hauptversammlung) are paid annually, generally shortly after the annual shareholders' meeting (Hauptversammlung), in compliance with the rules of the respective clearing system. Dividend payment claims by shareholders are subject to a three-year statute of limitations. Details concerning any dividends resolved by the annual shareholders' meeting (Hauptversammlung) and the respective paying agents specified by the company will be published in the electronic version of the Federal Gazette (elektronischer Bundesanzeiger). The German subsidiary IntercityHotel GmbH is commercially integrated into Deutsche Hospitality through a profit and loss transfer agreement (Gewinnabführungsvertrag) in such a way that its annual profits are automatically paid to Deutsche Hospitality and losses are absorbed by Deutsche Hospitality.

          Pursuant to the Companies Act (Chapter 50) of Singapore, dividends are only payable out of profits. Typically, the directors will recommend a particular rate of dividend and the company in general meeting will declare the dividend subject to the maximum recommended by the directors.

          Subject to certain contractual restrictions, our board of directors has complete discretion in deciding whether to distribute dividends and the dividend amounts within the approved range. Other than these dividends distributions, we intend to indefinitely reinvest the remaining undistributed earnings of our subsidiaries.

 SHARES ELIGIBLE FOR FUTURE SALE

          Upon the closing of the Global Offering, we will have 317,449,194 ordinary shares (or 320,512,494 ordinary shares if the Joint Global Coordinators exercise in full, on behalf of the international underwriters, their option to purchase additional ordinary shares), excluding 3,959,201 treasury ordinary shares and ordinary shares issued to our depositary bank for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under our share incentive plan.

          As of June 30, 2020, the awards that had been granted to our directors, officers, employees and consultants and remained outstanding included (i) restricted stocks to receive an aggregate of 9,460,154 ordinary shares, excluding restricted stocks that were forfeited, cancelled or vested after the relevant grant dates, and (ii) options to purchase an aggregate of 34,068 ordinary shares, excluding options that were forfeited, cancelled or exercised after the relevant grant dates.

          All of the ordinary shares sold in the Global Offering will be freely transferable without restriction or further registration under the Securities Act. Sales of substantial amounts of our ordinary shares in the public market could materially and adversely affect prevailing market prices of our ADSs and ordinary shares.

Lock-Up Agreements

          We, our directors and our executive officers, Winner Crown and East Leader have entered into lock-up agreements prior to the commencement of the Global Offering pursuant to which we and they have agreed, subject to limited exceptions, not to, without the prior written consent of Goldman Sachs (Asia) L.L.C. and CMB International Capital Limited, offer, pledge, issue, sell, contract to sell, sell any option or contract to option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of our ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for our ordinary shares or ADSs, for a period of 90 days after the date of this prospectus supplement. See "Underwriting (Conflicts of Interest)—Lock-Up Agreements". After the expiration of the 90-day period, the ordinary shares or ADSs held by our directors or executive officers may be sold in accordance with Rule 144 under the Securities Act or by means of registered public offerings. As of September 2, 2020, our directors and executive officers held a total of 107,840,341 ordinary shares, including ordinary shares they have the right to acquire within 60 days (representing approximately 36.30% of our ordinary shares then issued and outstanding).

Rule 144

          "Restricted securities" as that term is defined in Rule 144 under the Securities Act may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

          In general, under Rule 144 as currently in effect, beginning 90 days after we became a reporting company, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

  •
  1% of the then outstanding ordinary shares of the same class, in the form of ADSs or otherwise, which immediately after this offering will equal 3,174,491 ordinary shares, assuming no exercise by the Joint Global Coordinators, on behalf the international underwriters, of their option to purchase additional ordinary shares; and

  •
  the average weekly trading volume of our ordinary shares of the same class, in the form of ADSs or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

          Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

          In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchased our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of our initial public offering is eligible to resell those ordinary shares 90 days after we became a reporting company in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Registration Rights

          Certain holders of our ordinary shares or their transferees or noteholders are entitled to request that we register their ordinary shares under the Securities Act.

 CONVERSION BETWEEN SHARES TRADING IN HONGKONG AND ADSs

DEALINGS AND SETTLEMENT OF ORDINARY SHARES IN HONG KONG

          Our ordinary shares will trade on the Hong Kong Stock Exchange in board lots of 50 shares. Dealings in our ordinary shares on the Hong Kong Stock Exchange will be conducted in Hong Kong dollars.

          The transaction costs of dealings in our ordinary shares on the Hong Kong Stock Exchange include:

  •
  Hong Kong Stock Exchange trading fee of 0.005% of the consideration of the transaction, charged to each of the buyer and seller;

  •
  the Securities and Futures Commission of Hong Kong, or the SFC, transaction levy of 0.0027% of the consideration of the transaction, charged to each of the buyer and seller;

  •
  trading tariff of HK$0.50 on each and every purchase or sale transaction. The decision on whether or not to pass the trading tariff onto investors is at the discretion of brokers;

  •
  transfer deed stamp duty of HK$5.00 per transfer deed (if applicable), payable by the seller;

  •
  ad valorem stamp duty at a total rate of 0.2% of the value of the transaction, with 0.1% payable by each of the buyer and the seller;

  •
  stock settlement fee, which is currently 0.002% of the gross transaction value, subject to a minimum fee of HK$2.00 and a maximum fee of HK$100.00 per side per trade;

  •
  brokerage commission, which is freely negotiable with the broker (other than brokerage commissions for IPO transactions, which are currently set at 1% of the subscription or purchase price and will be payable by the person subscribing for or purchasing the securities); and

  •
  the Hong Kong share registrar will charge between HK$2.50 to HK$20.00, depending on the speed of service (or such higher fee as may from time to time be permitted under the Hong Kong Listing Rules), for each transfer of ordinary shares from one registered owner to another, each share certificate canceled or issued by it and any applicable fee as stated in the share transfer forms used in Hong Kong.

          Investors must settle their trades executed on the Hong Kong Stock Exchange through their brokers directly or through custodians. For an investor who has deposited his or her ordinary shares in his or her stock account or in his or her designated Central Clearing and Settlement System, or CCASS, participant's stock account maintained with CCASS, settlement will be effected in CCASS in accordance with the General Rules of CCASS and CCASS Operational Procedures in effect from time to time. For an investor who holds the physical certificates, settlement certificates and the duly executed transfer forms must be delivered to his or her broker or custodian before the settlement date.

CONVERSION BETWEEN ORDINARY SHARES TRADING IN HONG KONG AND ADSs

          In connection with the Hong Kong public offering, we have established a branch register of members in Hong Kong, or the Hong Kong share register, which will be maintained by our Hong Kong share registrar, Computershare Hong Kong Investor Services Limited. Our principal register of members, or the Cayman share register, will continue to be maintained by our principal share registrar, Conyers Trust Company (Cayman) Limited.

          All ordinary shares offered in the Hong Kong public offering will be registered on the Hong Kong share register in order to be listed and traded on the Hong Kong Stock Exchange. As described in further detail below, holders of ordinary shares registered on the Hong Kong share register will be able to convert these ordinary shares into ADSs, and vice versa.

          In connection with the Hong Kong public offering, and to facilitate fungibility and conversion between ADSs and ordinary shares and trading between Nasdaq and the Hong Kong Stock Exchange, we intend to move a portion of our issued ordinary shares from our principal register of members maintained in the Cayman Islands to our Hong Kong share register.

Our ADSs

          Our ADSs are traded on Nasdaq. Dealings in our ADSs on Nasdaq are conducted in U.S. Dollars.

          ADSs may be held either:

  •
  directly, by having a certificated ADS, or an ADR, registered in the holder's name, or by holding in the direct registration system, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto; or

  •
  indirectly, through the holder's broker or other financial institution.

          The depositary for our ADSs is Citibank, N.A., whose office is located at 388 Greenwich Street, New York, New York 10013, United States.

Converting Ordinary Shares Trading in Hong Kong into ADSs

          An investor who holds ordinary shares registered in Hong Kong and who intends to convert them to ADSs to trade on Nasdaq must deposit or have his or her broker deposit the ordinary shares with the depositary's Hong Kong custodian, Citibank, N.A., Hong Kong, or the custodian, in exchange for ADSs.

          A deposit of ordinary shares trading in Hong Kong in exchange for ADSs involves the following procedures:

  •
  If ordinary shares have been deposited with CCASS, the investor must transfer ordinary shares to the depositary's account with the custodian within CCASS by following the CCASS procedures for transfer and submit and deliver a duly completed and signed conversion form to the depositary via his or her broker.

  •
  If ordinary shares are held outside CCASS, the investor must arrange to deposit, his or her shares into CCASS for delivery to the depositary's account with the custodian within CCASS, submit and deliver a request for conversion form to the custodian and after duly completing and signing such conversion form, deliver such conversion form to the custodian.

  •
  Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, if applicable, the depositary will issue the corresponding number of ADSs in the name(s) requested by an investor and will deliver the ADSs to the designated DTC account of the person(s) designated.

          For ordinary shares deposited in CCASS, under normal circumstances, the above steps generally require two business days. For ordinary shares held outside CCASS in physical form, the above steps may take 14 business days, or more, to complete. Temporary delays may arise. For example, the transfer books of the depositary may from time to time be closed to ADS issuances. The investor will be unable to trade the ADSs until the procedures are completed.

Converting ADSs to Ordinary Shares Trading in Hong Kong

          An investor who holds ADSs and who intends to convert his/her ADSs into ordinary shares to trade on the Hong Kong Stock Exchange must cancel the ADSs the investor holds and withdraw ordinary shares from our ADS program and cause his or her broker or other financial institution to trade such ordinary shares on the Hong Kong Stock Exchange.

          An investor that holds ADSs indirectly through a broker should follow the broker's procedure and instruct the broker to arrange for cancelation of the ADSs, and transfer of the underlying ordinary shares from the depositary's account with the custodian within the CCASS system to the investor's Hong Kong stock account.

          For investors holding ADSs directly, the following steps must be taken:

  •
  To withdraw ordinary shares from our ADS program, an investor who holds ADSs may turn in such ADSs at the office of the depositary (and the applicable ADR(s) if the ADSs are held in certificated form), and send an instruction to cancel such ADSs to the depositary.

  •
  Upon payment or net of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, if applicable, the depositary will instruct the custodian to deliver ordinary shares underlying the canceled ADSs to the CCASS account designated by an investor.

  •
  If an investor prefers to receive ordinary shares outside CCASS, he or she must receive ordinary shares in CCASS first and then arrange for withdrawal from CCASS. Investors can then obtain a transfer form signed by HKSCC Nominees Limited (as the transferor) and register ordinary shares in their own names with the Hong Kong share registrar.

          For ordinary shares to be received in CCASS, under normal circumstances, the above steps generally require two business days. For ordinary shares to be received outside CCASS in physical form, the above steps may take 14 business days, or more, to complete. The investor will be unable to trade the ordinary shares on the Hong Kong Stock Exchange until the procedures are completed.

          Temporary delays may arise. For example, the transfer books of the depositary may from time to time be closed to ADS cancelations. In addition, completion of the above steps and procedures is subject to there being a sufficient number of ordinary shares on the Hong Kong share register to facilitate a withdrawal from the ADS program directly into the CCASS system. We are not under any obligation to maintain or increase the number of ordinary shares on the Hong Kong share register to facilitate such withdrawals.

Depositary Requirements

          Before the depositary issues ADSs or permits withdrawal of ordinary shares, the depositary may require:

  •
  production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

  •
  compliance with procedures it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

          The depositary may refuse to deliver, transfer or register issuances, transfers and cancelations of ADSs generally when the transfer books of the depositary or our Hong Kong share registrar are closed or at any time if the depositary or we determine it advisable to do so.

          All costs attributable to the transfer of ordinary shares to effect a withdrawal from or deposit of ordinary shares into our ADS program will be borne by the investor requesting the transfer. In particular, holders of ordinary shares and ADSs should note that the Hong Kong share registrar will charge between HK$2.50 to HK$20, depending on the speed of service (or such higher fee as may from time to time be permitted under the Hong Kong Listing Rules), for each transfer of ordinary shares from one registered owner to another, each share certificate canceled or issued by it and any applicable fee as stated in the share transfer forms used in Hong Kong. In addition, holders of ordinary shares and ADSs must pay up to US$5.00 per 100 ADSs for each issuance of ADSs and each cancelation of ADSs, as the case may be, in connection with the deposit of ordinary shares into, or withdrawal of ordinary shares from, our ADS program.

UNDERWRITING (CONFLICTS OF INTEREST)

The Global Offering

          The offering of our ordinary shares is referred to herein as the "Global Offering". The Global Offering comprises:

  •
  the offering of initially 2,042,300 ordinary shares (subject to adjustment) in Hong Kong (the "Hong Kong offer shares") as described in "—The Hong Kong public offering" below, which we refer to as the "Hong Kong public offering"; and

  •
  the offering of initially 18,379,850 ordinary shares (subject to adjustment and the option of the international underwriters to purchase additional ordinary shares mentioned below) (the "international offer shares" and together with the Hong Kong offer shares, the "Offer Shares"), which we refer to as the "international offering."

          The international offering contemplated herein consists of a U.S. offering and a non-U.S. offering made outside the U.S. in compliance with applicable law. We are paying a registration fee for ordinary shares sold in the United States, as well as for ordinary shares initially offered and sold outside the United States in the Global Offering that may be resold from time to time in the United States.

          Goldman Sachs (Asia) L.L.C., CMB International Capital Limited, CLSA Limited, J.P. Morgan Securities (Asia Pacific) Limited and Morgan Stanley Asia Limited are acting as joint global coordinators, or the Joint Global Coordinators, for the Global Offering.

          Under the terms and subject to the conditions in the Hong Kong Underwriting Agreement (as defined below), the Hong Kong underwriters below, or the Hong Kong Underwriters, have severally agreed to apply or procure applications for the number of ordinary shares indicated below.

Hong Kong Underwriter	Number of Ordinary Shares

Goldman Sachs (Asia) L.L.C.
CMB International Capital Limited
CLSA Limited
J.P. Morgan Securities (Asia Pacific) Limited
Morgan Stanley Asia Limited

Total:	2,042,300

          Under the terms and subject to the conditions in the International Underwriting Agreement (as defined below), the international underwriters, have severally agreed to purchase or procure purchasers to purchase from us, and we have agreed to sell to them or such purchasers, severally, the number of ordinary shares indicated below:

International Underwriter	Number of Ordinary Shares

Goldman Sachs (Asia) L.L.C.
CMB International Capital Limited
CLSA Limited
J.P. Morgan Securities LLC
J.P. Morgan Securities plc
Morgan Stanley & Co. International plc

Total:	18,379,850

          The Hong Kong Underwriters and the international underwriters are collectively referred to herein as the underwriters.

          The 20,422,150 ordinary shares being offered in the Global Offering will represent approximately 6.4% of our ordinary shares outstanding immediately after the completion of the Global Offering, assuming no exercise of the international underwriters' option to purchase additional ordinary shares. If such option is exercised in full, the ordinary shares offered hereby will represent 7.3% of our ordinary shares outstanding immediately following the completion of the Global Offering.

          The underwriters propose to offer our ordinary shares at the public offering price listed on the cover page of this prospectus supplement. The underwriters are obligated to take and pay for all of the ordinary shares offered hereby if any such shares are taken. The offering of our ordinary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          We have applied to list our ordinary shares on the Hong Kong Stock Exchange under the stock code "1179." The shares will be traded in board lots of 50 shares each. Our ADSs are currently listed on Nasdaq under the symbol "HTHT". Each ADS represents one ordinary share.

          A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in the Global Offering. The Joint Global Coordinators may agree to allocate a number of our ordinary shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the Joint Global Coordinators to underwriters that may make internet distributions on the same basis as other allocations.

The Hong Kong public offering

          We are initially offering 2,042,300 ordinary shares for subscription by the public in Hong Kong at the public offering price, representing approximately 10.0% of the total number of ordinary shares initially available under the Global Offering. The number of ordinary shares initially offered under the Hong Kong public offering, subject to any reallocation of ordinary shares between the international offering and the Hong Kong public offering, will represent approximately 0.6% of the total ordinary shares in issue immediately following the completion of the Global Offering (assuming the option of the international underwriters to purchase additional ordinary shares is not exercised and without taking into account the ordinary shares to be issued pursuant to issuances upon the exercise or vesting of restricted stocks or other awards granted under our share incentive plans).

          The Hong Kong public offering is open to members of the public in Hong Kong as well as to institutional and professional investors. Professional investors generally include brokers, dealers, companies (including fund managers) whose ordinary business involves dealing in shares and other securities and corporate entities that regularly invest in shares and other securities.

          Completion of the Hong Kong public offering is subject to the conditions set out in "—Conditions of the Global Offering" below.

Allocation

          Allocation of ordinary shares to investors under the Hong Kong public offering will be based solely on the level of valid applications received under the Hong Kong public offering. The basis of allocation may vary, depending on the number of Hong Kong offer shares validly applied for by applicants. Such allocation could, where appropriate, consist of balloting, which could mean that some applicants may receive a higher allocation than others who have applied for the same number of Hong Kong offer shares, and those applicants who are not successful in the ballot may not receive any Hong Kong offer shares.

          For allocation purposes only, the total number of Hong Kong offer shares available under the Hong Kong public offering (after taking into account any reallocation referred to below) will be divided equally (to the nearest board lot) into two pools: pool A and pool B. The Hong Kong offer shares in pool A will be allocated on an equitable basis to applicants who have applied for Hong Kong offer shares with an aggregate price of HK$5 million (excluding the brokerage, the SFC transaction levy and the Hong Kong Stock Exchange trading fee payable) or less. The Hong Kong offer shares in pool B will be allocated on an equitable basis to applicants who have applied for Hong Kong offer shares with an aggregate price of more than HK$5 million (excluding the brokerage, the SFC transaction levy and the Hong Kong Stock Exchange trading fee payable) and up to the total value in pool B.

          Investors should be aware that applications in pool A and applications in pool B may receive different allocation ratios. If any Hong Kong offer shares in one (but not both) of the pools are unsubscribed, such unsubscribed Hong Kong offer shares will be transferred to the other pool to satisfy demand in that other pool and be allocated accordingly. For the purpose of the immediately preceding paragraph only, the "price" for Hong Kong offer shares means the price payable on application therefor (without regard to the public offering price as finally determined). Applicants can only receive an allocation of Hong Kong offer shares from either pool A or pool B and not from both pools. Multiple or suspected multiple applications under the Hong Kong public offering and any application for more than 1,021,150 Hong Kong offer shares is liable to be rejected.

Reallocation

          The allocation of the ordinary shares between the Hong Kong public offering and the international offering is subject to reallocation. Paragraph 4.2 of Practice Note 18 of the Hong Kong Stock Exchange Listing Rules requires a clawback mechanism to be put in place which would have the effect of increasing the number of ordinary shares under the Hong Kong public offering to a certain percentage of the total number of ordinary shares offered under the Global Offering if certain prescribed total demand levels are reached.

          We have applied for, and the Hong Kong Stock Exchange has granted us, a waiver from strict compliance with Paragraph 4.2 of Practice Note 18 of the Hong Kong Listing Rules to the effect as further described below.

          2,042,300 ordinary shares are initially available in the Hong Kong public offering, representing 10.0% of the ordinary shares initially available under the Global Offering.

          If the number of Offer Shares validly applied for under the Hong Kong public offering represents (a) 13 times or more but less than 45 times, (b) 45 times or more but less than 91 times and (c) 91 times or more of the total number of Offer Shares initially available under the Hong Kong public offering, then Offer Shares will be reallocated to the Hong Kong public offering from the international offering. As a result of such reallocation, the total number of Offer Shares available under the Hong Kong public offering will be increased to 2,859,200 Offer Shares (in the case of (a)), 3,880,300 Offer Shares (in the case of (b)) and 7,556,200 Offer Shares(in the case of (c)), representing 14%, 19% and 37% of the total number of Offer Shares initially available under the Global Offering, respectively (before any exercise of the international underwriters' option to purchase additional ordinary shares). In each case, the additional Offer Shares reallocated to the Hong Kong public offering will be allocated between pool A and pool B and the number of Offer Shares allocated to the international offering will be correspondingly reduced in such manner as the Joint Global Coordinators deem appropriate.

          In addition, the Joint Global Coordinators may allocate Offer Shares from the international offer Shares to the Hong Kong public offering to satisfy valid applications under the Hong Kong public offering. In accordance with the Guidance Letter HKEx-GL91-18 issued by the Hong Kong Stock Exchange, if such allocation is done other than pursuant to Practice Note 18 of the Hong Kong Listing Rules, the maximum total number of Offer Shares that may be allocated to the Hong Kong public offering following such reallocation shall be not more than double the initial allocation to the Hong Kong public offering (i.e. 4,084,600 Offer Shares).

          If the Hong Kong public offering is not fully subscribed, the Joint Global Coordinators may reallocate all or any unsubscribed Hong Kong Offer Shares to the international offering, in such proportions as the Joint Global Coordinators deem appropriate.

          Details of any reallocation of Offer Shares between the Hong Kong public offering and the international offering will be disclosed in the results announcement of the Hong Kong public offering, which is expected to be published on Monday, September 21, 2020.

Applications

          Each applicant under the Hong Kong public offering will be required to give an undertaking and confirmation in the application submitted by him/her that he/she and any person(s) for whose benefit he/she is making the application has not applied for or taken up, or indicated an interest for, and will not apply for or take up, or indicate an interest for, any ordinary shares under the international offering. Such applicant's application is liable to be rejected if such undertaking and/or confirmation is/are breached and/or untrue (as the case may be) or if he/she has been or will be placed or allocated international offer shares under the international offering.

          Applicants under the Hong Kong public offering are required to pay, on application, the indicative maximum public offering price of HK$368.00 per ordinary share in addition to the brokerage, the SFC transaction levy and the Hong Kong Stock Exchange trading fee payable on each ordinary share, amounting to a total of HK$18,585.42 for one board lot of 50 ordinary shares. If the public offering price as finally determined in the manner described in "— Pricing and Allocation" below is less than the maximum public offering price for the Hong Kong public offering of HK$368.00 per ordinary share, refund payments (including the brokerage, the SFC transaction levy and the Hong Kong Stock Exchange trading fee attributable to the surplus application monies) will be made to successful applicants, without interest.

Hong Kong Underwriting Agreement

          We and the Hong Kong Underwriters have entered into an underwriting agreement dated September 9, 2020, or the Hong Kong Underwriting Agreement, relating to the Hong Kong public offering.

The international offering

          The international offering will consist of an initial offering of 18,379,850 ordinary shares offered by us (subject to adjustment and the option of the international underwriters to purchase additional ordinary shares), representing 90.0% of the total number of ordinary shares initially available under the Global Offering. The number of ordinary shares initially offered under the international offering, subject to any reallocation of ordinary shares between the international offering and the Hong Kong public offering, will represent approximately 5.8% of the total ordinary shares in issue immediately following the completion of the Global Offering (assuming the option of the international underwriters to purchase additional ordinary shares is not exercised and without taking into account the ordinary shares which may be issued pursuant to the exercise or vesting of restricted stocks or other awards granted under our share incentive plans).

Allocation

          The international offering will include the U.S. offering of ordinary shares in the United States as well as the non-U.S. offering to institutional and professional investors and other investors anticipated to have a sizeable demand for such ordinary shares in Hong Kong and other jurisdictions outside the United States. Professional investors generally include brokers, dealers, companies (including fund managers) whose ordinary business involves dealing in shares and other securities and corporate entities that regularly invest in shares and other securities. Allocation of ordinary shares pursuant to the international offering will be effected in accordance with a "book-building" process and based on a number of factors, including the level and timing of demand, the total size of the relevant investor's invested assets or equity assets in the relevant sector and whether or not it is expected that the relevant investor is likely to buy further ordinary shares and/or hold or sell its ordinary shares after the listing on the Hong Kong Stock Exchange. Such allocation is intended to result in a distribution of the ordinary shares on a basis which would lead to the establishment of a solid professional and institutional shareholder base to our benefit and the benefit of the shareholders as a whole.

          The Joint Global Coordinators (on behalf of the underwriters) may require any investor who has been offered ordinary shares under the international offering and who has made an application under the Hong Kong public offering to provide sufficient information to the Joint Global Coordinators so as to allow them to identify the relevant applications under the Hong Kong public offering and to ensure that they are excluded from any allocation of ordinary shares under the Hong Kong public offering.

Reallocation

          The total number of ordinary shares to be issued or sold pursuant to the international offering may change as a result of the clawback arrangement described in "— The Hong Kong public offering — Reallocation" above, the exercise of the option of the international underwriters to purchase additional ordinary shares in whole or in part and/or any reallocation of unsubscribed ordinary shares originally included in the Hong Kong public offering.

International Underwriting Agreement

          We expect to enter into an international underwriting agreement, or the International Underwriting Agreement, with the international underwriters relating to the international offering on the date of the final prospectus supplement.

Pricing and Allocation

Determining the Offer Price

          We will determine the pricing for the Offer Shares for the purpose of the various offerings under the Global Offering on the price determination date, which is expected to be on or about September 16, 2020 and, in any event, no later than September 21, 2020, by agreement with the Joint Global Coordinators (for themselves and on behalf of the Underwriters), and the number of Offer Shares to be allocated under the various offerings will be determined shortly thereafter.

          We will determine the Hong Kong public offer price by reference to, among other factors, the closing price of the ADSs on Nasdaq on the last trading day on or before the price determination date, and the Hong Kong public offer price will not be more than HK$368.00 per Hong Kong offer share. The historical prices of our ADSs and trading volume on Nasdaq are set out below.

Period	High (US$)	Low (US$)	ADTV (million ADSs)(1)

Fiscal year ended December 31, 2019	44.94	27.39	1.3
Fiscal year of 2020 (up to September 2, 2020)	46.16	26.61	2.2

Note:

(1)
Average daily trading volume ("ADTV") represents daily average number of our ADSs traded over the relevant period.

          Applicants under the Hong Kong public offering must pay, on application, the maximum Hong Kong public offer price of HK$368.00 per Offer Share plus brokerage of 1.0%, SFC transaction levy of 0.0027% and Hong Kong Stock Exchange trading fee of 0.005%, amounting to a total of HK$18,585.42 for one board lot of 50 Shares.

          We may set the international offer price (being the final offer price per international offer share in Hong Kong dollars (exclusive of brokerage of 1%, SFC transaction levy of 0.0027% and Hong Kong Stock Exchange trading fee of 0.005%)) at a level higher than the maximum Hong Kong public offer price (being the final offer price per Hong Kong offer share in Hong Kong dollars (exclusive of brokerage of 1%, SFC transaction levy of 0.0027% and Hong Kong Stock Exchange trading fee of 0.005%)) if (a) the Hong Kong dollar equivalent of the closing trading price of the ADSs on Nasdaq on the last trading day on or before the price determination date (on a per-Share converted basis) were to exceed the maximum Hong Kong public offer price as stated in the Hong Kong prospectus and/or (b) we believe that it is in the best interest of the company as a listed company to set the international offer price at a level higher than the maximum Hong Kong public offer price based on the level of interest expressed by professional and institutional investors during the book-building process.

          If the international offer price is set at or lower than the maximum Hong Kong public offer price, the Hong Kong public offer price must be set at such price which is equal to the international offer price. In no circumstances will we set the Hong Kong public offer price above the maximum Hong Kong public offer price as stated in this prospectus or the international offer price.

          We reserve the right not to proceed with the Hong Kong public offering or the international offering on or at any time until the price determination date if, for any reason, including as a result of volatility in the price of our ADSs or other changes in market conditions, we do not agree with the Joint Global Coordinators (for themselves and on behalf of the underwriters) on the pricing of the Offer Shares by September 21, 2020.

          The international underwriters will be soliciting from prospective investors' indications of interest in acquiring Offer Shares in the international offering. Prospective professional and institutional investors will be required to specify the number of Offer Shares under the international offering they would be prepared to acquire either at different prices or at a particular price. This process, known as "book-building", is expected to continue up to, and to cease on or about, the last day for lodging applications under the Hong Kong public offering.

          The Joint Global Coordinators (for themselves and on behalf of the underwriters) may, where they deem appropriate, based on the level of interest expressed by prospective investors during the book-building process in respect of the international offering, and with our consent, reduce the number of Offer Shares offered below as stated in this prospectus supplement at any time on or prior to the morning of the last day for lodging applications under the Hong Kong public offering. In such a case, we will, as soon as practicable following the decision to make such reduction, and in any event not later than the morning of the last day for lodging applications under the Hong Kong public offering, cause to be published on our website and the website of the Hong Kong Stock Exchange at ir.huazhu.com and www.hkexnews.hk, respectively, notices of the reduction. Upon the issue of such a notice, the revised number of Offer Shares will be final. If the number of Offer Shares is reduced, applicants under the Hong Kong public offering will be entitled to withdraw their applications, unless positive confirmations from the applicants to proceed are received.

          Before submitting applications for the Hong Kong offer shares, applicants should have regard to the possibility that any announcement of a reduction in the number of Offer Shares may not be made until the last day for lodging applications under the Hong Kong public offering. Such notice will also include confirmation or revision, as appropriate, of the working capital statement and the Global Offering statistics as currently set out in this prospectus, and any other financial information which may change as a result of any such reduction. In the absence of any such notice so published, the number of Offer Shares will not be reduced.

Sales in the United States

          Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. Goldman Sachs (Asia) L.L.C. will offer our ordinary shares in the United States through its SEC-registered broker-dealer affiliate in the United States, Goldman Sachs & Co. LLC. J.P. Morgan Securities plc will offer our ordinary shares in the United States through its SEC-registered broker-dealer affiliate in the United States, J.P. Morgan Securities LLC. Morgan Stanley & Co. International plc will offer our ordinary shares in the United States through its SEC-registered broker-dealer affiliate in the United States, Morgan Stanley & Co. LLC. Certain of the underwriters are not broker-dealers registered with the SEC, and do not intend to and will not offer or sell any of our ordinary shares in the United States or to U.S. persons in connection with this offering.

Compensation and Expenses

          The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts include gross proceeds of the international offering that may be paid to the international underwriters and are shown assuming both no exercise and full exercise of the international underwriters' option to purchase up to an additional 3,063,300 ordinary shares. Total underwriting discounts and commissions to be paid to the underwriters represent         % of the total amount of the international offering (assuming the option to purchase additional ordinary shares is not exercised).

Paid by us		No Exercise		Full Exercise

Per ordinary share	HK$		HK$
Total	HK$		HK$

          In addition, we have agreed to reimburse the underwriters for the fees and expenses of their counsel in connection with the Global Offering and for certain offering expenses in aggregate amount of up to approximately HK$             (or US$             ).

          The estimated offering expenses payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but exclusive of the underwriting commissions and fees, are approximately HK$67.6 million (or US$8.7 million).

International Underwriters' Option to Purchase Additional Ordinary Shares

          In connection with the Global Offering, we have granted the international underwriters the right, exercisable by the Joint Global Coordinators (on behalf of the international underwriters) at any time until 30 days after the last day for lodging applications under the Hong Kong public offering, to purchase up to an aggregate of 3,063,300 additional ordinary shares, representing not more than 15% of the total number of ordinary shares initially available under the Global Offering, at the public offering price under the international offering to, among other things, cover over-allocations in the international offering, if any.

          Goldman Sachs (Asia) L.L.C. or its affilate expects to enter into a borrowing arrangement with Winner Crown that is intended to facilitate the settlement of over-allocations. We have registered the borrowed ordinary shares solely to permit those shares to be delivered by Goldman Sachs (Asia) L.L.C. or its affilate in connection with settling trades during the option period. Goldman Sachs (Asia) L.L.C. or its affilate is obligated to return ordinary shares to Winner Crown by exercising the option to purchase additional ordinary shares from the company or by making purchases in the open market. No fees or other remuneration will be paid by the underwriters to us or to Winner Crown for the loan of the ordinary shares.

          If the international underwriters' option to purchase additional ordinary shares is exercised in full, the additional ordinary shares to be issued pursuant thereto will represent approximately 1.0% of our total ordinary shares issued and outstanding immediately following the completion of the Global Offering. If the international underwriters exercise their option to purchase additional ordinary shares, an announcement will be made.

Lock-Up Agreements

          We have agreed with the underwriters that, without the prior written consent of the Joint Sponsors, we will not, during the period commencing on the price determination date and ending on, and including, the date that is 90 days after the price determination date, directly or indirectly take any of the following actions with respect to our ordinary shares or ADSs, or any securities convertible into or exchangeable or exercisable for any of our ordinary shares or ADSs (such ordinary shares, ADSs and securities are collectively referred to in this prospectus supplement as lock-up securities): (i) offer, issue, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs of the Company or any securities convertible into or exercisable or exchangeable for Shares or ADSs of the Company (such ordinary shares, ADSs and securities are collectively referred to in this prospectus supplement as lock-up securities); (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any lock-up securities, whether any such transaction described in foregoing clause (i) or this clause (ii) is to be settled by delivery of the lock-up securities, in cash or otherwise; (iii) file any registration statement with the SEC relating to the offering of any lock-up securities; or (iv) publicly disclose the intention to make any such offer, pledge, sale or disposition, or enter into any such transaction, swap, hedge or other arrangement, or file any such registration statement as specified in the foregoing clauses (i), (ii) or (iii). Notwithstanding the restrictions described above, we may:

  •
  issue, offer or sell the Offer Shares pursuant to the Global Offering;

  •
  grant or issue securities pursuant to the terms of our share incentive plans;

  •
  perform the obligations under the indenture dated November 3, 2017 or capped call confirmations dated October 26, 2017 and additional capped call confirmations dated October 31, 2017 that the Company entered into in connection with its convertible senior notes due 2022, or indenture dated May 7, 2020 that the Company entered into in connection with its convertible senior notes due 2026;

  •
  issue any securities upon the exercise of an option or warrant or the conversion of the Company's convertible senior notes due 2022 or the conversion of the Company's convertible senior notes due 2026 or any other security outstanding on the date of the Hong Kong Underwriting Agreement;

  •
  effect any capitalization issue, capital reduction or consolidation or sub-division of the our ordinary shares; and

  •
  repurchase securities pursuant to any share repurchase programs existing on the date of the Hong Kong Underwriting Agreement.

Lock-Up Agreements with Directors and Executive Officers, Winner Crown and East Leader

          All of our directors and executive officers, Winner Crown and East Leader have agreed with the underwriters that, during the period commencing on the price determination date and ending on, and including, the date that is 90 days after the price determination date, without the prior written consent of the Joint Sponsors, they will not, and will not cause any of their direct or indirect affiliates to, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any lock-up securities beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act) by such lock-up party; (ii) enter into any hedging, swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in foregoing clause (i) or (ii) foregoing is to be settled by delivery of lock-up securities, in cash or otherwise; or (iii) publicly disclose the intention to do any of the foregoing.

          Subject to certain conditions, the restrictions described above do not apply to:

  •
  transactions relating to lock-up securities acquired in open market transactions after the completion of the Global Offering, provided that no filing under Section 15 and 16(a) of the Exchange Act or other public announcement shall be required or shall be voluntarily made in connection with subsequent sales of lock-up securities acquired in such open market transactions;

  •
  transfers of lock-up securities as a bona fide gift or gifts, provided that the donee signs a lock-up agreement;

  •
  transfers of a lock-up party's lock-up securities if such lock-up party is a partnership, limited liability company or corporation, to limited partners or shareholders or "affiliates" (as such term is defined in Rule 12b-2 under the Exchange Act) of such lock-up party, provided that any such transfer shall not involve a disposition for value and the distributee signs a lock-up agreement;

  •
  transfers of lock-up securities to any trust for the direct or indirect benefit of the lock-up party or the immediate family of such lock-up party, provided that any such transfer shall not involve a disposition for value and the transferee signs a lock-up agreement;

  •
  establishment or amendment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of lock-up securities, provided that (x) such plan does not provide for the transfer of lock-up securities during the lock-up period and (y) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of such securities may be made under such plan during the lock-up period; or

  •
  to the extent applicable, with respect to an aggregate US$30 million loan to an independent director from a third party bank, secured by a pledge of 16 million ADSs from that director, the transfer of up to US$30 million of ADSs to the lender, its affiliates or third parties in the event the lender forecloses on the pledged ADSs.

Conditions of the Global Offering

          Acceptance of all applications for our ordinary shares is conditional on, among other things:

  •
  the listing committee of the Hong Kong Stock Exchange granting approval for the listing of, and permission to deal in, the ordinary shares in issue and to be issued pursuant to the Global Offering (including any ordinary shares which may be issued pursuant to the exercise of the option of the international underwriters to purchase additional ordinary shares) and the exercise or vesting of restricted stocks or other awards granted under our share incentive plans on the Main Board of the Hong Kong Stock Exchange and such approval not subsequently having been withdrawn or revoked prior to the date on which our ordinary shares are listed on the Hong Kong Stock Exchange;

  •
  the pricing of the ordinary shares having been agreed between the Joint Global Coordinators (on behalf of the Hong Kong Underwriters) and us;

  •
  the execution and delivery of the International Underwriting Agreement on or around the date of this prospectus supplement; and

  •
  the obligations of the Hong Kong Underwriters under the Hong Kong Underwriting Agreement and the obligations of the international underwriters under the International Underwriting Agreement becoming and remaining unconditional and not having been terminated in accordance with the terms of the respective agreements, in each case on or before the dates and times specified in the respective Underwriting Agreements (unless and to the extent such conditions are validly waived on or before such dates and times) and, in any event, not later than the date which is 30 days after the date of this prospectus supplement.

          If, for any reason, we do not agree on the pricing of the ordinary shares with the Joint Global Coordinators (on behalf of the underwriters) on or before September 21, 2020, the Global Offering will not proceed and will lapse.

          The consummation of each of the Hong Kong public offering and the international offering is conditional upon, among other things, the other offering becoming unconditional and not having been terminated in accordance with its terms.

Dealings Arrangements

          Assuming that the Hong Kong public offering becomes unconditional at or before 8:00 a.m. in Hong Kong on September 22, 2020, it is expected that dealings in the ordinary shares on the Hong Kong Stock Exchange will commence at 9:00 a.m. on September 22, 2020. The ordinary shares will be traded in board lots of 50 ordinary shares each and the stock code of the ordinary shares will be 1179.

Indemnification

          We have agreed to indemnify the several underwriters and certain of their affiliates against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Stabilization

          Underwriters use stabilization in some markets to facilitate the distribution of securities. To stabilize, the underwriters may bid for, or purchase, the securities in the secondary market during a specified period of time, to retard and, if possible, prevent a decline in the initial public market price of the securities below the offer price. Such transactions may be effected in all jurisdictions where it is permissible to do so, in each case in compliance with all applicable laws and regulatory requirements, including those of Hong Kong. In Hong Kong, the price at which the stabilization manager may bid for or purchase the securities is not permitted to exceed the Hong Kong public offer price.

          The company has appointed Goldman Sachs (Asia) L.L.C. as stabilizing manager. In connection with the Global Offering, the stabilizing manager (or any person acting for it), on behalf of the underwriters, may over-allocate or effect transactions with a view to stabilizing or supporting the market price of the ordinary shares at a level higher than that which might otherwise prevail for a limited period after the listing date. However, there is no obligation on the stabilizing manager (or any person acting for it) to conduct any such stabilizing action. Such stabilizing action, if taken, (a) will be conducted at the absolute discretion of the stabilizing manager (or any person acting for it) and in what the stabilizing manager reasonably regards as our best interest, (b) may be discontinued at any time and (c) is required to be brought to an end within 30 days of the last day for lodging applications under the Hong Kong public offering or, if earlier, within 30 days of the commencement of trading.

          Stabilization action permitted in Hong Kong pursuant to the Securities and Futures (Price Stabilizing) Rules of the SFO includes (a) over-allocating for the purpose of preventing or minimizing any reduction in the market price of the ordinary shares, (b) selling or agreeing to sell the ordinary shares so as to establish a short position in them for the purpose of preventing or minimizing any reduction in the market price of the ordinary shares, (c) purchasing, or agreeing to purchase, the ordinary shares pursuant to the option to purchase additional ordinary shares in order to close out any position established under clauses (a) or (b) above, (d) purchasing, or agreeing to purchase, any of the ordinary shares for the sole purpose of preventing or minimizing any reduction in the market price of the ordinary shares, (e) selling or agreeing to sell any ordinary shares in order to liquidate any position established as a result of those purchases and (f) offering or attempting to do anything as described in clauses (b), (c), (d) or (e) above.

          Specifically, prospective applicants for and investors in the ordinary shares should note that:

  •
  the stabilizing manager (or any person acting for it) may, in connection with the stabilizing action, maintain a long position in the ordinary shares;

  •
  there is no certainty as to the extent to which and the time or period for which the stabilizing manager (or any person acting for it) will maintain such a long position;

  •
  liquidation of any such long position by the stabilizing manager (or any person acting for it) and selling in the open market may have an adverse impact on the market price of the ordinary shares;

  •
  the stabilizing manager may not bid for or purchase the securities in order to support the price of the ordinary shares for longer than the stabilization period, which will begin on the listing date, and is expected to expire on October 16, 2020, being the 30th day after the last day for lodging applications under the Hong Kong public offering. After this date, when no further purchases or bids may be made, demand for the ordinary shares, and therefore the price of the ordinary shares, could fall;

  •
  the stabilizing manager cannot assure the price of the ordinary shares to stay at or above the public offer price by the taking of any stabilizing action; and

  •
  stabilizing bids or transactions effected in the course of the stabilizing action may be made at any price at or below the public offer price and can, therefore, be done at a price below the price paid by applicants for, or investors in, the ordinary shares.

          In connection with the Global Offering, the underwriters may also purchase and sell ordinary shares or ADSs in the open market in compliance with all applicable laws and regulations. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ordinary shares than they are required to purchase in the offering or the sale by the underwriters of the ADSs, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional ordinary shares (including ordinary shares represented by short sales of ADSs) for which the international underwriters' option to purchase additional ordinary shares may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional ordinary shares or purchasing ordinary shares or ADSs in the open market and converting such ADSs into ordinary shares. In determining the source of ordinary shares to cover the covered short position, the underwriters will consider, among other things, the price of ordinary shares or ADSs available for purchase in the open market as compared to the price at which they may purchase additional ordinary shares pursuant to the option described above. Stabilizing transactions consist of various bids for or purchases of ordinary shares or ADSs made by the underwriters in the open market.

          The underwriters may also impose a penalty bid, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ordinary shares or ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ordinary shares or ADSs. As a result, the price of the ordinary shares or ADSs may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities (which may start at any time in the U.S. market beginning on the price determination date) and may end any of these activities at any time. These transactions may be effected on Nasdaq, on the Hong Kong Stock Exchange, in the over-the-counter market or otherwise.

Conflicts of Interest

          Certain of the underwriters or their affiliates are lenders with respect to amounts currently outstanding under our revolving credit facility and may receive a ratable portion of any part of the proceeds of this offering used to repay borrowings outstanding under the revolving credit facility. Any underwriter that receives more than 5% of the net proceeds of this offering (together with its affiliates) will have a conflict of interest, as that term is defined in FINRA Rule 5121. Accordingly, this offering is being conducted in compliance with FINRA Rule 5121.

          None of the underwriters with a Rule 5121 conflict of interest will sell ordinary shares to an account over which it exercises discretion without the express approval of the account holder.

Activities by Underwriters

          Described below are a variety of activities that each of the underwriters of the Global Offering may individually undertake, and which do not form part of the underwriting or the stabilizing process. When engaging in any of these activities, it should be noted that the underwriters are subject to restrictions, including the following:

  •
  the underwriters (other than the stabilizing manager or any person acting for it) must not, in connection with the distribution of the ordinary shares, effect any transactions (including issuing or entering into any option or other derivative transactions relating to the ordinary shares), whether in the open market or otherwise, with a view to stabilizing or maintaining the market price of any of the ordinary shares at levels other than those which might otherwise prevail in the open market; and

  •
  the underwriters must comply with all applicable laws and regulations, including the market misconduct provisions of the SFO, including the provisions prohibiting insider dealing, false trading, price rigging and stock market manipulation.

          The underwriters and their respective affiliates are diversified financial institutions with relationships in countries around the world. These entities engage in a wide range of commercial and investment banking, brokerage, funds management, trading, hedging, investing and other activities for their own account and for the accounts of others. In the ordinary course of their various business activities, the underwriters and their respective affiliates may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. Such investment and trading activities may involve or relate to our assets, securities and/or instruments and/or persons and entities with relationships with us and may also include swaps and other financial instruments entered into for hedging purposes in connection with our loans and other debt.

          In relation to the ordinary shares, the activities of the underwriters and their affiliates could include acting as agent for buyers and sellers of the ordinary shares, proprietary trading in the ordinary shares, and entering into over the counter or listed derivative transactions or listed or unlisted securities transactions (including issuing securities such as derivative warrants listed on a stock exchange) which have as their underlying assets, assets including the ordinary shares. Such transactions may be carried out as bilateral agreements or trades with selected counterparties. Those activities may require hedging activity by those entities involving, directly or indirectly, the buying and selling of the ordinary shares, which may have a negative impact on the trading price of the ordinary shares. All such activities could occur in the United States, Hong Kong and elsewhere in the world and may result in the underwriters and their respective affiliates holding long and/or short positions in the ordinary shares, in baskets of securities or indices including the ordinary shares, in units of funds that may purchase the ordinary shares, or in derivatives related to any of the foregoing.

          In relation to issues by underwriters or their respective affiliates of any listed securities having the ordinary shares as their underlying securities, whether on the Hong Kong Stock Exchange or on any other stock exchange, the rules of the stock exchange may require the issuer of those securities (or one of its affiliates or agents) to act as a market maker or liquidity provider in the security, and this will also result in hedging activity in the ordinary shares in most cases.

          All such activities may occur both during and after the end of the stabilizing period described under "—Stabilization" above. Such activities may affect the market price or value of the ordinary shares, the liquidity or trading volume in the ordinary shares and the volatility of the price of the ordinary shares, and the extent to which this occurs from day to day cannot be estimated.

          Certain of the underwriters or their respective affiliates have provided from time to time, and expect to provide in the future, investment banking and other services to us and certain of our affiliates for which such underwriters or their respective affiliates have received or will receive customary fees and commissions. An affiliate of J.P. Morgan Securities plc, J.P. Morgan Securities LLC and J.P. Morgan Securities (Asia Pacific) Limited and an affiliate of Morgan Stanley & Co. International plc are mandated lead arrangers, bookrunners and lenders under our revolving credit facility.

          The address of Goldman Sachs (Asia) L.L.C. is 68th Floor, Cheung Kong Center, 2 Queen's Road Central, Hong Kong. The address of CMB International Capital Limited is 45th Floor, Champion Tower, 3 Garden Road, Central, Hong Kong.

Selling Restrictions

European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any of our ordinary shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any of our ordinary shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

            (a)     to any legal entity which is a qualified investor as defined in the Prospectus Directive;

            (b)     to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Joint Global Coordinators for any such offer; or

            (c)     in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of our ordinary shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer to the public" in relation to any of our ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any of our ordinary shares to be offered so as to enable an investor to decide to purchase any of our ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

          Each underwriter has represented and agreed that:

            (a)     it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act

  2000 ("FSMA") received by it in connection with the issue or sale of our ordinary shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

            (b)     it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to our ordinary shares in, from or otherwise involving the United Kingdom.

Australia

          No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the Global Offering. This prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Offer Shares does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

          Any offer in Australia of the Offer Shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Offer Shares without disclosure to investors under Chapter 6D of the Corporations Act.

          The Offer Shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the global offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Offer Shares must observe such Australian on-sale restrictions.

          This prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Offer Shares (i) contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person; and (ii) do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information herein is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Bermuda

          The offer of the international shares under the international offering is private and is not intended for the public. This prospectus supplement and the accompanying prospectus has not been approved by the Bermuda Monetary Authority or the Registrar of Companies in Bermuda. Any representation to the contrary, explicit or implicit is prohibited.

British Virgin Islands

          The Offer Shares are not being and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription. The Offer Shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 ("BVI Companies"), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British

Virgin Islands. This prospectus supplement and the accompanying prospectus have not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the Offer Shares for the purposes of the Securities and Investment Business Act, 2010 or the Public Issuers Code of the British Virgin Islands.

Canada

          The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

          Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

          Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts ("NI 33-105"), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

          The Offer Shares may not be offered or sold, directly or indirectly, to the public or to any member of the public in the Cayman Islands.

Japan

          No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the FIEL, has been made or will be made with respect to the solicitation of the application for the acquisition of the ordinary shares.

          Accordingly, the ordinary shares have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors, or QII

          Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the ordinary shares constitutes either a "QII only private placement" or a "QII only secondary distribution" (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in

Paragraph 1, Article 4 of the FIEL, has not been made in relation to the ordinary shares. The ordinary shares may only be transferred to QIIs.

For Non-QII Investors

          Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the ordinary shares constitutes either a "small number private placement" or a "small number private secondary distribution" (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the ordinary shares. The ordinary shares may only be transferred en bloc without subdivision to a single investor.

Kingdom of Saudi Arabia

          This prospectus supplement and the accompanying prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority of the Kingdom of Saudi Arabia (the "Capital Market Authority").

          The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus supplement and the accompanying prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus supplement or the accompanying prospectus.

          Prospective purchasers of the international offer shares under the international offering offered hereby should conduct their own due diligence on the accuracy of the information relating thereto. If you do not understand the contents of this prospectus supplement and the accompanying prospectus, you should consult an authorized financial adviser.

Kuwait

          Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 "Regulating the Negotiation of Securities and Establishment of Investment Funds", its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the Offer Shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus supplement (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait. Investors in Kuwait who approach us or any of the underwriters to obtain copies of this prospectus supplement are required by us and the underwriters to keep such prospectus supplement confidential and not to make copies thereof nor distribute the same to any other person in Kuwait and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the Offer Shares.

Malaysia

          No prospectus or other offering material or document in connection with the offer and sale of the ordinary shares has been or will be registered with the Securities Commission of Malaysia, or Commission, for the Commission's approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the ordinary shares as principal, if the offer is on terms that the ordinary shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ordinary shares is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus supplement is subject to Malaysian laws. This prospectus supplement and the accompanying prospectus do not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any ordinary shares requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Singapore

          This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except:

            (a)     to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

            (b)     where no consideration is or will be given for the transfer;

            (c)     where the transfer is by operation of law;

            (d)     as specified in Section 276(7) of the SFA; or

            (e)     as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

          The ordinary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ordinary shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, the company or the ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ordinary shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of ordinary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ordinary shares.

Qatar

          This prospectus supplement and the accompanying prospectus is not intended to constitute an offer, sale or delivery of ordinary shares or other securities under the laws of the State of Qatar including the rules and regulations of Qatar Financial Centre Authority ("QFCA") or the Qatar Financial Centre Regulatory Authority ("QFCRA"). The Offer Shares have not been and will not be listed on the Qatar Exchange and are not subject to the rules and regulations of the DSM Internal Regulations applying to the Qatar Exchange, the Qatar Financial Markets Authority ("QFMA"), the Qatar Central Bank ("QCB"), the QFCA or the QFCRA, or any laws of the State of Qatar.

          This prospectus supplement and the accompanying prospectus have not been and will not be:

  (i)
  lodged or registered with, or reviewed or approved by the QFCA, the QFCRA, the QCB or the QFMA; or

  (ii)
  authorized or licensed for distribution in the State of Qatar, and the information contained in this prospectus supplement or the accompanying prospectus does not, and is not intended to, constitute a public or general offer or other invitation in respect of ordinary shares or other securities in the State of Qatar or the QFC.

          The offer of the Offer Shares and interests therein do not constitute a public offer of securities in the State of Qatar under the Commercial Companies Law No. (5) of 2002 (as amended) or otherwise under any laws of the State of Qatar, including the rules and regulations of the QFCA or QFCRA.

          The Offer Shares are only being offered to a limited number of investors who are willing and able to conduct an independent investigation of the risks involved in an investment in such ordinary shares. No transaction will be concluded in the jurisdiction of the State of Qatar (including the jurisdiction of the Qatar Financial Centre). We are not regulated by the QCB, QFMA, QFC Authority, QFC Regulatory Authority or any other government authority in State of Qatar. We do not, by virtue of this prospectus supplement, conduct any business in the State of Qatar. Our company is an entity regulated under laws outside the State of Qatar.

PRC

          This prospectus supplement has not been and will not be circulated or distributed in the PRC, and the ordinary shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any residents of the PRC except pursuant to applicable laws and regulations of the PRC. For the purposes of this paragraph, the PRC does not include Taiwan, Hong Kong or Macau.

Taiwan

          The ordinary shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ordinary shares in Taiwan.

South Korea

          The Offer Shares have not been and will not be registered with the Financial Services Commission of Korea for public offering in South Korea under the Financial Investment Services and Capital Markets Act (the "FSCMA"), and none of the Offer Shares may be offered, sold or delivered, or offered or sold to any person for re-offering or resale, directly or indirectly in South Korea or to any resident of South Korea except pursuant to applicable laws and regulations of South Korea, including the FSCMA and the Foreign Exchange Transaction Law (the "FETL") and the decrees and regulations thereunder. Furthermore, the Offer Shares may not be resold to South Korean residents unless the purchaser of the Offer Shares complies with all applicable regulatory requirements (including, but not limited to, governmental approval requirements under the FETL and its subordinate decrees and regulations) in connection with the purchase of the Offer Shares.

Thailand

          The Offer Shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares in Taiwan.

United Arab Emirates

          The Global Offering has not been approved or licensed by the UAE Central Bank or any other relevant licensing authority in the United Arab Emirates (including the Dubai International Financial Centre), and does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise. Accordingly, the Offer Shares may not be offered to the public in the United Arab Emirates (including the Dubai International Financial Centre).

          The Offer Shares may be offered, and this prospectus supplement may be issued, only to a limited number of investors in the United Arab Emirates (including the Dubai International Financial Centre) who qualify as sophisticated investors under the relevant laws of the United Arab Emirates (and the Dubai International Financial Centre). The Offer Shares will not be offered, sold, transferred or delivered to the public in the United Arab Emirates (including the Dubai International Financial Centre).

TAXATION

          The following is a general summary of certain Cayman Islands, PRC, Hong Kong and United States federal income tax consequences relevant to an investment in our ordinary shares and our ADSs. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The discussion is based on laws and relevant interpretations thereof in effect as of the date of this prospectus supplement, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address U.S. state or local tax laws, or tax laws of jurisdictions other than the Cayman Islands, the People's Republic of China, Hong Kong and the United States. You should consult your own tax advisors with respect to the consequences of investment in our ordinary shares and our ADSs. To the extent that this discussion relates to matters of Cayman Islands tax law, it is the opinion of Maples and Calder (Hong Kong) LLP, our special Cayman Islands counsel. To the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, it is the opinion of JunHe LLP, our special PRC counsel.

Cayman Islands Taxation

          The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or holders of our ADSs or ordinary shares levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of, the Cayman Islands. The Cayman Islands are not party to any double tax treaties that are applicable to any payments made by or to our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

          Pursuant to the Tax Concessions Law of the Cayman Islands, the company has obtained an undertaking (i) that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciation shall apply to the company or its operations; and (ii) that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on or in respect of the shares, debentures or other obligations of the company. The undertaking for the company is for a period of twenty years from March 16, 2010.

          Under existing Cayman Islands laws, payments of dividends and capital in respect of our ADSs and ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ADSs or ordinary shares, as the case may be, nor will gains derived from the disposal of our ADSs or ordinary shares be subject to Cayman Islands income or corporation tax.

Hong Kong Taxation

          Hong Kong profits tax is chargeable on every person carrying on a trade, profession or business in Hong Kong in respect of profits arising in or derived from Hong Kong from such trade, profession or business (excluding profits arising from the sale of capital assets).

          Our Hong Kong subsidiaries are subject to Hong Kong profits tax at a maximum rate of 16.5% of their respective estimated assessable profits determined under relevant Hong Kong tax regulations. No Hong Kong profits tax has been provided as our Hong Kong subsidiaries have no estimated assessable profits during the years presented.

          Gains arising from the sale of ADSs, where the purchases and sales of ADSs are effected outside of Hong Kong, should not be subject to Hong Kong profits tax.

          According to the current tax practice of the Hong Kong Inland Revenue Department, dividends paid by us on ADSs would not be subject to any Hong Kong tax, even if received by investors in Hong Kong.

          To the best of our knowledge, Hong Kong stamp duty has not been levied in practice on the trading or conversion of ADSs of companies that are listed in both the United States and Hong Kong and that have maintained all or a portion of their Shares, including Shares underlying ADSs, in their Hong Kong share registers. However, it is unclear whether, as a matter of Hong Kong law, the trading or conversion of ADSs of these dual-listed companies constitutes a sale or purchase of the underlying Hong Kong-registered Shares that is subject to Hong Kong stamp duty

          In connection with the Hong Kong public offering, we will establish a branch register of members in Hong Kong, or the Hong Kong share register. Dealings in our ordinary shares registered on our Hong Kong share register will be subject to Hong Kong stamp duty. The stamp duty is charged to each of the seller and purchaser at the ad valorem rate of 0.1% of the consideration for, or (if greater) the value of, our ordinary shares transferred. In other words, a total of 0.2% is currently payable on a typical sale and purchase transaction of our ordinary shares. In addition, a fixed duty of HK$5.00 is charged on each instrument of transfer (if required).

          To facilitate ADS-ordinary share conversion and trading between Nasdaq and the Hong Kong Stock Exchange, we also intend to move a portion of our issued ordinary shares from our register of members maintained in the Cayman Islands to our Hong Kong share register. It is unclear whether, as a matter of Hong Kong law, the trading or conversion of ADSs constitutes a sale or purchase of the underlying Hong Kong-registered ordinary shares that is subject to Hong Kong stamp duty. We advise investors to consult their own tax advisors on this matter.

PRC Taxation

PRC taxation on us

Enterprise Income Tax

          On March 16, 2007, the National People's Congress, the Chinese legislature, passed the Enterprise Income Tax Law, which was latest amended in December 2018, and on December 6, 2007, the PRC State Council issued the Implementation Regulations of the Enterprise Income Tax Law, which was latest amended in April 2019, both of which became effective on January 1, 2008. The Enterprise Income Tax Law and its Implementation Regulations, collectively the EIT Law, applies a uniform 25% enterprise income tax rate to PRC resident enterprises, including both foreign-invested enterprises and domestic enterprises. The EIT Law restructures China's tax preference policy under the general principle that industries and projects that are encouraged and supported by the State may enjoy tax preferential treatment. For example, enterprises classified as "high and new technology enterprises strongly supported by the State" are entitled to a 15% enterprise income tax rate.

          The EIT Law provides that enterprises established outside of China whose "de facto management bodies" are located in China are considered "resident enterprises". The "de facto management body" is defined as the organizational body that effectively exercises substantial and overall management and control over production and business operations, personnel, finance and accounting, and properties of the enterprise. The State Taxation Administration, or the STA (previously known as State Administration of Taxation, or the SAT), issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled offshore incorporated enterprise is located in China, which include: (a) the location where senior management members responsible for an enterprise's daily operations discharge their duties; (b) the location where financial and human resource decisions are made or approved by organizations or persons; (c) the location where the major assets and certain corporate documents are kept; and (d) the location where more than half (inclusive) of all directors with voting rights or senior management have their habitual residence. In addition, the Circular 82 was amended by SAT amended on January 29, 2014 by the Determination of Resident Enterprises Based on the Standards of Actual Management Institutions, and has been partially abolished on December 29, 2017 by the SAT pursuant to the Decision of the State Administration of Taxation on Issuing the Catalogues of Tax Departmental Rules and Tax Regulatory Documents Which Are Invalidated and the Administrative Measures on the Corporate Income Tax of Chinese-Controlled Offshore Incorporated Resident Enterprises (Trial) issued on July 27, 2011, and respectively amended on April 17, 2015 and June 15, 2018, and partially abolished on June 28, 2016, providing clarification for resident status determination and competent tax authorities. The above-mentioned tax circulars apply only to offshore enterprises controlled by PRC enterprises or PRC enterprise groups and are not applicable to our case. But the determining criteria set forth in such tax circulars may reflect the STA's general position on how the "de facto management body" test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or PRC enterprise groups or by PRC or foreign individuals. Currently, there are no further detailed rules or precedents applicable to us regarding the procedures and specific criteria for determining "de facto management body" for a company like us. As such, it is still unclear if the PRC tax authorities would determine that, notwithstanding our status as the Cayman Islands holding company of our operating business in China, we should be classified as a PRC "resident enterprise."

          The EIT Law imposes a withholding enterprise income tax of 10% on dividends distributed by a foreign-invested enterprise to its immediate holding company outside of China, if such immediate holding company is considered a "non-resident enterprise" without any establishment or place of business within China or if the received dividends have no connection with the establishment or place of business of such immediate holding company within China, unless such immediate holding company's jurisdiction of incorporation has a tax treaty with China that provides for a preferential withholding tax rate. A holding company which is a tax resident in Hong Kong, for example, would be subject to a 5% withholding tax rate on the dividends received from its PRC subsidiary if the holding company owns at least 25% equity in the PRC subsidiary and is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under applicable tax treaty and other applicable laws.

          The EIT Law provides that PRC resident enterprises are generally subject to the uniform 25% enterprise income tax rate on their worldwide taxable income. Therefore, if we are treated as a PRC "resident enterprise" for PRC enterprise income tax purposes, among other things, we will be subject to the PRC income tax on our worldwide taxable income at the 25% uniform tax rate, which could have an impact on our effective tax rate and an adverse effect on our net income and results of operations; although we may be exempted from enterprise income tax on dividends distributed from our PRC subsidiaries to us, since such dividend income distributed to a PRC resident enterprise is exempted from enterprise income tax under the EIT Law, provided that we cannot assure that such dividends distributed from our PRC subsidiaries to us will not be subject to a 10% withholding tax, as the PRC foreign-exchange control authorities and tax authorities have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprise for PRC enterprise income tax purposes. However, if we are required under the EIT Law to pay income tax on any dividends we receive from our PRC subsidiaries, our income tax expenses will increase and the amount of dividends, if any, we may pay to our shareholders and ADS holders may be materially and adversely affected.

Value-added Tax

          On March 23, 2016, the Ministry of Finance of China (the "MOF"), and the STA jointly issued the Circular on the Nationwide Implementation of Pilot Program for the Collection of Value Added-Tax Instead of Business Tax, or Circular 36, which became effective on May 1, 2016. Pursuant to Circular 36, most of our PRC subsidiaries' business are subject to value-added tax, or VAT, at a rate of 6% as general VAT taxpayers, and they would be permitted to offset input VAT by providing valid VAT special invoices received from vendors against their VAT liability.

          On March 20, 2019, the MOF, the STA and the General Administration of Customs of China jointly issued the Public Announcement on Strengthening the VAT Reform Policies, or Public Announcement [2019] No. 39, pursuant to which, during the period from April 1, 2019 to December 31, 2021, a general VAT taxpayer engaging in the provision of living services, postal service, telecommunications service or modern services with sales revenue from the provision of such services accounting for more than 50% of its total sales revenue is allowed to deduct an extra 10% of the deductible input VAT for the current period from the VAT payable. Such rate of extra deduction of input VAT is increased to 15% during the period from October 1, 2019 to December 31, 2021 for general VAT taxpayers engaging in the provision of living services with sales revenue from the provision of living services accounting for more than 50% of its total sales revenue pursuant to the Public Announcement on Clarifying the VAT Super Deduction Policy for the Living Service Sector, or Public Announcement [2019] No. 87, jointly issued by the MOF and the STA on September 30, 2019. Our PRC subsidiaries that provide living services and meet the required criteria stipulated in Public Announcement [2019] No. 39 and Public Announcement [2019] No. 87 would be permitted to enjoy such extra deduction of input VAT at a rate of 10% during the period from April 1, 2019 to September 30, 2019, and at a rate of 15% during the period from October 1, 2019 to December 31, 2021, and PRC subsidiaries that provide non-living services but meet the required criteria stipulated in Public Announcement [2019] No. 39 would be permitted to enjoy such extra deduction of input VAT at a rate of 10% during the period from April 1, 2019 to December 31, 2021.

          On February 6, 2020, the MOF and the STA jointly issued the Public Announcement on Tax Policies to Support Prevention and Control of Pneumonia Caused by COVID-19, or Public Announcement [2020] No.8, which retroactively came into force on January 1, 2020, providing that revenue derived by VAT taxpayers from the provision of living services shall be temporarily exempted from VAT from January 1, 2020. The deadline of such temporary VAT exemption policy is unclear and will be announced separately depending on the situation of COVID-19 in China. However, according to the Public Announcement on Matters concerning Tax Collection Administration to Support Prevention and Control of Pneumonia Caused by COVID-19, issued and became effective on February 10, 2020, VAT taxpayers that elect to enjoy such temporary VAT exemption are only permitted to issue VAT general invoices to customers.

PRC taxation of our overseas shareholders

          Under the EIT Law, PRC enterprise income tax at the rate of 10% is applicable to dividends payable to investors that are "non-resident enterprises", which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of ADSs or ordinary shares by such investors is also subject to 10% PRC enterprise income tax if such gain is regarded as income derived from sources within the PRC. Therefore, if we are considered a PRC "resident enterprise," dividends we pay to non-resident enterprise investors with respect to our ADSs or ordinary shares and the gains realized from the transfer of our ADSs or ordinary shares may be considered as income derived from sources within the PRC and be subject to PRC enterprise income tax at a rate of 10% or lower, subject to the provisions of any applicable bilateral tax treaty. The double taxation treaty between the PRC and the United States, or the Treaty, does not reduce the 10% tax rate.

          Moreover, non-resident individual investors are required to pay PRC individual income tax at the rate of 20% instead of 10% enterprise income tax on dividends payable to the investors or any capital gains realized from the transfer of ADSs or ordinary shares if such gains are deemed income derived from sources within the PRC, unless there is any applicable tax treaty providing exemption or for a lower withholding tax rate. Under the PRC Individual Income Tax Law (as amended), or IITL, non-resident individual refers to an individual who has no domicile in China and does not stay in the territory of China or who has no domicile in China and has stayed in the territory of China for less than 183 days in aggregate in a calendar year. Pursuant to the IITL and its implementation rules, for purposes of the PRC individual income tax, the taxable income will be the balance of the transfer price for the transfer of the ADSs or ordinary shares minus the original value and related taxes paid for such transfer. Therefore, if we are considered a PRC resident enterprise and dividends we pay with respect to our ADSs or ordinary shares and the gains realized from the transfer of our ADSs or ordinary shares are considered income derived from sources within the PRC by relevant competent PRC tax authorities, such dividends and gains earned by non-resident individuals may be subject to PRC individual income tax.

United States Federal Income Tax Considerations

          The following is a description of material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of ordinary shares or ADSs, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person's decision to own such ordinary shares or ADSs. This discussion applies only to a U.S. Holder that holds ordinary shares or ADSs as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder's particular circumstances, including alternative minimum tax consequences, the Medicare tax on net investment income, and different tax consequences that may apply to U.S. Holders subject to special rules, such as:

  •
  certain financial institutions;

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  dealers or traders in securities who use a mark-to-market method of tax accounting;

  •
  persons holding ordinary shares or ADSs as part of a straddle, wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to the ordinary shares or ADSs;

  •
  persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

  •
  entities or arrangements that are treated as partnerships for U.S. federal income tax purposes (or partners therein);

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  tax-exempt entities;

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  persons that own or are deemed to own ten percent or more of our ordinary shares (measured by voting power or value); or

  •
  persons who acquired our ordinary shares or ADSs pursuant to the exercise of an employee stock option or otherwise as compensation.

          This discussion is based on the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, all as of the date hereof, and any of which is subject to change, possibly with retroactive effect. It is also based in part on representations by the depositary and assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms.

          A "U.S. Holder" is a beneficial owner of ordinary shares or ADSs that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise is subject to U.S. federal income taxation on a net income basis in respect of such ordinary shares or ADSs. In general, a U.S. Holder who owns ADSs will be treated as the owner of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated as the beneficial owner of the underlying ordinary shares represented by the ADSs.

          U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and foreign tax consequences of owning and disposing of ordinary shares or ADSs in their particular circumstances.

Taxation of Distributions

          Subject to the discussion under "—Passive Foreign Investment Company Rules" below, distributions paid on ordinary shares or ADSs, other than certain pro rata distributions of ordinary shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be treated as dividends for U.S. federal income tax purposes.

          A non-corporate recipient of dividend income from a "qualified foreign corporation" will generally be subject to tax at a reduced U.S. federal tax rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period and other requirements are met. A non-U.S. corporation will generally be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (b) with respect to any dividend it pays on stock or that are readily tradable on an established securities market in the United States, provided, in both cases, that the corporation is not a PFIC for the taxable year in which the dividend is paid or the preceding taxable year. Our ADSs is listed on the Nasdaq Global Select Market, and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. As discussed below in "Passive Foreign Investment Company Rules", based on our financial statements and relevant market and shareholder data, we believe that we should not be treated as a PFIC for U.S. federal income tax purposes with respect to our 2019 taxable year. In addition, based on our financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate becoming a PFIC for our 2020 taxable year. Since our ordinary shares are not themselves listed on an established securities market in the United States, dividends that we pay on our ordinary shares that are not backed by ADSs may not be eligible for the reduced tax rate. If, however, we are deemed to be a resident enterprise under the PRC Enterprise Income Tax Law, we may be eligible for the benefits of the Treaty (which the U.S. Treasury has determined is satisfactory for this purpose) and in that case we would be treated as a qualified foreign corporation with respect to dividends paid on our ordinary shares or ADSs. Each non-corporate U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate applicable to qualified dividend income for any dividends we pay with respect to our ADSs or ordinary shares. The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code.

          Dividends we pay may be subject to PRC withholding tax. For U.S. federal income tax purposes, the amount of any dividend will include amounts withheld in respect of such PRC withholding tax. See "Item. 10. Additional Information—E. Taxation—PRC Taxation" of our 2019 Form 20-F. Subject to applicable limitations, some of which may vary depending upon a U.S. Holder's circumstances, PRC income taxes withheld from dividends on ordinary shares or ADSs at a rate not exceeding the rate applicable under the Treaty may be creditable against the U.S. Holder's U.S. federal income tax liability. PRC taxes withheld in excess of the rate applicable under the Treaty generally will not be eligible for credit against a U.S. Holder's federal income tax liability. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such taxes, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing foreign tax credits are complex, and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances.

          Dividends will be included in a U.S. Holder's income on the date of the U.S. Holder's, or in the case of ADSs, the depositary's, actual or constructive receipt of the dividend. The amount of any dividend income paid in RMB will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss, which would be U.S. source ordinary gain or loss, if the dividend is converted into U.S. dollars after the date of receipt.

Sales or Other Dispositions of Ordinary Shares or ADSs

          For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of ordinary shares or ADSs will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the ordinary shares or ADSs for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder's tax basis in the ordinary shares or ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. The deductibility of capital losses is subject to limitations.

          As described in "—PRC Taxation—PRC taxation on us," if we were deemed to be a tax resident enterprise under PRC tax law, gains from dispositions of our ordinary shares or ADSs may be subject to PRC withholding tax. In that case, a U.S. Holder's amount realized would include the gross amount of the proceeds of the sale or disposition before deduction of the PRC tax. Although any such gain of a U.S. Holder would generally be characterized as U.S.-source income, a U.S. Holder that is eligible for the benefits of the Treaty may be entitled to elect to treat the gain as foreign-source income for foreign tax credit purposes. U.S. Holders should consult their tax advisers regarding their eligibility for benefits under the Treaty and the creditability of any PRC tax on dispositions with respect to their particular circumstances.

          Deposits and withdrawals of ordinary shares by U.S. Holders in exchange for ADSs will not result in the realization of gain or loss for U.S. federal income tax purposes.

Passive Foreign Investment Company Rules

          We do not believe we were a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our 2019 taxable year. However, because PFIC status depends on the composition of our income and assets and the market value of our assets from time to time, as well as our market capitalization at the close of each quarter, there can be no assurance that we will not be a PFIC for any taxable year. While we do not believe we will be or become a PFIC in the current or future taxable years, the determination of whether we are or will become a PFIC will depend in part upon the value of our goodwill and other intangible assets (which will depend upon the market price of our ADSs from time to time, which may be volatile). Among other matters, if our market capitalization declines, we may be or become a PFIC for the current or future taxable years. It is also possible that the IRS may challenge our classification or valuation of our goodwill and other intangible assets, which may result in our company being or becoming a PFIC for the current or one or more future taxable years.

          If we were a PFIC for any taxable year during which a U.S. Holder held ordinary shares or ADSs, gain recognized by a U.S. Holder on a sale or other disposition (including certain pledges) of the ordinary shares or ADSs would be allocated ratably over the U.S. Holder's holding period for the ordinary shares or ADSs. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the amount allocated to that taxable year. Further, to the extent that any distribution received by a U.S. Holder on its ordinary shares or ADSs exceeds 125% of the average of the annual distributions on the ordinary shares or ADSs received during the preceding three years or the U.S. Holder's holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above.

          If we were a PFIC, a U.S. Holder could, if certain conditions are met, make a mark-to-market election with respect to our ADSs that would result in tax treatment different from the general tax treatment for PFICs described above. Because a mark-to-market election cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. Holder who makes a mark-to-market election with respect to our ADSs will generally continue to be subject to the foregoing rules with respect to such U.S. Holder's indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. If a U.S. Holder were to make an effective mark-to-market election for the first year that we are a PFIC, the holder generally would recognize as ordinary income any excess of the fair market value of the ADSs at the end of each taxable year over its adjusted tax basis, and would recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the holder's tax basis in the ADSs will be adjusted to reflect these income or loss amounts. If we were a PFIC, it is unclear whether our ordinary shares would be treated as "marketable stock" eligible for the mark-to-market election. Any gain recognized on the sale or other disposition of ADSs in a year when we are a PFIC would be treated as ordinary income and any loss would be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election).

          A timely election to treat us as a qualified electing fund under Section 1295 of the Code would also result in alternative treatment from the general treatment for PFICs described above (which alternative treatment could, in certain circumstances, mitigate the adverse tax consequences of holding shares in a PFIC). U.S. Holders should be aware, however, that we do not intend to satisfy record-keeping and other requirements or provide relevant information that would permit U.S. Holders to make qualified electing fund elections if we were a PFIC.

          In addition, if we were a PFIC, the favorable rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply. Furthermore, if we were a PFIC for any taxable year during which a U.S. Holder held ordinary shares or ADSs, such U.S. Holder may be required to file a report (IRS Form 8621 or other relevant form) containing such information as the

U.S. Treasury may require. U.S. Holders should consult their tax advisers regarding the potential application of the PFIC rules, including potential reporting obligations.

Specified Foreign Financial Assets

          Certain U.S. Holders that own "specified foreign financial assets" with an aggregate value in excess of US$ 50,000 on the last day of the taxable year or US$75,000 at any time during the taxable year are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. "Specified foreign financial assets" include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. Holders who fail to report the required information could be subject to substantial penalties. Prospective investors should consult their own tax advisors concerning the application of these rules to their investment in ADSs or ordinary shares, including the application of the rules to their particular circumstances.

Information Reporting and Backup Withholding

          Dividend payments with respect to ADSs or ordinary shares and proceeds from the sale or exchange of ADSs or ordinary shares may be subject to information reporting to the Internal Revenue Service and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on Internal Revenue Service Form W-9. U.S. Holders should consult their tax advisers regarding the application of the U.S. information reporting and backup withholding rules.

          Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

LEGAL MATTERS

          We are being represented by Cleary Gottlieb Steen & Hamilton (Hong Kong) with respect to certain legal matters of United States federal securities law, New York State law and Hong Kong law, by Maples and Calder (Hong Kong) LLP with respect to certain legal matters of Cayman Islands law, and by JunHe LLP with respect to certain legal matters of PRC law. The underwriters are being represented by Freshfields Bruckhaus Deringer LLP with respect to certain legal matters of United States federal securities law, New York State law and Hong Kong law and by Jingtian & Gongcheng with respect to certain legal matters of PRC law. Cleary Gottlieb Steen & Hamilton (Hong Kong) and Maples and Calder (Hong Kong) may rely upon JunHe LLP with respect to matters governed by PRC law. Freshfields Bruckhaus Deringer LLP may rely upon Jingtian & Gongcheng with respect to matters governed by PRC law. Certain legal matters as to German law will be passed upon for us by Linklaters LLP and as to Singapore law by Shook Lin & Bok LLP.

EXPERTS

          The financial statements as of December 31, 2018 and 2019 and for the three years in the period ended December 31, 2019, incorporated in this prospectus supplement by reference from Huazhu Group Limited's Annual Report on Form 20-F and the effectiveness of internal control over financial reporting as of December 31, 2019 have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their reports incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

          The audited historical financial statements of Steigenberger Hotels Aktiengesellschaft included in Huazhu Group Limited's current report on Form 6-K dated May 1, 2020, have been so incorporated in reliance on the report (which contains a qualified opinion due to the non-inclusion of comparative figures which constitutes a departure from the requirements of IAS 1, 'Presentation of financial statements') of PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft, independent accountants, given on the authority of said firm as experts in auditing and accounting

          The office of Deloitte Touche Tohmatsu Certified Public Accountants LLP is located at 30th Floor, Bund Center, 222 Yan An Road East, Shanghai 200002, People's Republic of China.

          PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft is a member of the Chamber of Public Accountants (Wirtschaftsprüferkammer), Berlin, Germany.

          The valuation report filed as Exhibit 99.10 to our current report on Form 6-K furnished to the SEC on September 9, 2020 incorporated by reference herein has been prepared by D&P China (HK) Limited, located at Level 3, Three Pacific Place, 1 Queen's Road East, Hong Kong, and has been included with the consent and in reliance of the valuations given upon the authority of that firm as an expert in valuing property interests in buildings and real property.

PROSPECTUS

China Lodging Group, Limited

Ordinary Shares

Debt Securities

Warrants

        We may offer and sell ordinary shares, debt securities or warrants in any combination from time to time in one or more offerings, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used to offer securities for the account of persons other than us.

        Each time we or any selling security holder sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities.

        We or any selling security holder may sell the securities independently or together with any other securities registered hereunder to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. See "Plan of Distribution." If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

        Our ADSs are listed on the NASDAQ Global Select Market and are traded under the ticker symbol "HTHT."

        Investing in our securities involves risks. You should read the "Risk Factors" section contained in the applicable prospectus supplement and the documents we incorporate by reference in this prospectus before investing in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 26, 2017.

i

ABOUT THIS PROSPECTUS

        Before you invest in any of our securities, you should carefully read this prospectus and any prospectus supplement, together with the additional information described in the sections entitled "Where You Can Find More Information About Us" and "Incorporation of Documents by Reference" in this prospectus.

        In this prospectus, unless otherwise indicated or unless the context otherwise requires,

  •
  "ADSs" refers to our American depositary shares, each representing four ordinary shares, and "ADRs" refers to the American depositary receipts that may evidence our ADSs;

  •
  "PRC" or "China" refers to the People's Republic of China, excluding, for purposes of this prospectus, Taiwan, Hong Kong and Macau;

  •
  "RMB" refers to the legal currency of China;

  •
  "shares" or "ordinary shares" refers to our ordinary shares, par value US$0.0001 per share;

  •
  "$", "US$" or "U.S. dollars" refers to the legal currency of the United States; and

  •
  "we," "us," "our company" or "our" refers to China Lodging Group, Limited, a Cayman Islands company, and its predecessor entities and subsidiaries.

        This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process permitted under the Securities Act of 1933, or the Securities Act. By using a shelf registration statement, we or any selling security holder may sell any of our securities from time to time and in one or more offerings. Each time we or any selling security holders sell securities, we may provide a supplement to this prospectus that contains specific information about the securities being offered and the terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or the applicable supplement to this prospectus is accurate as of its respective date, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

 INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

        We incorporate by reference the documents listed below:

  •
  our annual report on Form 20-F for the fiscal year ended December 31, 2016 filed with the SEC on April 21, 2017, or the 2016 20-F;

  •
  our current report on Form 6-K furnished with the SEC on October 26, 2017; and

  •
  all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference, in each case, that we file with the SEC on or after the date of this prospectus and until the termination or completion of the offering under this prospectus.

        Our 2016 20-F contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

        Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We will provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we refer to above which we have incorporated in this prospectus by reference, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in the documents. You should direct your requests to our principal executive office located at No. 2266 Hongqiao Road, Changning District, Shanghai 200336, People's Republic of China. Our telephone number at this address is (86) 21 6195-2011.

 SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the information incorporated by reference herein and therein may contain "forward-looking statements" within the meaning of, and are intended to qualify for the safe harbor from liability established by, the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "could," "will," "should," "would," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," "future," "is/are likely to," "project" or "continue" or the negative of these terms or other comparable terminology. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include:

  •
  our anticipated growth strategies, including developing new hotels at desirable locations in a timely and cost-effective manner and launching a new hotel brand;

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  our future business development, results of operations and financial condition;

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  expected changes in our revenues and certain cost or expense items;

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  our ability to attract customers and leverage our brand; and

  •
  trends and competition in the lodging industry.

        You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. You should read thoroughly this prospectus, any accompanying prospectus supplement and the documents that we reference in this prospectus and any applicable prospectus supplement with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Factors that could cause or contribute to such differences include those discussed in the section titled "Risk Factors." They include economic and political conditions and government policies in the countries in which we operate, inflation rates, exchange rates, regulatory developments, technological improvements, customer demand and competition. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This prospectus also contains or incorporates by reference data, including industry-demand and product-pricing data, related to the lodging market in several countries, including China. This market data includes projections that are based on a number of assumptions. If any one or more of the assumptions underlying the market data proves to be incorrect, actual results may differ from the projections based on these assumptions.

        The forward-looking statements and any related statements made in this prospectus and the documents incorporated by reference are made as of the date of the respective documents. The forward-looking statements obtained from third-party studies or reports are made as of the date of the corresponding study or report. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though circumstances may change in the future.

 OUR COMPANY

        We are a leading and fast-growing multi-brand hotel group in China with leased and owned, manachised and franchised models. Under the lease and ownership model, we directly operate hotels located primarily on leased properties. Under the manachise model, we manage manachised hotels through the on-site hotel managers we appoint and collect fees from franchisees. Under the franchise model, we provide training, reservation and support services to the franchised hotels and collect fees from franchisees but do not appoint on-site hotel managers. We apply a consistent standard and platform across all of our hotels. We completed the acquisition of all of the equity interests in Crystal Orange Hotel Holdings Limited ("Crystal Orange") on May 25, 2017. As of June 30, 2017, Crystal Orange had 140 hotels in operation. As of June 30, 2017, we had 686 leased and owned hotels, 2,654 manachised hotels and 201 franchised hotels that were in operation and 30 leased and owned hotels and 582 manachised and franchised hotels that were contracted or under development. As of the same date, we had 359,530 hotel rooms in operation, and we operate approximately 24% of these hotel rooms under the lease and ownership model and the rest under the manachise and franchise models.

        As of the date of this prospectus, our hotel brands include Hi Inn, HanTing Hotel, HanTing Plus, Elan Hotel, JI Hotel, Starway Hotel, Joya Hotel, VUE Hotel, Crystal Orange Hotel, Orange Hotel Select, Orange Hotel and Manxin Hotel. We have also entered into brand franchise agreements with Accor and enjoyed exclusive franchise rights in respect of "Mercure," "Ibis" and "Ibis Styles" in the PRC, Taiwan and Mongolia and non-exclusive franchise rights in respect of "Grand Mercure" and "Novotel" in the PRC, Taiwan and Mongolia.

        Our operations commenced with mid-scale limited service hotels and commercial property development and management in 2005. We began our current business of operating and managing a multi-brand hotel group in 2007.

 RISK FACTORS

        Investing in our securities involves risk. You should carefully consider the risk factors and uncertainties described under the heading "Item 3. Key Information—D. Risk Factors" in our most recent annual report on Form 20-F, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, or the Exchange Act, and any risk factors and other information described in the applicable prospectus supplement before acquiring any of our securities. These risks and uncertainties could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.

 USE OF PROCEEDS

        Unless we indicate otherwise in a prospectus supplement, we plan to use the net proceeds from the sale of the securities for general corporate purposes. We will not receive proceeds from sales of securities by persons other than us except as may otherwise be stated in any applicable prospectus supplement.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges on a historical basis for the period indicated. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. The ratios are calculated using financial information extracted, where applicable, from the audited consolidated financial statements, which are prepared in accordance with U.S. GAAP.

        For purposes of computing this ratio, earnings generally consist of pre-tax income from continuing operations before adjustment for income or loss from equity investees and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, the portion of rental expense considered representative of the interest factor and capitalized interest. See Exhibit 12.1 to this Form F-3 for the calculation of this ratio.

	Year Ended December 31,
						Six Months Ended June 30, 2017
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	1.5	1.6	1.6	2.0	2.7	2.7

 DESCRIPTION OF THE SECURITIES

        We may issue from time to time, in one or more offerings, the following securities:

  •
  ordinary shares, including ordinary shares represented by ADSs;

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  debt securities; and

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  warrants.

        We will set forth in the applicable prospectus supplement a description of the debt securities and warrants, and, in certain cases, the ordinary shares (including ordinary shares represented by ADSs) that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

DESCRIPTION OF SHARE CAPITAL

Introduction

        As of the date of this prospectus, our authorized share capital is an amount of US$900,000 and consists of 8,000,000,000 ordinary shares of par value US$0.0001 each and 1,000,000,000 preferred shares of par value US$0.0001 each. As of the same date, we have 284,104,800 ordinary shares issued and outstanding and we do not have any preferred shares outstanding.

        We were incorporated as an exempted company with limited liability under the Companies Law, Cap 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands, or the Companies Law, on January 4, 2007. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. A Cayman Islands exempted company:

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  is a company that conducts its business outside the Cayman Islands;

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  is exempted from certain requirements of the Companies Law, including the filing of an annual return of its shareholders with the Registrar of Companies;

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  does not have to make its register of shareholders open to inspection; and

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  may obtain an undertaking against the imposition of any future taxation.

        The following summarizes the material terms of our amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares. This summary is not complete, and you should read our amended and restated memorandum and articles of association, which have been filed with the SEC.

        The following discussion primarily concerns ordinary shares and the rights of holders of ordinary shares. The holders of ADSs will not be treated as our shareholders and will be required to surrender their ADSs for cancellation and withdrawal from the depositary facility in which the ordinary shares are held in accordance with the provisions of the deposit agreement in order to exercise shareholders' rights in respect of the ordinary shares. The depositary will agree, so far as it is practical, to vote or cause to be voted the amount of ordinary shares represented by ADSs in accordance with the non-discretionary written instructions of the holders of such ADSs. See "—Voting Rights Attaching to the Shares" below.

Meetings

        Subject to the Company's regulatory requirements, an annual general meeting and any extraordinary general meeting shall be called by not less than five clear days' notice in writing. Notice of every general meeting will be given to all of our shareholders other than those that, under the provisions of our amended and restated articles of association or the terms of issue of the ordinary shares they hold, are not entitled to receive such notices from us, and also to our directors and principal external auditors. Extraordinary general meetings may be called only by (i) the chairman of our board of directors, or (ii) a majority of our board of directors and may not be called by any other person.

        Notwithstanding that a meeting is called by shorter notice than that mentioned above, but, subject to applicable regulatory requirements, it will be deemed to have been duly called, if it is so agreed (i) in the case of a meeting called as an annual general meeting by all of our shareholders entitled to attend and vote at the meeting; and (ii) in the case of any other meeting, by our shareholders together holding not less than 95% of the voting rights represented by the issued voting shares giving that right.

        One or more shareholders entitled to vote and present in person or by proxy that represent not less than one-third in nominal value of the total issued voting shares will constitute a quorum. No business other than the appointment of a chairman may be transacted at any general meeting unless a quorum is present at the commencement of business. However, the absence of a quorum will not preclude the appointment of a chairman. If present, the chairman of our board of directors shall be the chairman presiding at any shareholders meetings.

        A corporation being a shareholder shall be deemed for the purpose of our amended and restated articles of association to be present in person, if represented by its duly authorized representative—being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders. Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation that he represents as that corporation could exercise if it were our individual shareholder.

        The quorum for a separate general meeting of the holders of a separate class of shares is described in "—Modification of Rights" below.

        Our amended and restated articles of association do not allow our shareholders to approve matters to be determined at shareholders meetings by way of written resolutions without a meeting.

Voting Rights Attaching to the Shares

        Subject to any special rights or restrictions as to voting for the time being attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one vote on a show of hands, and on a poll every shareholder present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly appointed representative) shall have one vote for each fully paid share of which such shareholder is the holder.

        No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is duly registered as our shareholder at the applicable record date for that meeting and all calls or installments due by such shareholder to us have been paid.

        If a clearing house (or its nominee(s)), being a corporation, is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders provided that the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the recognized clearing house (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house (or its nominee(s)) including the right to vote individually on a show of hands.

        While there is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of directors of the Company, it is not a concept that is accepted as a common practice in the Cayman Islands, and the Company has made no provisions in its amended and restated articles of association to allow cumulative voting for such elections.

Protection of Minorities Shareholders

        The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one-fifth of our shares in issue, appoint an inspector to examine our affairs and to report thereon in a manner as the Grand Court shall direct.

        Any shareholder may petition the Grand Court of the Cayman Islands, which court may make a winding up order, if the court is of the opinion that it is just and equitable that we should be wound up. Where any such petition has been presented by our shareholders, the Grand Court is permitted to make alternative orders to a winding-up order including orders regulating the conduct of our affairs in the future, requiring us to refrain from doing an act complained of by the petitioner or for the purchase of our shares by us or another shareholder.

        Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our amended and restated memorandum and articles of association.

        The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against, or derivative actions in our name to challenge (i) an act which is ultra vires or illegal, (ii) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us, and (iii) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

Pre-emption Rights

        There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our amended and restated memorandum and articles of association.

Liquidation Rights

        Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares: (i) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among those shareholders in proportion to the amount paid up on the shares held by them, respectively and (ii) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.

        If we are wound up, the liquidator may with the sanction of our special resolution and any other sanction required by the Companies Law, divide among our shareholders in specie or kind the whole or any part of our assets (whether or not they shall consist of property of the same kind) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also vest the whole or any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Modification of Rights

        Except with respect to share capital (as described below) and the location of the registered office, alterations to our amended and restated memorandum and articles of association may only be made by special resolution, meaning a majority of not less than two-thirds of votes cast at a shareholders meeting.

        Subject to the Companies Law, all or any of the special rights attached to shares of any class (unless otherwise provided for by the terms of issue of the shares of that class) may be varied, modified or abrogated, with the sanction of a special resolution, passed at a separate general meeting of the holders of the shares of that class. The provisions of our amended and restated articles of association relating to general meetings shall apply similarly to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting or at its adjourned meeting shall be a person or persons together holding (or represented by proxy) on the date of the relevant meeting not less than one-third in nominal value of the issued shares of that class, that every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and that any holder of shares of that class present in person or by proxy may demand a poll.

        The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Alteration of Capital

        We may from time to time by ordinary resolution:

  •
  increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

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  consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

  •
  cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled subject to the provisions of the Companies Law;

  •
  sub-divide our shares or any of them into shares of smaller amount than is fixed by our amended and restated memorandum of association, subject nevertheless to the Companies Law, and so that the resolution whereby any share is sub-divided may determine that, as between the holders of the shares resulting from such subdivision, one or more of the shares may have any such preferred or other special rights, over, or may have such deferred rights or be subject to any such restrictions as compared with the others as we have power to attach to unissued or new shares; and

  •
  divide shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares, attach to the shares respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions that in the absence of any such determination in general meeting may be determined by our directors.

  •
  We may, by special resolution, subject to any confirmation or consent required by the Companies Law, reduce our share capital or any capital redemption reserve in any manner authorized by law.

Transfer of Shares

        Subject to any applicable restrictions set forth in our amended and restated articles of association, including, for example, the board of directors' discretion to refuse to register a transfer of any share (not being a fully paid up share) to a person of whom it does not approve, or any share issued under the share incentive plans for employees upon which a restriction on transfer imposed thereby still subsists, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in a form prescribed by the NASDAQ Global Select Market or in another form that our directors may approve.

        Our directors may decline to register any transfer of any share which is not paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

  •
  the instrument of transfer is lodged with us accompanied by the certificate for the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer;

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  the instrument of transfer is in respect of only one class of share;

  •
  the instrument of transfer is properly stamped (in circumstances where stamping is required);

  •
  in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; and

  •
  fee of such maximum sum as the NASDAQ Global Select Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

        If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

        The registration of transfers may, on notice being given by advertisement in such one or more newspapers or by any other means in accordance with the requirements of the NASDAQ Global Select Market, be suspended and the register closed at such times and for such periods as our directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our directors may determine.

Share Repurchase

        We are empowered by the Companies Law and our amended and restated articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Law, our amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the NASDAQ Global Select Market, the SEC, or by any other recognized stock exchange on which our securities are listed.

Dividends

        Subject to the Companies Law, our directors may declare dividends in any currency to be paid to our shareholders. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account that can be authorized for this purpose in accordance with the Companies Law.

        Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides (i) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share and (ii) all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

        Our directors may also pay any dividend that is payable on any shares semi-annually or on any other dates, whenever our financial position, in the opinion of our directors, justifies such payment.

        Our directors may deduct from any dividend or bonus payable to any shareholder all sums of money (if any) presently payable by such shareholder to us on account of calls or otherwise.

        No dividend or other money payable by us on or in respect of any share shall bear interest against us.

        In respect of any dividend proposed to be paid or declared on our share capital, our directors may resolve and direct that (i) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our shareholders entitled thereto will be entitled to elect to receive such dividend (or part thereof if our directors so determine) in cash in lieu of such allotment or (ii) the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our directors may think fit. On the recommendation of our directors, we may also by ordinary resolution resolve in respect of any particular dividend that, notwithstanding the foregoing, a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to shareholders to elect to receive such dividend in cash in lieu of such allotment.

        Any dividend interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may direct. Every check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to us.

        All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of our company until claimed. Any dividend unclaimed after a period of six years from the date of declaration of such dividend shall be forfeited and reverted to us.

        Whenever our directors have resolved that a dividend be paid or declared, our directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe for our securities or securities of any other company. Where any difficulty arises with regard to such distribution, our directors may settle it as they think expedient. In particular, our directors may issue fractional certificates, ignore fractions altogether or round the same up or down, fix the value for distribution purposes of any such specific assets, determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to our directors, and appoint any person to sign any requisite instruments of transfer and other documents on behalf of the persons entitled to the dividend, which appointment shall be effective and binding on our shareholders.

Untraceable Shareholders

        We are entitled to sell any shares of a shareholder who is untraceable, provided that:

  •
  all checks or warrants in respect of dividends of such shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained un-cashed for a period of 12 years prior to the publication of the advertisement and during the three months referred to in third bullet point below;

  •
  we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and

  •
  we have caused an advertisement to be published in newspapers in the manner stipulated by our amended and restated articles of association, giving notice of our intention to sell these shares, and a period of three months has elapsed since such advertisement and the NASDAQ Global Select Market has been notified of such intention.

        The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.

Differences in Corporate Law

        The Companies Law is modeled after similar laws in the United Kingdom but does not follow recent changes in United Kingdom laws. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States.

        Mergers and Similar Arrangements.    Under the laws of the Cayman Islands, two or more companies may merge or consolidate in accordance with Section 233 of the Companies Law. A merger means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such constituent companies as the surviving company. A consolidation means the combination of two or more constituent companies into a new consolidated company and the vesting of the undertaking, property and liabilities of such constituent companies in the new consolidated company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation which must be authorized by each constituent company by a special resolution of the shareholders and such other authorization as may be specified in such company's articles of association. The consent of each holder of a fixed or floating security interest of a constituent company in a proposed merger or consolidation must also be obtained.

        For a director who has a financial interest in the plan of merger or consolidation, he should declare the nature of his interest at the board meeting where the plan was considered. Following such declaration, subject to any separate requirement for Audit Committee approval under the applicable law or any applicable requirements imposed from time to time by the NASDAQ Global Select Market, the SEC, or by any other recognized stock exchange on which the securities are listed, and unless disqualified by the chairman of the relevant board meeting, he may vote on the plan of merger or consolidation.

        A shareholder resolution is not required if a Cayman Islands incorporated parent company is seeking to merge with one or more of its Cayman Islands incorporated subsidiary companies (i.e., companies where at least ninety per cent (90%) of the issued shares of which (of one or more classes) that are entitled to vote are owned by the parent company). In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

        The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, or money and other assets or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.

        After the plan of merger or consolidation has been approved by the directors, authorized by a resolution of the shareholders and the holders of fixed or floating security interest have given their consent, the plan of merger or consolidation is executed by each company and filed, together with certain ancillary documents, with the Registrar of Companies in the Cayman Islands.

        A shareholder may dissent from a merger or consolidation. A shareholder properly exercising his dissent rights is entitled to payment in cash of the fair value of his shares. Such dissent rights are unavailable in respect of shares subject to a plan of merger or consolidation for which (i) an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent and (ii) in certain other situations.

        A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation. If the merger or consolidation is approved by the shareholders, the company must within 20 days give notice of this fact to each shareholder who gave written objection. Such shareholders then have 20 days to give to the company their written election in the form specified by the Companies Law to dissent from the merger or consolidation.

        Upon giving notice of his election to dissent, a shareholder ceases to have any rights of a shareholder except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding the dissent.

        Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price that the company determines to be their fair value. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then within 20 days thereafter, the company shall or any dissenting shareholder may file a petition with the Grand Court for a determination of the fair value of the shares of all dissenting shareholders. At the petition hearing, the Grand Court shall determine the fair value of the shares of such dissenting shareholders as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

        Shareholders' Suits.    In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

  •
  a company is acting or proposing to act illegally or beyond the scope of its authority;

  •
  the act complained of, although not beyond the scope of its authority, could be effected duly if authorized by more than a simple majority vote which has not been obtained; or

  •
  those who control the company are perpetrating a "fraud on the minority."

        Corporate Governance.    Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our amended and restated memorandum and articles of association, subject to any separate requirement for audit committee approval under the applicable rules of the NASDAQ Global Select Market or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement which he is interested in, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such a meeting. You may also refer to "Item 16G—Corporate Governance" in our most recent annual report on Form 20-F, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act.

Board of Directors

        We are managed by our board of directors. Our amended and restated memorandum and articles of association provide that the number of our directors will be fixed from time to time pursuant to an ordinary resolution of our shareholders but must consist of not less than two directors. There is no maximum number of directors unless otherwise determined by our shareholders in general meeting. Subject to matters set out below, any director on our board may be removed by way of an ordinary resolution of our shareholders or by the consent of a majority of the directors then in office.

        Our amended and restated articles of association provides that for so long as Ctrip.com International, Ltd. ("Ctrip"), together with its affiliates, continues to hold at least 8% of our outstanding ordinary shares, Ctrip shall have the right to appoint one (1) director to our board of directors and such director may only be removed or replaced by Ctrip; provided, however, that any person nominated by Ctrip to serve as a director must be accepted by a majority of our directors, in their reasonable discretion, before such nomination becomes effective. Any amendment or revocation of the relevant article in our amended and restated articles of association requires the prior written consent of Ctrip as long as Ctrip has the right to appoint such director.

        Our amended and restated articles of association provide that for so long as Winner Crown Holdings Limited ("Winner Crown"), together with its affiliates, continues to hold at least 15% of our outstanding ordinary shares, Winner Crown shall have the right to appoint two (2) directors to our board of directors and such directors may only be removed or replaced by Winner Crown; provided, however, that any person nominated by Winner Crown to serve as directors must be accepted by a majority of our directors, in their reasonable discretion, before such nomination becomes effective. Any amendment or revocation of the relevant article in our amended and restated articles of association requires the prior written consent of Winner Crown as long as Winner Crown has the right to appoint any such director.

        Our Company, AAPC Hong Kong Limited ("Accor") and various other parties entered into a deed of voting and right of first refusal (the "Deed of Voting and ROFR") on January 25, 2016. Pursuant to the Deed of Voting and ROFR (the form of which is included in a current report that we filed with the SEC on November 27, 2015), our articles of associations were amended to give effect to certain rights of Accor. Our amended and restated articles of association provide that for so long as Accor, together with its affiliates holds ordinary shares on an as converted basis that represent at least 8% of our Pro Forma Share Capital (as defined in the Deed of Voting and ROFR), Accor shall have the right to designate one (1) director to our board of directors and to any executive or management committee of our board of directors and such director may only be removed or replaced by Accor, for cause or otherwise as provided in the securities purchase agreement dated as of 14 December, 2014 between the Company and Accor. Any person designated by Accor to serve as a director shall be nominated and elected to our board of directors, provided that our board of directors shall only refrain from nominating and electing an Accor director designee if it reasonably determines that such designee has a criminal record or would cause us to violate any anti-corruption rules or to lose any material licenses. In addition, in the event of a founder departure, we must notify Accor within 10 days thereof, procure that a representative designated by Accor be appointed as a member of the nomination committee or other committee of our board of directors authorized to appoint the successor or any person assuming any of his material duties or responsibilities, and promptly share with the Accor director all relevant information with respect to any potential candidates provided to any other members of our board of directors or its nomination committee. Accor's rights above will terminate upon the earliest to occur of any termination event as provided in the Deed of Voting and ROFR. Any amendment or revocation of the relevant article in our amended and restated articles of association requires the prior written consent of Accor as long as Accor's rights pursuant to such article have not terminated.

        Any vacancies or additions to the existing board of directors can be filled by way of an ordinary resolution of our shareholders. Any vacancies on our board of directors or additions to the existing board of directors can be filled by the affirmative vote of a simple majority of the remaining directors, although this may be less than a quorum where the number of remaining directors falls below the minimum number fixed by our board of directors. Any director appointed by our board of directors to fill a casual vacancy shall hold office until the first general meeting of shareholders after his appointment and be subject to re-election at such meeting. Any director appointed by our board of directors as an addition to the existing board shall hold office until our next following annual general meeting and shall be eligible for re-election. Our directors are not required to hold any of our shares to be qualified to serve on our board of directors. There is no requirement under Cayman Islands law or our amended and restated articles of association that a majority of our directors be independent.

        Meetings of our board of directors may be convened by the secretary on request of director or by any director. Advance notice of a meeting is not required if each director entitled to attend consents to the holding of such meeting.

        A meeting of our board of directors shall be competent to make lawful and binding decisions if at least two of the members of our board of directors are present or represented. At any meeting of our directors, each director, be it by such director's presence or by such director's alternate, is entitled to one vote.

        Questions arising at a meeting of our board of directors are required to be decided by simple majority votes of the members of our board of directors present or represented at the meeting. In the case of a tie vote, the chairman of the meeting shall have an additional or casting vote. Our board of directors may also pass resolutions without a meeting by unanimous written consent.

Committees of the Board of Directors

        Pursuant to our amended and restated articles of association, our board of directors has established an audit committee and a compensation committee.

Issuance of Additional Ordinary Shares or Preferred Shares

        Our amended and restated memorandum and articles of association authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

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  the designation of the series;

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  the number of shares of the series;

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  the dividend rights, dividend rates, conversion rights and voting rights; and

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  the rights and terms of redemption and liquidation preferences.

        Our board of directors may issue series of preferred shares without action by our shareholders to the extent authorized but unissued. Accordingly, the issuance of preferred shares may adversely affect the rights of the holders of the ordinary shares. In addition, the issuance of preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of preferred shares may dilute the voting rights of holders of ordinary shares.

        Subject to applicable regulatory requirements, our board of directors may issue additional ordinary shares without action by our shareholders to the extent of available authorized but unissued shares. The issuance of additional ordinary shares may be used as an anti-takeover device without further action on the part of the shareholders. Such issuance may dilute the voting power of existing holders of ordinary shares.

Inspection of Books and Records

        Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See "Where You Can Find More Information About Us."

Interested Directors

        There are no provisions under Cayman Islands law that require a director who is interested in a transaction entered into by a Cayman company to disclose his interest nor will render such director liable to such company for any profit realized pursuant to such transaction.

History of Securities Issuance

        In December 2014, we entered into agreements with Accor to join forces in the Pan-China region to develop Accor brand hotels and to form an extensive and long-term alliance with Accor. The transactions with Accor were completed in the first quarter of 2016. Pursuant to the amended and restated master purchase agreement with Accor, we acquired from Accor certain businesses from Accor and, in return, issued 24,895,543 ordinary shares to Accor, which represented 9.0% of our ordinary shares outstanding after issuance. We also granted a subsidiary of Accor, AAPC Hong Kong Limited ("AAPC"), a right to, subject to certain conditions and qualifications, designate one director to our board of directors. We announced a share repurchase program approved by our board of directors on April 20, 2015, which was amended in March 2016. Under the terms of the approved program, we may repurchase up to US$80 million worth of our issued and outstanding ADSs. The repurchases may be made from time to time on the open market at prevailing market prices and subject to restrictions relating to volume, price and timing. This share repurchase plan was effective until April 20, 2017, and was implemented in a manner consistent with market conditions, the interest of the shareholders, the trading price of the ADSs and in compliance with relevant rules under the Exchange Act. We repurchased ADSs representing 3,096,764 ordinary shares on the open market for an aggregate consideration of RMB107.3 million in 2015. The repurchased shares were presented as "treasury shares" in shareholders' equity on our consolidated balance sheets. We did not repurchase any ADSs under this program in 2016 or 2017.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

        Citibank, N.A. has agreed to act as the depositary for the American Depositary Shares. Citibank's depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as "ADSs" and represent rights and interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as "American Depositary Receipts" or "ADRs." The depositary typically appoints a custodian to safe-keep the securities on deposit. In this case, the custodian is Citibank, N.A.-Hong Kong, located at 9/F, Citi Tower, One Bay East, 83 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong.

        We appointed Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC, under cover of a Registration Statement on Form F-6 (Registration No. 333-165402). You may obtain a copy of the deposit agreement from the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC's website (www.sec.gov).

        We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.

        Each ADS represents the right to receive four ordinary shares on deposit with the custodian. An ADS also represents the right to receive any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

        If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

        In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on behalf of you to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

        As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the "direct registration system" or "DRS"). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company ("DTC"), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the "holder." When we refer to "you," we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

        As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

        Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the Custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of the Cayman Islands.

        The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

Distributions of Ordinary Shares

        Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

        The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

        No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

        Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

        The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.

        The depositary will not distribute the rights to you if:

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  We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

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  We fail to deliver satisfactory documents to the depositary; or

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  It is not reasonably practicable to distribute the rights.

        The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

        Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

        The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

        If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

        Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

        If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

        The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

        The depositary will not distribute the property to you and will sell the property if:

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  We do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

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  We do not deliver satisfactory documents to the depositary; or

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  The depositary determines that all or a portion of the distribution to you is not reasonably practicable.

        The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

        Whenever we decide to redeem any of the securities on deposit with the custodian, we will timely notify the depositary. If it is reasonably practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

        The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Ordinary Shares

        The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

        If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

        The depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by legal considerations applicable at the time of deposit.

        The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

        When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

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  The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

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  All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

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  You are duly authorized to deposit the ordinary shares.

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  The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, "restricted securities" (as defined in the deposit agreement).

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  The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

        If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

        As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

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  ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

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  provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

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  provide any transfer stamps required by the State of New York or the United States; and

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  pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

        To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

        As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian's offices. Your ability to withdraw the ordinary shares may be limited by U.S. and Cayman Islands legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

        If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

        You will have the right to withdraw the securities represented by your ADSs at any time except for:

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  Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders' meeting or a payment of dividends.

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  Obligations to pay fees, taxes and similar charges.

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  Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

        The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

        As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in "Description of Share Capital—Voting Rights Attaching to the Shares" above.

        At our request, the depositary will distribute to you any notice of shareholders' meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

        If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder's ADSs. In the event voting takes place at a shareholders' meeting by show of hands, the depositary will instruct the custodian to vote in accordance with the voting instructions received from a majority of holders of ADSs who provided voting instructions. In the event voting takes place at a shareholders' meeting by poll, the depositary will instruct the custodian to vote in accordance with the voting instructions received from the holders of ADSs.

        Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner. Securities for which no voting instructions have been received will not be voted.

Fees and Charges

        As an ADS holder, you will be required to pay the following service fees to the depositary:

Service	Fees
• Issuance of ADSs	Up to U.S. 5¢ per ADS issued
• Cancellation of ADSs	Up to U.S. 5¢ per ADS cancelled
• Distribution of cash dividends or other cash distributions	Up to U.S. 5¢ per ADS held
• Distribution of ADSs pursuant to stock dividends, free stock distributions or exercise of rights	Up to U.S. 5¢ per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held
• Depositary services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary

        As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

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  Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

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  Expenses incurred for converting foreign currency into U.S. dollars.

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  Expenses for cable, telex and fax transmissions and for delivery of securities.

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  Taxes and duties upon the transfer of securities (i.e., when ordinary shares are deposited or withdrawn from deposit).

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  Fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other applicable regulatory requirements.

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  Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

        Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary banks by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary banks and by the brokers (on behalf of their clients) delivering the ADSs to the depositary banks for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary banks to the holders of record of ADSs as of the applicable ADS record date.

        The depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividend, rights), the depositary banks charge the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary banks send invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary banks generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients' ADSs in DTC accounts in turn charge their clients' accounts the amount of the fees paid to the depositary banks.

        In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

        Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes.

        The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program established pursuant to the deposit agreement, by making available a portion of the depositary fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary may agree from time to time.

Amendments and Termination

        We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days' prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

        You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

        We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

        After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses) or as may be required by law.

Books of Depositary

        The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office at all reasonable times but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

        The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

        The deposit agreement limits our obligations and the depositary's obligations to you. Please note the following:

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  We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

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  The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

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  The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

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  We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

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  We and the depositary disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our amended and restated Memorandum and Articles of Association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

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  We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our amended and restated Memorandum and Articles of Association or in any provisions of securities on deposit.

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  We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

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  We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

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  We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

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  We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

Pre-Release Transactions

        The depositary may, in certain circumstances, issue ADSs before receiving a deposit of ordinary shares. These transactions are commonly referred to as "pre-release transactions." The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary may retain the compensation received from the pre-release transactions.

Taxes

        You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

        The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

        The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

        If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

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  Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

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  Distribute the foreign currency to holders for whom the distribution is lawful and practical.

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  Hold the foreign currency (without liability for interest) for the applicable holders.

PLAN OF DISTRIBUTION

        We or any selling security holder may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

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  through agents;

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  to dealers or underwriters for resale;

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  directly to purchasers; or

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  through a combination of any of these methods of sale.

        In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or any selling security holder or any dealers acting for us or on our behalf or a selling security holder may also repurchase the securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

        Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

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  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to prevailing market prices; or

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  at negotiated prices.

        The prospectus supplement relating to any offering will identify or describe:

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  any underwriter, dealers or agents;

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  their compensation;

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  the net proceeds to us or any selling security holder;

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  the purchase price of the securities;

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  the initial public offering price of the securities; and

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  any exchange on which the securities will be listed.

Sale through Underwriters or Dealers

        If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        If dealers are used in the sale of the securities offered through this prospectus, we or any selling security holder will sell the securities to them as principals, unless we otherwise indicate in the prospectus supplement. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

        We or any selling security holder may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

        We or any selling security holder may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the applicable prospectus supplement.

Institutional Investors

        If indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, then payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

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  commercial and savings banks;

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  insurance companies;

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  pension funds;

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  investment companies;

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  educational and charitable institutions; and

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  other similar institutions as we may approve.

        The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution's purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

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  the validity of the arrangements; or

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  the performance by us or the institutional investor.

Market Making, Stabilization and Other Transactions

        Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

        Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

        Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

        We, any selling security holder and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we or any selling security holder may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

        We or any selling security holder may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General Information

        Agents, underwriters, and dealers may be entitled, under agreements entered into with us or any selling security holder, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

 TAXATION

        Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

 ENFORCEABILITY OF CIVIL LIABILITIES

        We are incorporated and existing under the laws of the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

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  political and economic stability;

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  an effective judicial system;

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  a favorable tax system;

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  the absence of exchange control or currency restrictions; and

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  the availability of professional and support services.

        However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

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  the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and

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  Cayman Islands companies do not have standing to sue before the federal courts of the United States.

        Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

        We are incorporated in the Cayman Islands, and conduct substantially all of our operations in China through our subsidiaries in China. Most of our officers reside outside the United States and some or all of the assets of those persons are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the Cayman Islands or in China in the event that you believe that your rights have been infringed under the securities laws of the United States or otherwise.

        We have appointed Cogency Global lnc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

        Conyers Dill & Pearman, our special legal counsel as to Cayman Islands law, and Jingtian & Gongcheng, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and the PRC, respectively, would:

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  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the federal securities laws of the United States or any state or territory in the United States; or

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  entertain original actions brought in the courts of the Cayman Islands or the PRC against us or our directors or officers predicated solely upon the federal securities laws of the United States or any state or territory within the United States.

        Conyers Dill & Pearman has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar fiscal or revenue obligations and which was neither obtained in a manner nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation. However, the Cayman Islands courts are unlikely to enforce a punitive judgment of a United States court predicated upon the liabilities provision of the federal securities laws in the United States without retrial on the merits if such judgment gives rise to obligations to make payments that may be regarded as fines, penalties or similar charges.

        Jingtian & Gongcheng has further advised us that the recognition and enforcement of foreign judgments are primarily provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. There is currently no treaty between the PRC and the United States that provides for mutual recognition and enforcement of judgments rendered in the other state. As of the date of this prospectus, although there have been occasions where courts in the PRC and California respectively recognized and enforced judgments rendered by courts in the other jurisdiction, there is uncertainty whether a PRC court would generally form the view that reciprocity exists between the PRC and the United States and therefore recognize and enforce judgments rendered by United States courts on reciprocal basis. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. Therefore, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

 LEGAL MATTERS

        Except as otherwise set forth in the applicable prospectus supplement, certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, our special United States counsel, to the extent governed by the laws of the State of New York, and by Conyers Dill & Pearman, our special legal counsel as to Cayman Islands law, to the extent governed by the laws of the Cayman Islands. Legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng, our counsel as to PRC law. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

 EXPERTS

        The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from our annual report on Form 20-F for the year ended December 31, 2016 and the effectiveness of our internal control over financial reporting as of December 31, 2016 have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Crystal Orange Hotel Holding Limited at December 31, 2016 and for the year ended December 31, 2016 incorporated by reference herein have been audited by Ernst & Young Hua Ming LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

        The office of Deloitte Touche Tohmatsu Certified Public Accountants LLP is located at 30th Floor, Bund Center, 222 Yan An Road East, Shanghai 200002, People's Republic of China.

        The office of Ernst & Young Hua Ming LLP is located at Level 16, Ernst & Young Tower, Oriental Plaza, No.1 East Chang An Ave, Dong Cheng District, Beijing 100738, People's Republic of China.

 WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We are currently subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Under the Exchange Act, we are required to file with or furnish to the SEC reports, including annual reports on Form 20-F and other information. All information filed with or furnished to the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC's website at www.sec.gov. We also maintain a website at ir.huazhu.com, but information contained on our website is not incorporated by reference in this prospectus or any prospectus supplement. You should not regard any information on our website as a part of this prospectus or any prospectus supplement.

        As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with accounting principles generally accepted in the United States and all notices of shareholders' meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our written request, will mail to all record holders of ADSs the information contained in any notice of a shareholders' meeting received by the depositary from us.

        We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus and any prospectus supplement are part of the registration statement and do not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's website.